Exhibit 2.1

Execution Version

TRANSFER AGREEMENT

BY AND AMONG

CAMAC ENERGY INC.

CAMAC PETROLEUM LIMITED

CAMAC ENERGY HOLDINGS LIMITED

CAMAC INTERNATIONAL (NIGERIA) LIMITED

AND

ALLIED ENERGY PLC

Dated: November 19, 2013

TABLE OF CONTENTS

i

ANNEX

ANNEX A	Definitions
ANNEX B	Description of OMLs
ANNEX C	Transferred Contracts and Other Assets
ANNEX D	Adjustments
ANNEX E	Adjustment Statements
ANNEX F	Form of Share Purchase Agreement
ANNEX G	Form of Right of First Refusal and Corporate Opportunities Agreement
ANNEX H	Form of Assignment and Bill of Sale
ANNEX I	Form of Novation Agreement
ANNEX J	Form of Registration Rights Agreement
ANNEX K	Form of Convertible Note

ALLIED DISCLOSURE SCHEDULES

Allied Disclosure Schedule 4.4(a)	Material Default
Allied Disclosure Schedule 4.4(b)	Contracts
Allied Disclosure Schedule 4.4(c)	Claims
Allied Disclosure Schedule 4.4(d)	Funding and Other Obligations
Allied Disclosure Schedule 4.5	Litigation
Allied Disclosure Schedule 4.6	Allied Consents and Approvals
Allied Disclosure Schedule 4.15	Allied Environmental Matters
Allied Disclosure Schedule 4.20	Ownership of Shares
Allied Disclosure Schedule 6.1(a)	Business Operations and Organization
Allied Disclosure Schedule 6.1(b)	OML Related Business Operations
Allied Disclosure Schedule 6.8	Proxy Statement Information

CEI DISCLOSURE SCHEDULES

CEI Disclosure Schedule 5.2	Violations of CEI Constituent Instruments
CEI Disclosure Schedule 5.5	CEI Material Contracts; Waivers
CEI Disclosure Schedule 5.6(a)	Authorized and Outstanding Equity Interests; Reserved Equity Interests
CEI Disclosure Schedule 5.6(c)	Equity Interest Repurchase, Redemption, Disposal and Guarantee Obligations; Voting Agreements
CEI Disclosure Schedule 5.6(d)	Rights; Liens
CEI Disclosure Schedule 5.9	CEI Consents and Approvals
CEI Disclosure Schedule 5.10	Broker’s Fees
CEI Disclosure Schedule 5.12	Absence of Certain Changes or Events
CEI Disclosure Schedule 5.16	CEI Environmental Matters
CEI Disclosure Schedule 5.18	Personal Property Liens
CEI Disclosure Schedule 5.19	Accounts Receivable
CEI Disclosure Schedule 6.10	Designated Employees
CEI Disclosure Schedule 7.5	Allied Required Consent

TRANSFER AGREEMENT

THIS TRANSFER AGREEMENT, dated as of November 19, 2013 (this “Agreement”), by and among CAMAC ENERGY INC., a corporation incorporated in the State of Delaware, USA (“CEI”), CAMAC PETROLEUM LIMITED, a company incorporated in the Federal Republic of Nigeria and a wholly owned subsidiary of CEI (“CPL,” and together with CEI, the “CEI Parties”); CAMAC ENERGY HOLDINGS LIMITED, a Cayman Islands company (“CEHL”); CAMAC INTERNATIONAL (NIGERIA) LIMITED, a company incorporated in the Federal Republic of Nigeria (“CINL”) and a wholly owned subsidiary of CEHL; and ALLIED ENERGY PLC (formerly, Allied Energy Resources Nigeria Limited), a company incorporated in the Federal Republic of Nigeria and a wholly owned subsidiary of CEHL (“Allied,” and together with CEHL and CINL, the “Allied Parties”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A.           CEI and its Subsidiaries are engaged in the business of oil and gas development, production and distribution.

B.            On June 3, 1992, Allied was awarded Oil Prospecting License 210 (“OPL 210”) by the Federal Republic of Nigeria, 2.5% of the interest in which Allied subsequently assigned to CINL, on September 30, 1992, pursuant to an assignment agreement by and between Allied and CINL.

C.            On August 28, 2002, Allied and CINL were granted Oil Mining Lease 120 and Oil Mining Lease 121 (as further described in Annex B hereto, the “OMLs”) by the Federal Republic of Nigeria, with respect to OPL 210, for a term of 20 years commencing on February 27, 2001.

D.            On July 22, 2005, Allied, CINL and the Nigerian AGIP Exploration Limited (“NAE”), entered into a Production Sharing Contract (the “PSC”) setting out the terms of agreement in relation to petroleum operations in the area covered by the OMLs.

E.            On April 7, 2010, Allied and CINL novated to CPL the beneficial ownership of their respective interests in and all of their rights and obligations then existing under the PSC in relation to that certain oilfield asset known as the Oyo Field in the OMLs (the “Oyo Field”).

F.            On February 15, 2011, Allied and CINL novated to CPL the beneficial ownership of their respective interests in and all of their rights and obligations then existing under the PSC in relation to the remainder of the OMLs.

G.            On June 29, 2012, Allied acquired from NAE all of NAE’s beneficial ownership and interest in and all of NAE’s rights and obligations then existing under the PSC.

H.            CEI desires to acquire (i) all of Allied’s remaining interest in the PSC subject to certain remaining rights and obligations of Allied under the PSC that are required by Law to remain with Allied (the “Contract Rights”), (ii) the benefits and rights to require performance of the obligations of Allied under the PSC that are required by Law to remain with Allied and (iii) certain other Contracts (as further described in Annex C, the “Transferred Contracts”) and tangible assets relating to the OMLs (as further described in Annex C, the “Other Assets,” and together with the Contract Rights and Transferred Contracts, the “Transferred Interests”), for consideration consisting of 497,454,857 shares of CEI’s common stock, par value $0.001 per share (the “Common Stock”), cash in the amount of one hundred seventy million dollars ($170,000,000) and a fifty million dollar ($50,000,000) convertible subordinated promissory note. Allied and CINL shall retain all record right, title and interest in and to the OMLs, subject to the PSC, this Agreement and the Transaction Documents (as defined herein).

I.             Concurrently with the Closing, the Parties will enter into, or cause their Affiliates to enter into, the Transaction Documents.

J.            As a condition precedent to the Closing, CEI will enter into the Share Purchase Agreement with the Public Investment Corporation (SOC) Limited (registration number 2005/009094/06), a state-owned company registered and duly incorporated in accordance with the laws of the Republic of South Africa, and its Affiliates (“PIC”) resulting in gross proceeds from the sale and issuance of 376,884,422 shares of Common Stock of two hundred seventy million dollars ($270,000,000) of which one hundred thirty-five million dollars ($135,000,000) is payable at the Closing and one hundred thirty-five million dollars ($135,000,000) is payable on the later of 90 days after the Closing and satisfaction of the conditions set forth in the Share Purchase Agreement (the “Financing”).

K.            The board of directors of CEI, upon the recommendation of a special committee consisting of independent members of the board of directors of CEI (the “Special Committee”), has (i) approved the terms of this Agreement, the Transaction Documents and all transactions contemplated hereby and thereby (taken as a whole, the “Transactions”), (ii) determined that the Transactions are fair to and in the best interest of CEI and the Minority Stockholders, and (iii) resolved to recommend that the stockholders of CEI approve (A) this Agreement, including the issuance of (1) the Consideration Shares to Allied and the potential issuance of the Second Shares to Allied pursuant to Section 10.9(c), and (2) the potential issuance of the Conversion Shares (as such term is defined in the Convertible Note) to Allied upon any conversion of the Convertible Note, (B) the Share Purchase Agreement, including the Financing and sale and issuance of shares of Common Stock to PIC pursuant thereto, (C) the CEI Certificate Amendment and (D) the declaration and payment of the Special Dividend.

L.            The board of directors of Allied has considered and has declared advisable this Agreement, the Transaction Documents and the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

Transfer of Contract Rights; Related Transactions

Section 1.1             Transfer of Transferred Interests. Subject to the terms and conditions contained herein, each of the CEI Parties will acquire or cause to be acquired, and each of the Allied Parties will transfer or cause to be transferred, all of the rights, title and interest of the Allied Parties in and to the Transferred Interests. The transfer of the Contract Rights related to the PSC shall be made by novation of all of Allied’s and CINL’s right, title and interest in and to the PSC, together with all of Allied’s and CINL’s liabilities and obligations attributable to or arising from operations on the OMLs or under or with respect to the Transferred Contracts from and after the Closing. Such novation shall be subject to the terms of the Novation Agreement in substantially the form of Annex I, which shall be executed concurrently with this Agreement but effective at the Closing. The transfer of some or all of the Transferred Contracts and Other Assets shall be made by assignment and sale of all of Allied’s and CINL’s right, title and interest in and to the Transferred Contracts and Other Assets; provided, however, that if Allied or CINL cannot assign any of its right, title and interest in and to any of the Transferred Contracts or Other Assets to the CEI Parties, then Allied or CINL, as applicable, shall retain and hold such right, title and interest for the benefit of the CEI Parties. With respect to any Transferred Contracts retained by Allied or CINL pursuant to the previous sentence, the CEI Parties shall reimburse Allied for the direct costs payable to the counterparty for the benefits received by the CEI Parties under any retained Transferred Contracts, but any such reimbursement shall exclude any general and administrative costs incurred by Allied or CINL, as applicable. Such assignment shall be subject to the terms of the Assignment and Bill of Sale in substantially the form of Annex J, which shall be effective at the Closing.

Section 1.2             Complete Transfer. Each of the Allied Parties represents and warrants that the transfer of the Transferred Interests pursuant to the Novation Agreement, the Assignment and Bill of Sale and this Agreement constitutes a complete transfer of all of the Transferred Interests, free and clear of (a) all Liens on the OMLs and the Transferred Interests and (b) any material adverse contractual obligations other than the OMLs, the PSC and the Transferred Contracts, and the Allied Parties reserve no rights to market or otherwise transfer any interest in and to the OMLs or the Transferred Interests, except as otherwise provided in the Transaction Documents. For the avoidance of doubt, upon Closing neither CEI nor CPL shall have any obligation to any of the Allied Parties to support, maintain, offer, or do any other act relating to the OMLs, the PSC or the Transferred Interests other than as set forth herein, in the Novation Agreement, the Assignment and Bill of Sale or in the other Transaction Documents. Notwithstanding the foregoing, for the avoidance of doubt, the Allied Parties expressly retain all right, title and interest in and to any claim or counterclaim that they may have asserted or may be entitled to assert against NAE, or any Affiliate thereof, in any Action, including the Actions described in Allied Disclosure Schedule 4.5 (collectively, the “NAE Claims”).

Section 1.3            Release and Discharge. At the Closing, except as otherwise provided for in the Transaction Documents, the Allied Parties on the one hand, and the CEI Parties on the other hand, hereby release and discharge each other from further obligations to each other with respect to the Contract Rights (other than as stockholders of CEI) and the Other Assets and their respective rights against each other with respect to the Transferred Interests are cancelled; provided, however, that the foregoing does not affect (x) the continuing validity and enforceability of existing intercompany accounts between the Allied Parties, or any of them, on the one hand and the CEI Parties, or any of them on the other, or (y) the Amended and Restated Promissory Note and CEI’s obligations thereunder.

Section 1.4             No Assumption of Liabilities. Except as otherwise provided for in the Transaction Documents, this Agreement does not transfer, the CEI Parties do not assume and the CEI Parties expressly disclaim any and all liabilities, costs, debts, claims and obligations of the Allied Parties relating to the OMLs, the PSC or the Transferred Contracts or otherwise. Except as otherwise provided for in the Transaction Documents, no CEI Party shall have any obligation to any Allied Party with respect to the OMLs, the PSC or the Transferred Interests arising from facts existing or events occurring at or prior to the Closing.

Article II

Consideration; Adjustments to Consideration

Section 2.1             Consideration Shares. At the Closing, CEI shall issue to Allied or its designee(s), 497,454,857 shares of Common Stock (the “Consideration Shares”).

Section 2.2             Cash Consideration.

(a)           Closing Cash Consideration. At the Closing, CEI shall pay to Allied cash in the amount of eighty-five million dollars ($85,000,000) in immediately available funds to an account designated by Allied at least two (2) Business Days prior to the Closing (the “Closing Cash Consideration”).

(b)           Convertible Note. At the Closing, CEI shall execute and deliver to and in favor of Allied the Convertible Note.

(c)           Deferred Cash Consideration. No later than two (2) Business Days following the Second Closing pursuant to the Financing, CEI shall pay to Allied cash in the amount of eighty-five million dollars ($85,000,000) plus (if positive) or minus (if negative) the Deferred Adjustment Amount in immediately available funds to an account designated by Allied at least two (2) Business Days prior to the anticipated Second Closing Date (as notified to the Allied Parties by the CEI Parties) for the sale of the Second Shares pursuant to the Financing (the “Deferred Cash Consideration”).

Section 2.3             Determination of the Adjusted Cash Consideration.

(a)           Determination of Adjustments. As soon as reasonably practicable prior to the Closing (and in any event, by not later than ten (10) Business Days prior thereto), Allied shall prepare in good faith and deliver to CEI a statement setting forth a reasonable estimate of all Adjustments that are expected to be required as of the Second Closing (the “Estimated Adjustments Statement”), together with copies of any information and all supporting data that is material to the preparation of the Estimated Adjustments Statement. As soon as reasonably practicable following Closing but no later than thirty (30) days following the Closing Date, CEI shall prepare and deliver to Allied a statement setting forth the Adjustments as of the Closing (the “Final Adjustments Statement”), together with copies of any information and all supporting data that is material to the preparation of the Final Adjustments Statement. The Final Adjustments Statement shall present a comparison of the amounts contained on the Estimated Adjustments Statement and set forth any net amount that should be added to or reduced from the Deferred Cash Consideration. The Estimated Adjustments Statement and Final Adjustments Statement shall be prepared in accordance with the principles set out in Annex D (Adjustments) and in the form set forth in Annex E (Adjustment Statements). Upon the reasonable request of either Party, the other Party shall discuss in good faith the preparation of the Estimated Adjustments Statement or the Final Adjustments Statement, as appropriate; provided, however, that Allied shall only be entitled to dispute any proposed Adjustment in accordance with the procedure set out in Section 2.3(b) below.

(b)           Dispute or Acceptance of Adjustments. Within thirty (30) days (the “Dispute Period”) of delivery to Allied of the Final Adjustments Statement, Allied shall send written notice (the “Dispute Notice”) to CEI of any item or items on the Final Adjustments Statement that it wishes to dispute, together with the reasons for such dispute and a list of proposed recalculations of Adjustments. If a Dispute Notice is received by CEI, the procedures in Section 2.3(d) below shall be followed.

(c)           Access to Data. Allied shall have the right to verify the Final Adjustments Statement and CEI shall provide Allied with all supporting data and reasonable assistance and access to books and records of account, documents, files and papers and information, whether such information is in hard copy or stored electronically, that Allied reasonably requires for the purposes of verifying the Final Adjustments Statement.

(d)           Resolution of Disputes. If a Dispute Notice is received by CEI, Allied and CEI shall attempt to resolve in writing the item or items disputed by Allied. If such item or items in dispute are not resolved in writing between Allied and CEI within ten (10) Business Days of receipt by CEI of the Dispute Notice, the item or items in dispute shall be referred to the Independent Accountants for determination pursuant to the procedures in Section 2.3(e).

(e)           Procedures for Independent Accountants. The Independent Accountants shall act on the following basis:

(i)            the Independent Accountants shall act as experts and not as arbitrators;

(ii)           the Parties will take all necessary corporate or other action to retain the Independent Accountants within five (5) Business Days of the expiration of the time period set forth in Section 2.3(d), including the payment of any retainer, which shall be paid 50% by CEI and 50% by Allied;

(iii)          the item or items in dispute shall be delivered together with all reasonably necessary supporting documentation to the Independent Accountants in writing by Allied and/or CEI at the same time as the retention of the Independent Accountants pursuant to Section 2.3(e)(ii) above, with copy to the other Party;

(iv)          the Independent Accountants shall decide the procedure to be followed in the determination of resolving the disputed items, which procedure shall not exceed sixty (60) days following delivery of the item or items in dispute to the Independent Accountants pursuant to Section 2.3(e)(iii) above;

(v)          CEI and Allied shall each provide (and to the extent they are reasonably able, shall procure that their respective Representatives provide) the Independent Accountants promptly with all information, in writing, which the Independent Accountants reasonably require and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records relating to the Transferred Interests; and

(vi)          the determination of the Independent Accountants shall be final and binding on the Parties; and each Party shall bear one-half of the costs of the determination, including the fees and expenses of the Independent Accountants.

(f)           Payment of Disputed Amounts. Following referral to the Independent Accountants of a disputed item or items pursuant to Section 2.3(d), within ten (10) Business Days of determination by the Independent Accountants of any disputed Adjustment, Allied or CEI, as the case may be, shall pay to the other Party the amount due together with interest at the Agreed Rate on that amount for the period from and including the Closing Date up to, but excluding, the date of actual payment. Such amount shall be paid in immediately available funds to an account designated by CEI or Allied, as the case may be, at least two (2) Business Days prior to the date of such payment.

(g)           Delayed Adjustments. If, within one year of the Closing Date, any Allied Party, on the one hand, or any CEI Party, on the other hand, makes any payment or receives revenue that should have been accounted for as an item of Adjustment on the Final Adjustment Statement had the payment been made or the revenue received prior to such statement becoming final under this Section 2.3, the Party (i) making the payment will promptly invoice the other Party for the payment amount, including appropriate back-up (e.g., vendor invoices, cancelled checks or other evidence of payment) and the invoiced party will pay the amount due within thirty (30) days of the invoice date or (ii) receiving the revenue will pay over the proceeds promptly upon receipt, and provide evidence of any lawful or otherwise proper deductions therefrom. Any disputes over amounts invoiced or proceeds paid under this Section 2.3(g) will be resolved according to the procedures of Section 2.3(b) through Section 2.3(e) above.

Article III

The Closing

Section 3.1             Closing. The closing (the “Closing”) of the Transactions shall take place at the offices of Sidley Austin LLP located at 1000 Louisiana, Suite 6000 in Houston, Texas, 77002 commencing at 9:00 a.m. local time on the third (3rd) Business Day following the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to actions that the respective Parties will take at Closing), or on such other date and at such other time as the Parties may mutually determine (the “Closing Date”).

Section 3.2            Deliveries of the Parties. At the Closing, (i) the Allied Parties shall deliver or cause to be delivered to the CEI Parties, one or more executed counterparts of each Transaction Document to which each such Person is a party and the certificates, opinions, other Contracts and documents required by Section 9.3 hereof and (ii) the CEI Parties shall deliver or cause to be delivered to the Allied Parties, the Closing Cash Consideration, the Consideration Shares and one or more executed counterparts of each Transaction Document to which each such Person is a party and the certificates, opinions, other Contracts and documents required by Section 9.2 hereof.

Article IV

Representations and Warranties of the Allied Parties

Subject to the exceptions set forth in the schedule of exceptions, which shall state the specific subsection of this Article IV to which each disclosure or exception is made by the Allied Parties and attached hereto (the “Allied Disclosure Schedules”), the Allied Parties jointly and severally represent and warrant to the CEI Parties as of the date hereof and as of the Closing as follows:

Section 4.1             Organization and Standing. Each of the Allied Parties is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization. Each of the Allied Parties is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in an Allied Material Adverse Effect. Each of the Allied Parties has all requisite power and authority to own, lease and operate the OMLs and to carry on its business as now being conducted pursuant to the OMLs, the PSC and the Transferred Contracts. The Allied Parties have made available to CEI true and complete copies of the Allied Constituent Instruments.

Section 4.2            Power and Authority. Each of the Allied Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by each of the Allied Parties of this Agreement and each of the Transaction Documents to which it is a party and the consummation by it of the Transactions have been duly authorized and approved by the board of directors or other governing body of such Person; such authorization and approval remains in effect and has not been rescinded or qualified in any respect; and no other proceeding on the part of any such Person is necessary to authorize this Agreement, the Transaction Documents to which it is party or the consummation of the Transactions contemplated hereby and thereby. Each of this Agreement and the Transaction Documents to which any Allied Party is a party has been duly executed and delivered by such Person and constitutes the valid and binding obligation of each of the Allied Parties, enforceable against the Allied Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3             No Conflicts. Neither the execution and delivery of this Agreement or any of the Transaction Documents by the Allied Parties, compliance by any of them with the terms hereof and thereof nor consummation of the Transactions will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Transferred Interests under any provision of: (i) any Allied Constituent Instrument; (ii) any material Contract to which any of the Allied Parties is a party or to or by which it (or any of its assets and properties) is subject or bound; (iii) any applicable Law or Legal Requirement; or (iv) any Allied Material Permit; (b) result in any material Judgment being entered, brought into force or otherwise made applicable to any of the Transferred Interests; or (c) terminate or modify, or give any third Person the right to terminate or modify, the provisions or terms of any of the OMLs, the PSC or the Transferred Contracts.

Section 4.4             Representations Related to the OMLs, the PSC and the Transferred Contracts.

(a)           The OMLs, the PSC and Transferred Contracts. Each of the OMLs, the PSC and the Transferred Contracts is valid, binding and in full force and effect in all material respects and enforceable by and against the Allied Parties, as applicable, in accordance with its terms. None of the Allied Parties is in violation of, or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of, or default under), any of the OMLs, the PSC or the Transferred Contracts to which any Allied Party is a party, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an Allied Material Adverse Effect; and, except as set forth on Allied Disclosure Schedule 4.4(a), to the Allied Parties’ Knowledge, no other Person has violated or breached, or committed any default under, any of the OMLs, the PSC or the Transferred Contracts, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have an Allied Material Adverse Effect. No party to the OMLs, the PSC or the Transferred Contracts has terminated or, to the Allied Parties’ Knowledge, threatened termination of any of the OMLs, the PSC or the Transferred Contracts with any of the Allied Parties. To the Allied Parties’ Knowledge, no other party to any of the OMLs, the PSC or the Transferred Contracts is in material default thereunder and none of the Allied Parties has received any written notice regarding any actual or possible violation or breach of, or default under, any of the OMLs, the PSC or the Transferred Contracts, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have an Allied Material Adverse Effect. No event or claim of force majeure has occurred under any of the OMLs, the PSC or the Transferred Contract. There have been no written claims by any Governmental Authority to terminate any of the OMLs, the PSC or the Transferred Contracts. To the Allied Parties’ Knowledge, none of the OMLs, the PSC or the Transferred Contracts infringe upon the rights of any third Person.

(b)           Completeness of OMLs and the PSC. The OMLs contain the entirety of the obligation of the Allied Parties to any Governmental Authority of the Federal Republic of Nigeria with respect to the interests that are subject to the PSC. No Allied Party is a party to any Contract relating to or affecting the OMLs or the Contract Rights other than the OMLs, the PSC, the Transferred Contracts and Contracts that will not survive the Closing, each of which is disclosed on Allied Disclosure Schedule 4.4(b).

(c)           No Claims. Except as set forth on Allied Disclosure Schedule 4.4(c), there is no Action pending, or, to the Allied Parties’ Knowledge, threatened, before any Governmental Authority with respect to the OMLs, the PSC or the Transferred Interests.

(d)           Funding and Other Obligations. No work program or operations or funding commitment exists or has been proposed by the Allied Parties or any other party to any of the OMLs, the PSC or the Transferred Contracts under the OMLs, the PSC or Transferred Contracts, except as has been disclosed to the CEI Parties in writing or as set forth in the PSC or the Transferred Contracts. Upon the consummation of the Transactions, neither CEI nor CPL will be subject to any obligation to pay any Person any net profits interests, production payments, royalties or other fixed or contingent amounts based upon the sale, license, distribution or other use or exploitation of the OMLs, except as set forth in the PSC or under applicable Law. Except as set forth on Allied Disclosure Schedule 4.4(d), no Allied Party is subject to any obligation to pay any Person any net profits interests, production payments, royalties or other fixed or contingent amounts based upon the sale, license, distribution or other use or exploitation of the OMLs, except as set forth in the PSC or under applicable Law. There are no bonds, letters of credit, guarantees, deposits or other security furnished by the Allied Parties or any Affiliate of the Allied Parties relating to the OMLs, the PSC or the Transferred Contracts. None of the interests of the Allied Parties in the OMLs, the PSC and the Transferred Interests are subject to any preferential rights to purchase, rights of first opportunity or similar rights, or any required third-party consents to assignment that may be applicable to the Transactions other than as may be specified in the OMLs or the Transferred Contracts.

(e)           No Limitations on Transfer. From and after the Closing, no CEI Party will be subject to any limitations, obligations or restrictions with regard to the sale, license, distribution or other transfer or exploitation of the Transferred Interests, except as set forth in the OMLs, the PSC, the Transferred Contracts, applicable stock exchange rules or applicable Law.

(f)           Complete Transfer. The transfer of the Transferred Interests pursuant to the Novation Agreement and the Assignment and Bill of Sale, as the case may be, constitutes a complete transfer, free and clear of all Liens, of all of the Allied Parties’ economic interest in the OMLs and all rights, title and interest in and to the Transferred Interests, and the Allied Parties reserve no rights to market or otherwise transfer any interest in the OMLs or the Transferred Interests, except as otherwise provided in the Transaction Documents. For the avoidance of doubt, neither CEI nor CPL shall have any obligation to any of the Allied Parties to support, maintain, offer, or do any other act relating to the OMLs or the PSC other than as set forth herein or in the Transaction Documents, and the CEI Parties may dispose of the Contract Rights, at their sole discretion, subject only to any approval rights maintained by Governmental Authorities, applicable stock exchange rules and applicable shareholder and board approval requirements.

Section 4.5             Litigation. As of the date of this Agreement, there is no Action pending or threatened in writing against any of the Allied Parties or, to the Allied Parties’ Knowledge, any of the other parties to the OMLs, the PSC or the Transferred Contracts, by any Governmental Authority or by any Person that (a) adversely affects or challenges the legality, validity or enforceability of this Agreement, the Contract Rights, the OMLs, the PSC or the Transferred Contracts, (b) if there were an unfavorable decision, individually or in the aggregate, would reasonably be expected to result in an Allied Material Adverse Effect or (c) except as set forth on Allied Disclosure Schedule 4.5, is otherwise related to the Transferred Interests, the OMLs or the PSC. As of the date of this Agreement, there is no Judgment imposed upon any of the Allied Parties or, to the Allied Parties’ Knowledge, any of the other parties to the OMLs, the PSC or the Transferred Contracts, that would prevent, enjoin, alter or materially delay any of the Transactions, or that would reasonably be expected to result in an Allied Material Adverse Effect.

Section 4.6            Consents and Approvals. Except as disclosed on Allied Disclosure Schedule 4.6, no Consent to which any of the OMLs, the PSC or the Transferred Contracts is subject is currently required, or will be required following the Closing, to be obtained or made by any of the Allied Parties, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except for (a) such Consents as may be required under applicable state securities Laws and the securities Laws of any country outside of the United States; and (b) such other Consents that, if not obtained or made, would not have an Allied Material Adverse Effect.

Section 4.7             Licenses, Permits, Etc. The Allied Parties possess, or will possess prior to the Closing, all Permits required by Law to be held by them that are material in connection with business related to the OMLs, the PSC and the Transferred Contracts (the “Allied Material Permits”). As of the date of this Agreement, all such Allied Material Permits are in full force and effect.

Section 4.8             Material Contracts and Commitments. Other than the OMLs, the PSC, the Transferred Contracts and the Transaction Documents, there are no material Contracts to which any Allied Party or any Affiliate of an Allied Party is a party that will be binding on CEI or any of its Subsidiaries after the consummation of the Transactions.

Section 4.9             Taxes. Each of the Allied Parties has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required by any Law to be filed by or with respect to it in connection with the OMLs, the PSC and the Transferred Interests, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. All such Tax Returns filed by (or that include on a consolidated basis) any of the Allied Parties were (and, as to a Tax Return not filed as of the date hereof, will be) in all respects true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, would not reasonably be expected to have an Allied Material Adverse Effect. There are no unpaid Taxes in respect of the OMLs, the PSC or the Transferred Interests due or claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes in respect of the OMLs, the PSC or the Transferred Interests due or for any period for which Tax Returns have been filed, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an Allied Material Adverse Effect. Any deficiencies proposed as a result of any Governmental Authority taking any Action with respect to any Tax Return has been paid or settled, and there are no present disputes as to Taxes in respect of the OMLs, the PSC or the Transferred Interests payable by any of the Allied Parties. There are no Liens for Taxes against any of the OMLs, the PSC or the Transferred Interests and, to the Allied Parties’ Knowledge, there is no basis for any such Lien.

Section 4.10          Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Allied Parties.

Section 4.11          OML Financial Statements; Undisclosed Liabilities.

(a)           In accordance with Section 6.9, Allied will provide the CEI Parties with the OML Business Audited Financials, the OML Business 2013 Interim Financials and the OML Business Supplemental Financial Statements, which will comprise historical statements of gross oil and gas revenues and direct operating expenses for the respective periods.

(b)           Each of the OML Business Audited Financials, the OML Business 2013 Interim Financials, and the OML Business Supplemental Financial Statements (i) has been or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved and (ii) presents or will present fairly, in all material respects, the revenues and direct operating expenses of the OMLs for the periods indicated, subject, however, in the case of the OML Business 2013 Interim Financial Statements and the OML Business Supplemental Financial Statements, to normal year-end audit adjustments and to the absence of certain notes and other textual disclosure required by U.S. GAAP. The books and records of the OMLs have been and are being maintained in all material respects in accordance with applicable Legal Requirements and accounting requirements to permit preparation of the statements of gross oil and gas revenues and direct operating expenses.

(c)           The OML Business has no liabilities required to be disclosed in the OML Business Audited Financials, the OML Business 2013 Interim Financials or the OML Business Supplemental Financial Statements (and, to the Allied Parties’ Knowledge, there is no reasonable basis for any Action giving rise to any such liabilities), other than those listed in the Allied Disclosure Schedule.

Section 4.12           Foreign Corrupt Practices. Neither the Allied Parties, nor to the Allied Parties’ Knowledge, any of their respective Representatives, has, in the course of its actions for, or on behalf of, the Allied Parties, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority, or any official or employee thereof, from corporate funds; (c) violated or is in violation of any provision of the FCPA; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of Allied Parties to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Allied Material Adverse Effect.

Section 4.13          Money Laundering Laws. To the Allied Parties’ Knowledge, none of the Allied Parties has violated any money laundering statute or any rules and regulations relating to money laundering statutes (collectively, the “Money Laundering Laws”) and no Action involving any Allied Party with respect to the Money Laundering Laws is pending or, to the Knowledge of the Allied Parties, threatened.

Section 4.14          OFAC. None of the Allied Parties, any director or officer of the Allied Parties, or, to the Allied Parties’ Knowledge, any Affiliate or Representative of the Allied Parties is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Asset Control of the U.S. Treasury Department (“OFAC”); and the Allied Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 4.15           Environmental Matters. Except as set forth on Allied Disclosure Schedule 4.15, with respect to the OMLs:

(a)           The Allied Parties and all associated operations are and, during the relevant time periods specified in all applicable statutes of limitations, have been in compliance with Environmental Laws in all material respects;

(b)           The Allied Parties have all Environmental Authorizations required for their operations as presently conducted, all such Environmental Authorizations are in the name of the proper Person and in full force and effect, and the Allied Parties are in compliance in all material respects with such Environmental Authorizations;

(c)           The Allied Parties are not subject to any pending or, to the Allied Parties’ Knowledge, threatened Action pursuant to Environmental Laws, nor has any Allied Party received any written notice of violation, noncompliance, or enforcement or any written notice of investigation or remediation from any Governmental Authority pursuant to Environmental Laws;

(d)           There has been no Release of Hazardous Materials at, on, under or from the OMLs or in connection with the operations of the OMLs in violation of any Environmental Laws or in a manner that could give rise to any Environmental Liabilities or any other remedial or corrective action obligations pursuant to Environmental Laws;

(e)           To the Allied Parties’ Knowledge, there has been no exposure of any Person or property to any Hazardous Materials that could reasonably be expected to form the basis for any Environmental Liabilities or any Action for other Damages or compensation; and

(f)           The Allied Parties have made available for inspection by the CEI Parties complete and correct copies of all environmental assessment and audit reports and studies and all correspondence addressing environmental matters relating to the OMLs that are in the possession or control of the Allied Parties.

Notwithstanding any other provision of this Agreement, the representations and warranties made in this Section 4.15 are the sole and exclusive representations and warranties made in this Agreement by the Allied Parties with respect to environmental matters.

Section 4.16          Bankruptcy. The Allied Parties do not contemplate filing for relief under the provision of any applicable bankruptcy Law. The Contract Rights are not the proceeds of, nor are they intended for, or being transferred in, the furtherance of any concealment of assets or any effort by conspiracy or otherwise to defeat, defraud or otherwise evade, any Person or the court in any bankruptcy proceeding, a receiver, a custodian, a trustee, a marshall, or any other officer of the court or other Governmental Authority.

Section 4.17          Securities Laws Matters.

(a)           (i) The Allied Parties are knowledgeable, sophisticated and experienced in making, and are qualified to make, decisions with respect to investments in securities representing an investment decision similar to that involved in the acquisition of the Consideration Shares and have had the opportunity to request, receive, review and consider all information they deem relevant in making an informed decision to acquire the Consideration Shares; (ii) the Allied Parties are acquiring the Consideration Shares for their own account for investment only and with no present intention of distributing any of the Consideration Shares or entering into any arrangement or understanding with any other Persons regarding the distribution of such securities; provided, however, that by making the representations in this clause (ii), the Allied Parties are not required to hold any of the Consideration Shares for any minimum or other specific term and the representations in this clause (ii) shall in no way limit the Allied Parties’ right to sell the Consideration Shares pursuant to any registration statement contemplated by the Registration Rights Agreement or in compliance with the Securities Act and other Legal Requirements; provided further, however, that the representations made by the Allied Parties in this clause (ii) shall not limit the Allied Parties’ right to indemnification under Article X or under the Registration Rights Agreement, other than with respect to any claim by CEI for a breach of the representation in this clause (ii); (iii) the Allied Parties will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Consideration Shares, nor will the Allied Parties engage in any short sale that results in a disposition of any of the Consideration Shares by the Allied Parties, except in compliance with the Securities Act and other Legal Requirements; (iv) the Allied Parties have, in connection with their decision to acquire the Consideration Shares, relied solely upon the representations and warranties of the CEI Parties contained herein; (v) the Allied Parties have had an opportunity to discuss this investment with representatives of the CEI Parties and ask questions of them and have received satisfactory answers and all information requested; and (vi) Allied is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)           The Allied Parties understand that the Consideration Shares are being offered and issued to them in reliance upon specific exemptions from the registration requirements of the Securities Act, other Legal Requirements and applicable state securities Laws and that the CEI Parties are relying upon the truth and accuracy of, and the Allied Parties’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Allied Parties set forth herein in order to determine the availability of such exemptions and the eligibility of the Allied Parties to acquire the Consideration Shares pursuant to this Agreement.

(c)           The Allied Parties understand that their investment in the Consideration Shares involves a significant degree of risk, including a risk of total loss of the Allied Parties’ investment. The Allied Parties have full cognizance of and understand all the risk factors set forth in the “Risk Factors” section in CEI’s most recent Form 10-K filed with the SEC on April 15, 2013 and any updates that may be filed by CEI under the Exchange Act between the date hereof and the Closing. The Allied Parties understand that the market price of the Common Stock has been volatile and that no representation is being made as to the future value of the Common Stock. The Allied Parties have such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Consideration Shares and have the ability to bear the economic risks of an investment in the Consideration Shares.

(d)           The Allied Parties understand that no United States federal or state Governmental Authority has passed upon or made any recommendation or endorsement of the Consideration Shares.

(e)           The Allied Parties understand that the Consideration Shares will bear a restrictive legend in substantially the following form:

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933 (the “Securities Act”), or the securities laws of any state or other jurisdiction. The securities may not be offered, sold, pledged or otherwise transferred except (1) pursuant to an exemption from registration under the Securities Act or (2) pursuant to an effective registration statement under the Securities Act, in each case in accordance with all applicable securities laws of the states and other jurisdictions, and in the case of a transaction exempt from registration, unless the Issuer has received an opinion of counsel reasonably satisfactory to it that such transaction does not require registration under the Securities Act and other applicable laws.”

(f)           Each Allied Party’s principal executive offices are in the jurisdiction set forth immediately below such Allied Party’s name on the signature pages hereto.

(g)           In addition to applying to the issuance of the Consideration Shares, this Section will apply, mutatis mutandis, to any issuance of shares of Common Stock by CEI pursuant to Sections 7.8, 10.3(c) or 10.9, and to any issuance of Conversion Shares (as such term is defined in the Convertible Note) or other securities issued upon conversion of the Convertible Note or otherwise pursuant to the terms thereof.

Section 4.18          Indigenous Status. Each Allied Party is (a) an “indigenous” company under the proposed Petroleum Industry Bill of the Federal Republic of Nigeria and qualifies for all related tax benefits and preferential rights in terms of bidding for oil and gas assets in the Federal Republic of Nigeria thereunder; (b) in compliance with the Federal Republic of Nigeria’s Local Content Act of 2010’s requirements with respect to the content standards and thresholds for oil and gas contracts and operations under the Local Content Act of 2010 of the Federal Republic of Nigeria; and (c) in compliance with all other Legal Requirements with respect to any indigenous status or operations requirements in the Federal Republic of Nigeria necessary to own, operate on, maintain or otherwise use the OMLs in a manner that is identical to the ownership, operations on and maintenance of the OMLs as of the date of this Agreement. Each Allied Party’s status, and the status of any successor Person referred to in Section 8.6, with respect to clauses (a), (b) and (c) of this Section 4.18 shall be referred to herein as its “Indigenous Status.”

Section 4.19          Personal Property. All tangible assets comprising the Other Assets, including equipment, machinery, vehicles, leasehold improvements, furniture, fixtures, supplies, and inventory and other tangible assets, in each case with a book value (determined in accordance with U.S. GAAP) above fifty thousand dollars ($50,000) (the “Personal Property”) have been maintained substantially in accordance with normal industry practice. The Allied Parties have good and valid title to all Personal Property, subject solely to Permitted Liens, and all Personal Property is in good operating condition and repair, subject only to normal wear and tear, free of any patent structural defects, and suitable for the purposes for which they presently are used and presently proposed to be used.

Section 4.20          Ownership of Shares. Allied Disclosure Schedule 4.20 lists the shares of Common Stock owned beneficially or of record by CEHL and those Affiliates of CEHL listed therein as of the date hereof. To the Knowledge of the Allied Parties, Allied Disclosure Schedule 4.20 lists the shares of Common Stock owned beneficially or of record by other Affiliates of CEHL other than the shares referenced to in the previous sentence. Except as set forth on Allied Disclosure Schedule 4.20, neither CEHL nor those Affiliates listed on Allied Disclosure Schedule 4.20 own directly any shares of Common Stock or holds any rights to acquire or vote any shares of Common Stock other than such rights that may arise under existing Contracts with CEI.

Article V

Representations and Warranties of CEI

Subject to the exceptions set forth in the schedule of exceptions, which shall state the specific subsection of this Article V to which each disclosure or exception is made by the CEI Parties with respect to themselves and their respective Subsidiaries, and attached hereto (the “CEI Disclosure Schedule”), each of the CEI Parties jointly and severally represents and warrants to the Allied Parties as of the date hereof and as of the Closing as follows:

Section 5.1            Organization and Standing. Each of the CEI Parties and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization. Each of the CEI Parties and their respective Subsidiaries is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in a CEI Material Adverse Effect. Each of the CEI Parties and its Subsidiaries has all requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted. The CEI Parties have made available to the Allied Parties true and complete copies of the CEI Constituent Instruments.

Section 5.2            Organizational Documents. Except as set forth on CEI Disclosure Schedule 5.2, neither CEI nor any of its Subsidiaries is in violation of any of the provisions of its CEI Constituent Instruments. The minute books and stock records of CEI heretofore made available to the Allied Parties correctly and completely reflect in all material respects all actions taken at all meetings of, or by written consents of, directors, managers and holders of equity interests of CEI and its Subsidiaries (including any analogous governing bodies thereof or committees of governing bodies thereof).

Section 5.3            Power and Authority; Approval and Fairness.

(a)           Each of the CEI Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby, subject only to the Required CEI Stockholder Vote, which is the only vote required from the holders of any shares of the CEI’s capital stock to consummate the Transactions. The execution and delivery by each of the CEI Parties of this Agreement and the consummation by it of the Transactions have been duly authorized and approved by the board of directors or other governing body of such Person; such authorization and approval remains in effect and has not been rescinded or qualified in any respect; and no other proceeding on the part of any such Person is necessary to authorize this Agreement, the Transaction Documents to which it is a party or the consummation of the Transactions contemplated hereby and thereby, subject only to the Required CEI Stockholder Vote. Each of this Agreement and the Transaction Documents to which any CEI Party is a party has been duly executed and delivered by such Person and constitutes the valid, binding, and enforceable obligation of each of the CEI Parties, enforceable against the CEI Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)           All action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the Transactions has been duly and validly taken except for the Required CEI Stockholder Vote.

(c)           The Special Committee has received an opinion of Canaccord Genuity Limited and its United States Affiliate Canaccord Genuity Inc. to the effect that, as of the date of such opinion, the Transactions are fair, from a financial point of view, to the Minority Stockholders.

Section 5.4             No Conflicts. Neither the execution and delivery of this Agreement or any of the Transaction Documents by the CEI Parties, compliance by any of them with the terms hereof and thereof, nor consummation of the Transactions will conflict with, or result in a breach of (a) the terms, conditions or provisions of, or result in any violation of or default (with or without notice or lapse of time, or both) under any CEI Constituent Instrument or any CEI Material Contract which would prevent any of the transactions contemplated under this Agreement or any of the other Transaction Documents contemplated hereby and thereby, or (b) any applicable Law, Legal Requirement or Judgment, the default under or violation of which would prevent any of the Transactions contemplated under this Agreement or any of the other Transaction Documents contemplated hereby and thereby.

Section 5.5             Material Contracts. Except as set forth in the SEC Reports and on CEI Disclosure Schedule 5.5, none of the CEI Parties or any of its Subsidiaries is a party to any of the following (each such Contract, a “CEI Material Contract”):

(a)           any Contract involving payments by or to a CEI Party or any of its respective Subsidiaries in excess of one hundred thousand dollars ($100,000) in any consecutive twelve (12) month period;

(b)           any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by a CEI Party or any of its Subsidiaries of goods or services in excess of one hundred thousand dollars ($100,000) in any consecutive twelve (12) month period;

(c)           any Contract pursuant to which any party thereto is required to purchase or sell a stated portion of its requirements or output from or to another party thereto;

(d)           any Contract under which a CEI Party or any of its Subsidiaries has agreed to indemnify any third Person in any manner, other than such Contracts that were made in the ordinary course of business consistent with past practice, or to share the liability for Taxes of any third Person;

(e)           any Contract pursuant to which a CEI Party or any of its Subsidiaries is required to make on or after the date of the CEI Latest Balance Sheet a capital expenditure, capital addition or betterment in excess of one hundred thousand dollars ($100,000) in the aggregate;

(f)            any power of attorney (other than powers of attorney given in the ordinary course of business with respect to routine export, Tax or securities matters);

(g)           any Contract in respect of Intellectual Property involving a license granted, title conveyed or royalty payment to or by a CEI Party or any of its Subsidiaries;

(h)           any bond, indenture, note, loan or credit agreement or other Contract relating to indebtedness for borrowed money, any Contract creating a capital lease obligation, any Contract for the sale of accounts receivable, any Contract relating to the direct or indirect guarantee or assumption of the obligations of any other Person or any Contract requiring a CEI Party or any of its Subsidiaries to maintain the financial position of any other Person;

(i)            any outstanding loan or advance by a CEI Party or any of its Subsidiaries to, or investment by such Person in, any Person, or any Contract or commitment relating to the making of any such loan, advance or investment (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice);

(j)            any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

(k)           any Contract providing for the deferred payment of any purchase price (other than trade payables incurred in the ordinary course of business consistent with past practice) including any “earn out” or other contingent fee arrangement;

(l)            any Contract creating a Lien, other than any Permitted Lien, on any of the CEI Parties or any of its Subsidiaries that will not be discharged at or prior to the Closing;

(m)          any Contract purporting to limit or restrict the freedom of a CEI Party or any of its Subsidiaries or, to the CEI Parties’ Knowledge, any of their respective officers, directors or key employees (i) to engage in any line of business, (ii) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (iii) to compete with any Person or (iv) to engage in any business or activity in any geographic region;

(n)           any (i) distributorship agreement or (ii) Contract that grants any Person the exclusive right to sell products or provide services within any geographical region other than a Contract that (A) is terminable by any party thereto by giving notice of termination to the other party thereto not more than thirty (30) days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations (other than payment obligations for pre-termination sales or services), termination penalties, buy-back obligations or similar obligations;

(o)           any Contract under which a CEI Party or any of its Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by a CEI Party or any of their respective Subsidiaries, in each case for an annual rent in excess of one hundred thousand dollars ($100,000);

(p)           any Contract constituting a partnership, joint venture or other similar Contract;

(q)           any Contract that contains restrictions with respect to the payment of any dividends in respect of a CEI Party or any of its Subsidiaries or the purchase, redemption or other acquisition of any such Equity Interests;

(r)            any Contract relating to the acquisition or divestiture by a CEI Party or any of its Subsidiaries of the Equity Interests, assets or business of any Person, which provides for consideration or payments in excess of one hundred thousand dollars ($100,000) and is not made in the ordinary course of business;

(s)           any Contract between a CEI Party or any of its Subsidiaries on the one hand, and the present or former officers, directors, stockholders, other equity holders of a CEI Party or other Affiliates of a CEI Party or any of their respective Subsidiaries on the other hand;

(t)            any Contract containing provisions applicable upon a change of control of a CEI Party or any of its Subsidiaries;

(u)           any Contract granting to any Person a right of first refusal, first offer or other right to purchase any of the assets of a CEI Party or any of its Subsidiaries;

(v)           any Contract requiring a CEI Party or any of its Subsidiaries to make a payment as a result of the consummation of the Transactions contemplated hereby; and

(w)           any other agreement that is material to CEI and its Subsidiaries taken as a whole.

True and complete copies (including all amendments) of each CEI Material Contract have been made available to the Allied Parties. Each CEI Material Contract is the legal, valid obligation of each CEI Party or its Subsidiary or Subsidiaries, as the case may be, and to the CEI Parties’ Knowledge, each other Person party thereto, and is binding and enforceable against each such CEI Party or its Subsidiary or Subsidiaries, as the case may be, and, to the CEI Parties’ Knowledge, any other Person party thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies (whether enforcement is sought in a proceeding in equity or at law); no CEI Material Contract has been terminated, and neither a CEI Party nor any of its Subsidiaries, nor, to the CEI Parties’ Knowledge, any other Person is in material breach or default thereunder, and to the CEI Parties’ Knowledge no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner materially adverse to a CEI Party or any of its Subsidiaries, as the case may be, or acceleration thereunder; no party to any CEI Material Contract has asserted or has any right to offset, discount or otherwise abate any amount owing under any CEI Material Contract; and there are no material waivers regarding any CEI Material Contract that have not been disclosed in CEI Disclosure Schedule 5.5.

Section 5.6             Capitalization.

(a)           Authorized and Outstanding Equity Interests. CEI Disclosure Schedule 5.6(a) sets forth a correct and complete description of the following: (i) all of the authorized Equity Interests of the CEI Parties and each of their respective Subsidiaries and (ii) the amount of outstanding Equity Interests of the CEI Parties and each of their respective Subsidiaries. Except as described in CEI Disclosure Schedule 5.6(a), no Equity Interests of any CEI Party or any of its Subsidiaries are issued or outstanding or reserved for any purpose.

(b)           Valid Issuance. All of the outstanding Equity Interests of the CEI Parties and their respective Subsidiaries are, and upon payment of the Special Dividend the Dividend Shares will be, duly authorized, validly issued and fully paid and nonassessable, and have not been issued and, in the case of the Dividend Shares will not be, in violation of (nor are any of the authorized Equity Interests of a CEI Party or any of its Subsidiaries subject to, nor will any of the Dividend Shares be subject to) any preemptive or similar rights created by the CEI Constituent Instruments or any Contract to which a CEI Party or any of its Subsidiaries is a party or bound.

(c)           Derivative Securities. Except as set forth on CEI Disclosure Schedule 5.6(c), there are no outstanding securities, options, warrants or other rights (including registration rights), agreements, arrangements or other Contracts to which a CEI Party or any of its Subsidiaries is a party or is bound relating to the issued or unissued Equity Interests of a CEI Party or such Subsidiary or obligating a CEI Party or any of its Subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any Equity Interests of a CEI Party or such Subsidiary, by sale, lease, license or otherwise. Except as set forth on CEI Disclosure Schedule 5.6(c), there are no obligations, contingent or otherwise, of a CEI Party or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any Equity Interests of a CEI Party or such Subsidiary, (ii) dispose of any Equity Interests of a CEI Party or any of its Subsidiaries or (iii) provide funds to, or make any investment in (in the form of a loan, capital contribution or purchase of Equity Interests or otherwise), or provide any guarantee with respect to the obligations of, any other Person. No CEI Party or any of its Subsidiaries directly or indirectly owns, has agreed to purchase or otherwise acquire or holds any interest convertible into or exchangeable or exercisable for, Equity Interests of any Person. There are no agreements, arrangements or other Contracts (contingent or otherwise) to which a CEI Party or any of its Subsidiaries is a party or otherwise bound pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of a CEI Party or any of its Subsidiaries. Except as set forth on CEI Disclosure Schedule 5.6(c), there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Equity Interests of a CEI Party or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of a CEI Party or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests of such CEI Party or such Subsidiary may vote.

(d)           Rights; Liens. Except as disclosed in CEI Disclosure Schedule 5.6(d) or as set forth in the SEC Reports, (i) none of the capital stock of the CEI Parties or their respective Subsidiaries is subject to preemptive rights or any other similar rights or any Liens suffered or permitted by any of them; (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of any of the CEI Parties or their respective Subsidiaries or by which any of them is or may become bound that are required to be disclosed in any SEC Report but not so disclosed in the SEC Reports; (iii) there are no agreements or arrangements under which any of the CEI Parties or their Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (iv) there are no outstanding securities or instruments of any of the CEI Parties or their respective Subsidiaries that contain any redemption or similar provisions, and there are no Contracts by which any of them is or may become bound to redeem a security of any of the CEI Parties or their respective Subsidiaries; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance or reservation of the Consideration Shares; (vi) CEI does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; (vii) none of the CEI Parties nor their respective Subsidiaries have any liabilities or obligations required to be disclosed in the SEC Reports but not so disclosed in the SEC Reports, other than those incurred in the ordinary course of their respective businesses and that, individually or in the aggregate, do not or would not reasonably be expected to have a CEI Material Adverse Effect; and (viii) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with any of the CEI Parties or their respective Subsidiaries. CEI has filed in its SEC Reports with the SEC true, correct and complete copies of its Certificate of Incorporation and its Bylaws, both as amended and as in effect on the date hereof, and the form of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock.

Section 5.7            Consideration Shares Validly Issued. At the Closing, the Consideration Shares to be issued to Allied or its designees hereunder will be duly authorized when issued and delivered in accordance with the terms hereof for the consideration provided for herein, fully paid and nonassessable and free of any Liens, and, subject to the truth and accuracy of the representations and warranties of the Allied Parties set forth in Section 4.17, will have been issued in compliance with all applicable federal and state securities Laws; provided, however, that the Consideration Shares will be subject to restrictions on transfer under state and/or federal securities Laws as set forth herein or as otherwise required by such Laws.

Section 5.8             Litigation. As of the date of this Agreement, there is no Action pending or threatened in writing against any of the CEI Parties or their respective Subsidiaries, or, to the CEI Parties’ Knowledge, any of their respective executive officers or directors (in their capacities as such) or any of their respective properties before or by any Governmental Authority or by any Person that, if there were an unfavorable decision, individually or in the aggregate, would reasonably be expected to result in a CEI Material Adverse Effect. As of the date of this Agreement, there is no Judgment imposed upon any of the CEI Parties or any of their Subsidiaries or any of their respective properties that would prevent, enjoin, alter or materially delay any of the Transactions. As of the date of this Agreement, neither the CEI Parties, nor any director or executive officer of any of them (in his or her capacity as such), is or has been the subject of any Action involving a material claim or material violation of or material liability under the securities Laws of any Governmental Authority or a claim of breach of fiduciary duty.

Section 5.9            Consents and Approvals. Except as disclosed on CEI Disclosure Schedule 5.9, no Consent to which any of the CEI Parties or any of their Subsidiaries is subject is required to be obtained or made by any of the CEI Parties or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except for (a) such Consents as may be required under applicable state securities Laws and the securities Laws of any foreign country; and (b) such other Consents that, if not obtained or made, would not have a CEI Material Adverse Effect and would not prevent or materially alter or delay any of the Transactions.

Section 5.10          Brokers; Schedule of Fees and Expenses. Except as disclosed in CEI Disclosure Schedule 5.10, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the CEI Parties.

Section 5.11           CEI Financial Statements; Undisclosed Liabilities.

(a)           The SEC Reports filed with the SEC in 2013 contain true and complete copies of the consolidated financial statements of CEI consisting of (i) audited consolidated balance sheets of CEI as of December 31, 2011 and 2012, and the related audited consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended (including the notes or other supplementary information thereto) (collectively, the “CEI Year-End Financial Statements”) and (ii) an unaudited consolidated balance sheet of CEI as of March 31, 2013 (the “CEI Latest Balance Sheet”), and the related unaudited consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the three-month period then ended (the “CEI Interim Financial Statements,” and, collectively with the CEI Year-End Financial Statements, the “CEI Financial Statements”).

(b)           Each of the CEI Financial Statements (including the notes or other supplementary information thereto), (i) has been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved and (ii) presents fairly, in all material respects, the consolidated financial position of CEI as of the respective dates thereof and its results of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the periods indicated, subject, however, in the case of the CEI Interim Financial Statements, to normal year-end audit adjustments and to the absence of notes and other textual disclosure required by U.S. GAAP. The books and records of CEI have been and are being maintained in all material respects in accordance with applicable Legal Requirements and accounting requirements to permit preparation of the CEI Financial Statements in accordance with U.S. GAAP and to maintain asset accountability.

(c)           No CEI Party has any liability required to be disclosed on the face of a consolidated balance sheet of CEI prepared in accordance with U.S. GAAP (and, to the CEI Parties’ Knowledge, there is no reasonable basis for any Action against a CEI Party or any of its Subsidiaries giving rise to any such liability), other than (i) liabilities reserved or disclosed on the face of the CEI Latest Balance Sheet, (ii) liabilities that have arisen after the date of the CEI Latest Balance Sheet in the ordinary course of business of the CEI Parties and their respective Subsidiaries (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Laws), (iii) liabilities that have been discharged or paid in full after the date of the CEI Latest Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Laws), or (iv) liabilities that are obligations to perform pursuant to the terms of any Contract binding on the CEI Parties or any of their respective Subsidiaries.

Section 5.12           Absence of Certain Changes or Events. Except as set forth in the SEC Reports or on CEI Disclosure Schedule 5.12, since December 31, 2012, CEI has conducted its businesses only in the ordinary course and in a manner consistent with past practice and there has not been:

(a)           any CEI Material Adverse Effect;

(b)           any damage, destruction or loss (whether or not covered by insurance) with respect to a CEI Party or any of its Subsidiaries having a replacement cost of more than fifty thousand dollars ($50,000) for any single loss or two hundred thousand dollars ($200,000) for all such losses;

(c)           except as required by changes in U.S. GAAP or any Tax Law, any material change by a CEI Party or any of its Subsidiaries in its accounting or Tax reporting methods, principles or practices;

(d)           any declaration, setting aside or payment of any dividends on or dividends in respect of any Equity Interests of CEI;

(e)           any (i) issuance of any Equity Interests in a CEI Party or any of its Subsidiaries (other than an issuance to another CEI Party or Subsidiary thereof), (ii) redemption, purchase or other acquisition by a CEI Party or any of its Subsidiaries of any Equity Interests of a CEI Party or any of its Subsidiaries (other than from another CEI Party or Subsidiary thereof) or (iii) any split, combination or reclassification of any Equity Interests of a CEI Party or any of its Subsidiaries;

(f)            any entry into, or amendment of, any employment, consulting, severance, change in control or indemnification agreement, or any agreement with respect to any retention bonus with any employee of a CEI Party or any of its Subsidiaries or any other Person, or any incurrence of, entry into or amendment of any collective bargaining agreement or obligation to any labor organization;

(g)           any increase or acceleration of the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including the granting of equity options, equity appreciation rights, performance awards or restricted equity awards), equity purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to partners, members, directors, officers, employees or contractors of a CEI Party or any of its Subsidiaries, except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice;

(h)           any making by a CEI Party or any of its Subsidiaries of any material election relating to Taxes, the rescission by a CEI Party or any of its Subsidiaries of any material election relating to Taxes, or the settlement or compromise of any material claim relating to Taxes;

(i)            any entry by a CEI Party or any of its Subsidiaries into any commitment, arrangement or transaction with any director, officer, member, partner or holder of any Equity Interest in a CEI Party or any of its Subsidiaries;

(j)            any revaluation by a CEI Party or any of its Subsidiaries of any of its assets or properties, including the writing down of the value of inventory or the writing down or off of notes or material accounts receivable, other than in the ordinary course of business and consistent with past practices;

(k)           any material acquisition of any assets, business or Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice);

(l)            any sale, transfer, lease, exchange or other disposition of any material assets or properties owned or leased by a CEI Party or any of its Subsidiaries (other than in the ordinary course of business consistent with past practice);

(m)          any capital expenditures, capital additions or betterments made or irrevocably committed to be made by or on behalf of a CEI Party or any of its Subsidiaries in excess of one hundred thousand dollars ($100,000) in the aggregate;

(n)           any waiver, release, discharge, transfer or cancellation by a CEI Party or any of its Subsidiaries of any debt or claim or the amendment, cancellation, termination, relinquishment, waiver or release of any Contract or right, other than such actions in the ordinary course of business consistent with past practice and, in the aggregate, not material to such CEI Party or any of its Subsidiaries;

(o)           any commencement or settlement of any material Actions;

(p)           the creation of any Lien, other than Permitted Liens, on any assets or properties owned or leased by a CEI Party or any of its Subsidiaries;

(q)           any discharge or satisfaction of any Lien, or payment of any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and not material to a CEI Party or any of its Subsidiaries;

(r)            any entry by a CEI Party or any of its Subsidiaries into any commitment, arrangement or transaction material to the CEI Parties and their respective Subsidiaries, taken as a whole;

(s)           any material increase (including by way of guaranteeing or assuming the obligations of third Persons to repay indebtedness for borrowed money) in the CEI Parties’ indebtedness for borrowed money;

(t)            any failure by the CEI Parties or any of their respective Subsidiaries to pay trade accounts payable or any other liability of a CEI Party or any of its respective Subsidiaries when due (other than trade accounts payable that are subject to dispute in the ordinary course of business and are not, individually and in the aggregate, material to CEI and its Subsidiaries, taken as a whole);

(u)           any loan to or from any CEI Party to or from any partner, member, director, officer, employee or contractor of such CEI Party; or

(v)           any Contract to do any of the foregoing, except as expressly permitted by this Agreement.

Section 5.13          Foreign Corrupt Practices. Neither the CEI Parties nor any of their respective Subsidiaries, nor to the CEI Parties’ Knowledge, any of their respective Representatives, has, in the course of its actions for, or on behalf of, the CEI Parties or their respective Subsidiaries, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority, or any official or employee thereof, from corporate funds; (c) violated or is in violation of any provision of the FCPA; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of CEI Parties or any of their respective Subsidiaries to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a CEI Material Adverse Effect.

Section 5.14           Money Laundering Laws. To the CEI Parties’ Knowledge, neither of the CEI Parties nor any of their respective Subsidiaries has violated any Money Laundering Laws and no Action involving any CEI Party or any Subsidiary of a CEI Party with respect to the Money Laundering Laws is pending or, to the Knowledge of the CEI Parties, threatened.

Section 5.15          OFAC. None of the CEI Parties or their respective Subsidiaries, any director or officer of the CEI Parties, or, to the CEI Parties’ Knowledge, any Affiliate or Representative of the CEI Parties is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC; and none of the CEI Parties nor any of their respective Subsidiaries has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 5.16           Environmental Matters. Except as set forth on CEI Disclosure Schedule 5.16:

(a)           The CEI Parties and their respective Subsidiaries and all associated operations are and, during the relevant time periods specified in all applicable statutes of limitations, have been in compliance with Environmental Laws in all material respects;

(b)           The CEI Parties and their respective Subsidiaries have all Environmental Authorizations required for their operations as presently conducted, all such Environmental Authorizations are in the name of the proper Person and in full force and effect, and the CEI Parties are in compliance in all material respects with such Environmental Authorizations;

(c)           The CEI Parties and their respective Subsidiaries are not subject to any pending or, to the CEI Parties’ Knowledge, threatened Action pursuant to Environmental Laws, nor has any CEI Party received any written notice of violation, noncompliance, or enforcement or any written notice of investigation or remediation from any Governmental Authority pursuant to Environmental Laws;

(d)           There has been no Release of Hazardous Materials at, on, under or from the assets of, or in connection with the operations of, the CEI Parties or their respective Subsidiaries in violation of any Environmental Laws or in a manner that could give rise to any Environmental Liabilities or any other remedial or corrective action obligations pursuant to Environmental Laws;

(e)           To the CEI Parties’ Knowledge, there has been no exposure of any Person or property to any Hazardous Materials in connection with the assets or operations of the CEI Parties or their respective Subsidiaries that could reasonably be expected to form the basis for any Environmental Liabilities or any Action for other Damages or compensation; and

(f)            The CEI Parties have made available for inspection complete and correct copies of all environmental assessment and audit reports and studies and all correspondence addressing environmental matters relating to the CEI Parties’ and their respective Subsidiaries’ assets and operations that are in the possession or control of the CEI Parties.

Notwithstanding any other provision of this Agreement, the representations and warranties made in this Section 5.16 are the sole and exclusive representations and warranties made in this Agreement by the CEI Parties with respect to environmental matters.

Section 5.17           Taxes. Each of the CEI Parties and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required by any Law to be filed by or with respect to it, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) any of the CEI Parties or their respective Subsidiaries were (and, as to a Tax Return not filed as of the date hereof, will be) in all respects true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, would not reasonably be expected to have a CEI Material Adverse Effect. There are no unpaid Taxes due or claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a CEI Material Adverse Effect. Each of the CEI Parties and its Subsidiaries has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns apply. Any deficiencies proposed as a result of any Governmental Authority taking any Action with respect to any Tax Return has been paid or settled, and there are no present disputes as to any material Taxes payable by any of the CEI Parties or their Subsidiaries. There are no Liens for taxes against any property or assets of the CEI Parties or their respective Subsidiaries and, to the CEI Parties’ Knowledge, there is no basis for any such Lien.

Section 5.18           Title. Each of the CEI Parties and its Subsidiaries has good and marketable title to all real property and good and marketable title to all personal property owned by it which is material to its business, in each case free and clear of all Liens except for (i) Liens described in CEI Disclosure Schedule 5.18, (ii) other Permitted Liens and (iii) Liens that do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by any of them. Any real property (including mineral, mining or similar rights) and facilities held under lease by any CEI Party or any of its Subsidiaries are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by such Person.

Section 5.19           Accounts Receivable. Except as set forth on CEI Disclosure Schedule 5.19, all accounts receivable reflected on the CEI Latest Balance Sheet or accrued after the date thereof and existing as of the Closing are due and valid claims against account debtors for goods or services delivered or rendered, collectible and subject to no defenses, offsets or counterclaims, except to the extent reserved against on the CEI Latest Balance Sheet as would be adjusted for operations and transactions during the period after the date of the CEI Latest Balance Sheet through the Closing in accordance with the past custom and practice of CEI. A CEI Party or Subsidiary thereof has good and valid title to each such accounts receivable free and clear of all Liens except Permitted Liens. No CEI Party has any obligation pursuant to any Legal Requirement (whether in bankruptcy or insolvency proceedings or otherwise) to repay, return, refund or forfeit any accounts receivable previously collected. All accounts receivable reflected on the CEI Latest Balance Sheet or accrued after the date thereof arose in the ordinary course of business. None of the obligors of such receivables have refused or given written notice that it refuses to pay the full amount thereof and none of the obligors of such accounts receivable is an Affiliate of any CEI Party or, to the CEI Parties’ Knowledge, is involved in a bankruptcy or insolvency proceeding. Except as set forth in CEI Disclosure Schedule 5.19, no accounts receivable are subject to prior assignment or Lien, other than a Permitted Lien. Except as reflected on the CEI Latest Balance Sheet as would be adjusted for operations and transactions during the period after the date of the CEI Latest Balance Sheet through the Closing in accordance with the past custom and practice of CEI, no CEI Party has incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise.

Section 5.20           SEC Reports. CEI has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including all exhibits and schedules thereto, being collectively referred to herein as the “SEC Reports”). CEI has made available to the Allied Parties or their Representatives, true, correct and complete copies of the SEC Reports not available on the EDGAR system. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed or prepared, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.21          Investment Company. None of the CEI Parties, nor any of their Subsidiaries, is, and after giving effect to this Agreement, the Transaction Documents, and the Transactions contemplated hereby and thereby, none of them will be, (i) an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the SEC thereunder or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

Article VI

Covenants of the Allied Parties

Section 6.1             General Conduct of Business; Maintenance of the Transferred Interests, the OMLs and the PSC.

(a)           Except as forth in Allied Disclosure Schedule 6.1(a), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing and unless consented to in writing by CEI, each of the Allied Parties will, and will cause each of its Subsidiaries to:

(i)            operate its business in the usual and ordinary course consistent with past practices with respect to the Transferred Interests, the OMLs and the PSC;

(ii)           preserve substantially intact its business organization, maintain its rights and franchises and maintain its relationships and goodwill with its suppliers, customers, distributors, licensors, licensees and other Persons doing business with it as such matters relate to or pertain to the Transferred Interests, the OMLs and the PSC;

(iii)          refrain from taking, or causing to be taken, any action (including inaction) that could reasonably be expected to delay or adversely affect the consummation of the Transactions contemplated hereby or that could reasonably be expected to result in any of the representations and warranties contained in Article IV becoming untrue or inaccurate in any material respect;

(iv)          refrain from entering into any new capital commitment in excess of one hundred thousand dollars ($100,000) relating to the Transferred Interests, the OMLs or the PSC;

(v)           continue to pay all amounts due and owing under each of the OMLs, the PSC and the Transferred Contracts; and

(vi)          refrain from entering into any agreement that undermines, contradicts or conflicts with, or impairs its ability to comply with, any of the foregoing.

(b)           Without limiting the generality of Section 6.1(a) and except as set forth on Allied Disclosure Schedule 6.1(b), during the period from the date of this Agreement and continuing through and after the Closing until expiration of the term of the Transferred Contracts, the OMLs or the PSC, as appropriate, or unless consented to in writing by CEI, each of the Allied Parties will, and it will cause each of its Subsidiaries to:

(i)            refrain from engaging in any conduct or activity that could reasonably be expected to result in the revocation, suspension or termination of any of the Transferred Contracts, the OMLs or the PSC;

(ii)           refrain from entering into any Contract relating to the Transferred Interests, the OMLs or the PSC (i) outside of the ordinary course of business or (ii) that would require annual expenditures or payments by the Allied Party that is party thereto in excess of one hundred thousand dollars ($100,000);

(iii)          refrain from violating, amending or otherwise materially modifying or waiving any of the terms of any Transferred Contracts, the OMLs or the PSC or from waiving or failing to enforce any material right thereunder;

(iv)          take all such actions as are reasonably necessary and appropriate to comply with its obligations under the Transferred Contracts, the OMLs and the PSC;

(v)           refrain from directly or indirectly selling, transferring, leasing, exchanging, licensing or otherwise disposing of, whether through merger, consolidation or any other manner, or granting any Lien with respect to or secured by, any or all of its right, title or interest to the Transferred Interests, the OMLs or the PSC;

(vi)          refrain from commencing, compromising or settling any material Action related to the Transferred Interests, the OMLs or the PSC, except in relation to current Actions between the Allied Parties and NAE or the NAE Claims, all of which are disclosed on Allied Disclosure Schedule 4.5;

(vii)        use commercially reasonable efforts to maintain its Indigenous Status and promptly notify the CEI Parties in the event that its commercially reasonable efforts are not, or will not be, sufficient to maintain its Indigenous Status, or if for any other reason particular to an Allied Party, the continuation of its Indigenous Status is challenged, or grounds for such challenge may exist;

(viii)        consult with the CEI Parties before making any material decisions under any of the OMLs, the PSC or the Transferred Contracts and act only upon the direction of the CEI Parties in regard thereto;

(ix)          comply in all material respects with all covenants, agreements and other provisions of each of the OMLs, the PSC and the Transferred Contracts required to be complied with by the Allied Parties; and

(x)           refrain from entering into any agreement that undermines, contradicts or conflicts with, or impairs its ability to comply with, any of the foregoing.

Section 6.2            Notice of Allied Material Adverse Effect. Each of the Allied Parties will promptly notify in writing the CEI Parties of any material event or occurrence not in the ordinary course of its business that would have or reasonably be expected to have an Allied Material Adverse Effect, including but not limited to: (i) any written notice of default or termination received or given by any of the Allied Parties with respect to any of the Contract Rights, the PSC, the Transferred Contracts or the OMLs; (ii) any written notice of any pending or threatened Action relating to any of the Transferred Interests, the PSC or the OMLs; (iii) any material damage, destruction or loss of which Allied is aware to all or any part of the OMLs or any assets used in connection with the OMLs or any of the Contract Rights, the PSC or the Transferred Contracts; or (iv) any event or condition of which Allied is aware occurring or arising on or after the date hereof that would render unenforceable the CEI Parties’ rights under this Agreement, or, after giving effect to this Agreement, under any of the Contract Rights, the PSC or the Transferred Contracts.

Section 6.3            Related Tax Returns. From the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, each of the Allied Parties, consistent with past practice, will (i) duly and timely file all Tax Returns and other documents with respect to the OMLs, the PSC and the Transferred Interests required to be filed by it with applicable Governmental Authorities, where the failure to file could have an Allied Material Adverse Effect, subject to extensions permitted by Law and properly granted by the appropriate Governmental Authority; provided, however, that the Allied Parties must notify the CEI Parties that the Allied Parties are availing themselves of such extensions and (ii) pay all Taxes shown as due on such Tax Returns (subject to good faith disputes over such Taxes). The Allied Parties will be jointly and severally responsible for any and all sales or other transaction Taxes, duties and other similar charges payable in connection with the sale and transfer of the Transferred Interests.

Section 6.4            Access to Information.

(a)           Access. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which any Allied Party is subject, between the date of this Agreement and the Closing, subject to the CEI Parties’ undertaking to use commercially reasonable efforts to keep confidential and protect the Intellectual Property of the Allied Parties against any disclosure, the Allied Parties will permit the CEI Parties and their Representatives to have reasonable access at dates and times agreed upon by the applicable Allied Party to all of its books and records and other data with respect to the OMLs, the PSC and Transferred Contracts, including, but not limited to, exploration operations, oil screening assessments and drilling and reconnaissance programs, which the CEI Parties determine are necessary for the preparation and amendment of the Proxy Statement and such other filings or submissions required by SEC rules and regulations, for preparation and submission of any Listing Application or as are necessary pursuant to other Legal Requirements to consummate the Transactions and as are necessary to respond to requests of the SEC’s staff, the CEI Parties’ accountants, the staff or any securities exchange or trading system and relevant Governmental Authorities.

(b)           Disclosure Matters. Notwithstanding anything to the contrary contained herein, the failure to use commercially reasonable efforts to protect against any disclosure of any Intellectual Property of the Allied Parties by any CEI Party or its Representatives in violation of this Section, shall constitute a breach of a covenant in a material respect pursuant to Section 11.1(c) hereof; provided, however, that the CEI Parties may make a disclosure otherwise prohibited by this Section if required by applicable Law, Legal Requirements or legal process (including, by oral questions, interrogatories, requests for information, subpoena of documents, civil investigative demand or similar process) or the rules and regulations of the SEC or any stock exchange having jurisdiction over the CEI Parties. In the event that any CEI Party or any of its Representatives is requested or required to disclose any Intellectual Property of the Allied Parties as provided in the proviso in the immediately preceding sentence, such CEI Party must provide the Allied Parties with prompt written notice of any such request or requirement so that the Allied Parties may seek a protective order or other appropriate remedy. If any or all seismic data or other information obtained by any of the Allied Parties in connection with the OMLs, the PSC or the Transferred Contracts from a third Person is subject to restrictions on disclosure, the Allied Parties will use commercially reasonable efforts to enter into an agreement with such third Person allowing disclosure of such data to the CEI Parties.

(c)           Common Stock Held by Affiliates of CEHL. From the date of this Agreement until the record date set to determine the holders of shares of Common Stock entitled to vote on the matters described in the Proxy Statement, the Allied Parties will assist CEI in identifying each of its Affiliates that owns any shares of Common Stock and the number of shares of Common Stock held by any such Affiliate for the purposes of updating or supplementing Allied Disclosure Schedule 4.20.

Section 6.5            Exclusivity; No Other Negotiations.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing and unless consented to in writing by CEI, each of the Allied Parties will adhere, and it will cause its Subsidiaries to adhere, to the following:

(a)           No Solicitation. None of the Allied Parties will take (or authorize or permit any Representative to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person other than the CEI Parties: (i) relating to the acquisition of the OMLs, or any interest thereon, or any interest in and to the Contract Rights (including any acquisition structured as a merger, consolidation, share exchange or other business combination) (an “Acquisition Proposal”); (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Acquisition Proposal with any of the Allied Parties; (iii) to participate in discussions or negotiations with, or to furnish or cause to be furnished any information with respect to the Allied Parties to, or afford access to the assets and properties or books and records of any of the Allied Parties to, any Person whom any of the Allied Parties (or any other Person acting for or on such Person’s behalf) knows or has reason to believe is in the process of considering any Acquisition Proposal relating to any of the Allied Parties; (iv) to participate in any discussions or negotiations regarding, furnish any material non-public information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing; or (v) to take any other action that is inconsistent with the Agreement, or the Transactions contemplated hereby and that has the effect of avoiding the Closing contemplated hereby.

(b)           Cessation of Discussions; Notification of Acquisition Proposals. The Allied Parties will immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the actions set forth in Section 6.5(a) above, if applicable. The Allied Parties will promptly (i) notify the CEI Parties if any of the Allied Parties receives any proposal or inquiry or request for information in connection with an Acquisition Proposal and (ii) notify the CEI Parties of the significant terms and conditions of any such Acquisition Proposal including the identity of the Person making an Acquisition Proposal.

Section 6.6            Fulfillment of Conditions. The Allied Parties will use their commercially reasonable efforts to fulfill the conditions specified in Article IX hereof, to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) the good faith negotiation of, and the execution and delivery of, documents necessary or desirable to consummate the Transactions, (b) participation in meetings at mutually agreed times and places in connection with the Financing, and (c) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their commercially reasonable efforts to conduct their business in such manner so that at the Closing the representations and warranties of each of the Allied Parties contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

Section 6.7            Regulatory and Other Authorizations; Notices and Consents. The Allied Parties will use their commercially reasonable efforts to obtain all material Consents that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, the Transaction Documents to which each is a party and will cooperate with the CEI Parties in promptly seeking to obtain all such Consents required to be obtained by a CEI Party. Each of the Allied Parties will give or make promptly such notices or undertakings to Governmental Authorities or other third Persons and use its commercially reasonable efforts to obtain such Consents as are required to consummate the Transactions (and in such regard use commercially reasonable efforts to cause the relevant Government Authorities or other third Persons to permit the CEI Parties and/or its counsel to participate in conversations and correspondence with such Government Authorities or other third Persons together with the Allied Parties’ counsel); provided, however, that the Allied Parties shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or undertaking or to consent to any change in the terms of any Contract that could reasonably be expected to result in a material adverse effect on the Allied Parties.

Section 6.8            Proxy Statement. Each of the Allied Parties will direct its counsel and auditors to cooperate with the CEI Parties’ counsel in the preparation of the Proxy Statement and any Listing Application. None of the information supplied or to be supplied by or on behalf of the Allied Parties for inclusion or incorporation by reference in the Proxy Statement or any Listing Application will, at the time the Proxy Statement is filed with the SEC or any such Listing Application is submitted to a securities exchange or trading system, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Allied Parties will promptly notify the CEI Parties in writing if any information is discovered, any event occurs or any condition arises with respect to any of the Allied Parties, or any change occurs with respect to information provided by the Allied Parties and included in the Proxy Statement or in any Listing Application, which event, condition or information is required to be described in an amendment of, or a supplement to, the Proxy Statement or any Listing Application to avoid a misstatement of a material fact or rendering the filed disclosures misleading. For the avoidance of doubt, Allied Disclosure Schedule 6.8 lists the information that is being provided under this Section 6.8.

Section 6.9            Delivery of OML Financial Statements; Financing Cooperation.

(a)           OML Business Audited Financials. As promptly as practicable following the date hereof (but not later than December 2, 2013), the Allied Parties will deliver to CEI (i) historical fiscal year-end statements of gross oil and gas revenues and direct operating expenses for the OML Business for each of the three (3) years in the period ended December 31, 2012 prepared in accordance with U.S. GAAP, together with footnote disclosures of the basis of presentation and, with respect to the most recent two (2) years, an opinion and report thereon, without qualification or exception, of Calvetti, Ferguson & Wagner, P.C., (the “OML Business Audited Financials”), (ii) unaudited interim statements of gross oil and gas revenues and direct operating expenses for the OML Business for the six-month period ending June 30, 2013 and the nine-month period ending September 30, 2013, and the comparative periods from the previous year, prepared in accordance with U.S. GAAP, and otherwise on a basis consistent with the OML Business Audited Financials, together with footnote disclosures of the basis of presentation and a review report thereon by Calvetti, Ferguson & Wagner, P.C. prepared in accordance with the Statement on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, without exception or qualification (the “OML Business 2013 Interim Financials”).

(b)           OML Business Supplemental Financial Statements. As promptly as practicable following each quarterly accounting period ending subsequent to September 30, 2013 and prior to the Closing (but not later than forty-five (45) days after the end of each such quarterly period thereafter), the Allied Parties will deliver to the CEI Parties unaudited interim statements of gross oil and gas revenues and direct operating expenses for the OML Business and the comparative periods from the previous year, prepared in accordance with U.S. GAAP, and otherwise on a basis consistent with the OML Business Audited Financials, together with footnote disclosures of the basis of presentation (the “OML Business Supplemental Financial Statements”). The Allied Parties will also cause Calvetti, Ferguson & Wagner, P.C. to prepare and provide, not later than forty-five (45) days after the end of each such quarter, a review report by Calvetti, Ferguson & Wagner, P.C. prepared in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, without exception or qualification, as to the related OML Business Supplemental Financial Statements.

(c)           Monthly Reports. Within twenty (20) days following each monthly accounting period ending subsequent to September 30, 2013 and prior to the Closing, the Allied Parties will deliver to the CEI Parties a copy of the Allied Parties’ management financial and operating report relating to the OMLs.

(d)           Other Reports. From the date hereof to the Closing, the Allied Parties will promptly provide the CEI Parties with copies of daily, weekly and other operating reports of the Allied Parties relating to the OMLs as have been prepared in the ordinary course of business.

(e)           Other Support. The Allied Parties will cause Calvetti, Ferguson & Wagner, P.C. to issue in favor of, or as requested by, the CEI Parties any consents, reports, opinions and comfort letters with respect to the OML Business Audited Financials, the OML Business 2013 Interim Financials and the OML Business Supplemental Financial Statements that would be required by the CEI Parties to issue and sell securities in one or more public offerings conducted by the CEI Parties (through underwriters or otherwise) in accordance with applicable Laws governing the offer and sale of securities or otherwise required for the CEI Parties to comply timely with continuous reporting obligations imposed by applicable Law or the requirements of stock exchanges on which CEI’s securities are listed or admitted for trading. The Allied Parties will also assist the CEI Parties in the preparation of historical and pro forma financial information with respect to the OML Business, which may be included by the CEI Parties in private offering materials or “bank books,” or in documents filed with the SEC subject to the CEI Parties providing customary indemnification to the directors, officers and employees of the Allied Parties who provide such information.

(f)            Fees and Expenses of Auditors. The Allied Parties will be responsible for any and all fees or expenses of Calvetti, Ferguson & Wagner, P.C. and any other fees or expenses incurred in connection with the preparation and audit of the OML Business Audited Financials and the preparation and review of the OML Business 2013 Interim Financials and the OML Business Supplemental Financial Statements.

(g)           Opinions of Counsel. The Allied Parties will use commercially reasonable efforts to obtain opinions of their counsel addressing the matters reasonably requested by, and addressed to, any Person in relation to the Financing.

Section 6.10           Employment Matters. CEI may discuss with and solicit the employees set forth on CEI Disclosure Schedule 6.10 (the “Designated Employees”) to become employees of CEI or one of its Subsidiaries for the purpose of retaining such employees as members of CEI’s organization after the Closing. The employer of each Designated Employee shall release, or shall be required to release, each Designated Employee from his or her employment with Allied or the appropriate Subsidiary of Allied as of the Closing and release each Designated Employee from his or her employment obligations (excluding obligations of confidentiality) and any limitation on his or her ability to obtain employment with CEI, including non-compete obligations. Allied or the appropriate Subsidiary of Allied shall pay all Designated Employees in full all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay and any other compensation for all services performed by any Designated Employee that have accrued as of the end of the day prior to the Closing Date, payable in accordance with the obligations of Allied or any of its Subsidiaries under an applicable Law, benefit plan, employment or labor practice and policy, or any collective bargaining agreement or individual agreement to which Allied or any of its Subsidiaries is a party, or by which Allied or any of its Subsidiaries is bound.

Article VII

Covenants of the CEI Parties

Section 7.1             Adverse CEI Recommendation.

(a)           Except as set forth in this Section 7.1, the board of directors of CEI or the Special Committee may not (i) withdraw, modify or amend the CEI Recommendation in any manner adverse to the Allied Parties or (ii) at any time fail to reaffirm its approval or recommendation of this Agreement and the Transactions as promptly as practicable (but in any event within five (5) Business Days after receipt of any reasonable written request to do so from the Allied Parties) (any of the above, an “Adverse CEI Recommendation”).

(b)           Notwithstanding the foregoing, the board of directors of CEI or the Special Committee may, at any time before obtaining the Required CEI Stockholder Vote, in response to an Intervening Event, make an Adverse CEI Recommendation, provided, however, that (x) the Board or such committee has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties; and (y) there shall first have been provided prior written notice to Allied, at least two (2) Business Days in advance, that the Board or such committee intends to make such Adverse CEI Recommendation and the basis therefor.

(c)           Nothing contained in this Section 7.1 shall be deemed to prohibit the board of directors of CEI or any committee thereof from disclosing to the stockholders of CEI a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided, however, that if such disclosure does not reaffirm the CEI Recommendation or has the substantive effect of withdrawing or adversely modifying the CEI Recommendation, such disclosure shall be deemed to be an Adverse CEI Recommendation (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed to be an Adverse CEI Recommendation).

Section 7.2             Proxy Statement Filing; Special Meeting; Special Dividend.

(a)           CEI will cause a meeting of its stockholders (the “Stockholders’ Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Required CEI Stockholder Vote. The board of directors of CEI will make the CEI Recommendation, recommending to its stockholders that they vote in favor of the adoption of such matters related thereto, subject to an Adverse CEI Recommendation.

(b)           In connection with the Stockholders’ Meeting, this Agreement and the consummation of the Transactions, the CEI Parties will use commercially reasonable efforts to file with the SEC as promptly as practicable a preliminary proxy statement pursuant to Section 14(a), Regulation 14A and Schedule 14A under the Exchange Act and any related proxy materials.

(c)           As promptly as practical after confirmation from the SEC that it has no further comments on or objections to materials filed with the SEC with respect to the Transactions, CEI will file a definitive proxy statement pursuant to Section 14(a), Regulation 14A and Schedule 14A under the Exchange Act (the “Proxy Statement”) and mail to its stockholders the Proxy Statement and other proxy materials. CEI will use all commercially reasonable efforts to obtain the Required CEI Stockholder Vote, including retention of a proxy solicitation firm, subject to an Adverse CEI Recommendation, and will otherwise comply with all Legal Requirements applicable to the Stockholders’ Meeting.

(d)           Subject to Section 6.8, at the time the Proxy Statement is mailed to CEI’s stockholders, the Proxy Statement will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Other than information provided pursuant to or subject to Section 6.8, the CEI Parties will promptly notify the Allied Parties if any information is discovered or any event occurs with respect to any of the CEI Parties, or any change occurs with respect to information included in the Proxy Statement, which information is required to be described in an amendment of, or a supplement to, the Proxy Statement to avoid a misstatement or omission of a material fact. THE ALLIED PARTIES SHALL HAVE NO LIABILITY TO ANY CEI PARTY OR ANY STOCKHOLDER OF CEI UNDER THIS AGREEMENT, THE SECURITIES ACT, THE EXCHANGE ACT, OR ANY OTHER LAW FOR ANY MISSTATEMENTS OR OMISSIONS IN THE PROXY STATEMENT, EXCEPT WITH RESPECT TO INFORMATION PROVIDED PURSUANT TO OR SUBJECT TO SECTION 6.8.

(e)           CEI will comply with all requirements of Law, the rules of the NYSE MKT and the CEI Constituent Instruments in respect of the announcement of the Special Dividend, and use all commercially reasonable efforts to effect the payment thereof promptly following approval of the CEI Certificate Amendment by the Required CEI Stockholder Vote.

Section 7.3            SEC Filings. The CEI Parties will timely provide to the Allied Parties all correspondence received from and to be sent to the SEC in connection with the filings described in Section 7.2 and will not file any amendment to the filings with the SEC described in Section 7.2 without providing the Allied Parties with the opportunity to review and comment thereon. In addition, the CEI Parties will use commercially reasonable efforts to cause the SEC to permit the Allied Parties and their counsel to participate in conversations with the SEC on issues related to such filings together with the CEI Parties’ counsel.

Section 7.4             Notice of CEI Material Adverse Effect. From the date hereof through the Closing, the CEI Parties will give the Allied Parties prompt written notice of any event or development that occurs that is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a CEI Material Adverse Effect.

Section 7.5             Allied Consent Required. Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Second Closing, except as listed on CEI Disclosure Schedule 7.5 or as otherwise expressly permitted by or provided for in this Agreement, none of the CEI Parties will do, allow, cause or permit any of the following actions to occur without the prior written consent of the Allied Parties, which consent shall not be unreasonably delayed or withheld:

(a)           Adopt or propose any change in any of the CEI Constituent Instruments except for such amendments required by any Legal Requirement or as are contemplated by any Transaction Document.

(b)           Fail to timely file or furnish to or with the SEC all SEC Reports in compliance with applicable Legal Requirements, except those filings by Affiliates of the CEI Parties required under Section 13(d) or 16(a) of the Exchange Act that do not have a CEI Material Adverse Effect.

(c)           Amend the terms of the Share Purchase Agreement.

(d)           Commence, compromise or settle any material Action except for any Action commenced after the date hereof against CEI or any of its officers or directors (in their capacity as such) by any stockholder of CEI (on its own behalf or on behalf of CEI) relating to the Transaction Documents or the Transactions, which Actions shall be defended and otherwise conducted under the direction of the Special Committee and may be compromised, settled or otherwise resolved as determined by the board of directors of CEI in accordance with recommendations of the Special Committee.

Section 7.6             Fulfillment of Conditions. Except during the pendency of an Adverse CEI Recommendation, the CEI Parties will use their commercially reasonable efforts to fulfill the conditions specified in Article IX to the extent that the fulfillment of such conditions is within their control, including (a) the good faith negotiation of, and the execution and delivery of, documents necessary or desirable to consummate the Transactions, (b) using commercially reasonable efforts to complete the Financing, (c) taking or refraining from such actions as may be necessary to fulfill the conditions specified in Article IX, including using their commercially reasonable efforts to conduct the business of the CEI Parties and their respective Subsidiaries in such manner so that as of the Closing the representations and warranties of each of the CEI Parties contained herein shall be accurate as though then made, and (d) refraining from engaging in any conduct or activity that could result in the revocation, suspension or termination of any of the OMLs, the PSC or the Transferred Contracts.

Section 7.7            Regulatory and Other Authorizations; Notices and Consents. The CEI Parties shall use their commercially reasonable efforts to obtain all material Consents that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, the Transaction Documents to which each is a party and will cooperate with the Allied Parties in promptly seeking to obtain any Consent required to be obtained by an Allied Party. Each of the CEI Parties will give or make promptly such notices or undertakings to Governmental Authorities or other third Persons and use its commercially reasonable efforts to obtain such Consents as are required to consummate the Transactions (and in such regard use commercially reasonable efforts to cause the relevant Government Authorities or other third Persons to permit the Allied Parties and/or its counsel to participate in conversations and correspondence with such Government Authorities or other third Persons together with the CEI Parties’ counsel); provided, however, that the CEI Parties shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or undertaking or to consent to any change in the terms of any Contract that could reasonably be expected to result in a CEI Material Adverse Effect.

Section 7.8             Contingent Performance Payments. In consideration of the agreements set forth in Section 8.5, CEI agrees to make additional contingent payments to Allied as follows:

(a)           within fifteen (15) days following the approval of a development plan by the Nigerian Department of Petroleum Resources with respect to the first new discovery of hydrocarbons in a non-Oyo Field area of the OMLs occurring after the Closing, cash in the amount of twenty-five million dollars ($25,000,000) or, at Allied’s election, shares of Common Stock with an equivalent value; and

(b)           upon, and subject to, commencement of the first hydrocarbon production outside of the Oyo Field in commercial quantities, within fifteen (15) days of such event, cash in the amount of twenty-five million dollars ($25,000,000) or, at Allied’s election, shares of Common Stock with an equivalent value.

The value of a share of Common Stock for purposes of this Section 7.8 will be equal to the fair market value thereof, calculated as prescribed by Section 10.3(c) but counting back from the first Business Day immediately prior to the date of approval by the Nigerian Department of Petroleum Resources as described in Section 7.8(a) or the date of the first hydrocarbon production in commercial quantities as described in Section 7.8(b), as applicable; provided, however, that CEI will not be required to make any payment of cash under this Section 7.8 to the extent that such payment would materially adversely affect CEI’s working capital position, or its ability to carry out its capital or then established regular cash dividend programs and to such extent Allied will be deemed to have elected to receive shares of Common Stock with an equivalent value.

Section 7.9             Conduct Related to the OMLs. During the period from the date of this Agreement and continuing through and after the Closing until the expiration of the term of the OMLs, CEI will, and it will cause each of its Subsidiaries to, refrain from engaging in any conduct or activity that could reasonably be expected to result in the revocation, suspension or termination of the OMLs, unless otherwise consented to in writing by Allied.

Article VIII

Additional Agreements and Covenants

Section 8.1            Disclosure Schedules. Each of Parties will, as of the Closing, have the obligation to supplement or amend their respective Disclosure Schedules being delivered concurrently with the execution of this Agreement and annexes and exhibits hereto with respect to any matter hereafter arising or discovered which resulted in, or could reasonably be expected to result in an Allied Material Adverse Effect or a CEI Material Adverse Effect, as the case may be. The obligations of the Parties to amend or supplement their respective Disclosure Schedules being delivered herewith shall terminate at the Closing. Notwithstanding any such amendment or supplementation, the representations and warranties of the Parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement.

Section 8.2             Confidentiality. Between the date hereof and the Closing, each of the Allied Parties and the CEI Parties will hold and will cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other Legal Requirements or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system, all documents and information concerning the other Party furnished to it by such other Party or its Representatives in connection with the Transactions, except to the extent that such information can be shown to have been (a) publicly available without the receiving Party’s breach of any obligation owed to the disclosing Party; (b) known to the receiving Party prior to the disclosing Party’s disclosure of such information; (c) known to the receiving Party from a source other than the disclosing Party other than by the breach of an obligation of confidentiality known to the receiving Party to be owed to disclosing Party; or (d) independently developed by the receiving Party without reliance on the disclosing Party’s information. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party in connection with the Transactions if it exercises the same care as it takes to preserve confidentiality for its own similar information. Notwithstanding the foregoing, (A) any disclosure of information required to be included by CEI in the Proxy Statement or its other filings with the SEC or in any Listing Application as required by applicable Law will not constitute any violation of this Section 8.2 and (B) CEI’s disclosure to financial institutions and accredited investors and their respective Representatives in connection with the Transactions, subject to nondisclosure agreements or understandings among CEI and such Persons, will not constitute a violation of this Section 8.2.

Section 8.3             Public Announcements. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, the Parties will cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it and no Party may issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior consent of the CEI Parties (in the case of the Allied Parties) or the Allied Parties (in the case of the CEI Parties), except as required by Law or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the Transactions public or otherwise issue a press release or make public disclosure with respect thereto, it will (to the extent permitted by Law) at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the Transactions as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

Section 8.4            Fees and Expenses. Except as expressly provided in Article IX, in the event there is no Closing of the Transactions, all fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses.

Section 8.5            Deemed Completion of Milestones. As of the Closing (a) all “Milestones” as defined in the Non-Oyo Purchase Agreement are deemed to be completed, (b) all obligations of CEI to the Allied Parties to pay any amounts with respect to any “Milestone” pursuant to the Non-Oyo Purchase Agreement are deemed to be fulfilled, (c) CEI has acquired all Contract Rights as defined in and as contemplated by the Non-Oyo Purchase Agreement with no possibility of reversion to the Allied Parties or any of them, (d) no Party has any further obligation to the other under the Non-Oyo Purchase Agreement and (e) the Non-Oyo Purchase Agreement will be terminated.

Section 8.6             Transfer of Equity Ownership. Upon request by the CEI Parties, but subject to Consents, if any, from Governmental Authorities in the Federal Republic of Nigeria, the Allied Parties shall transfer without further consideration (a) all or such requested portion of the record, and any other form of, right, title and interest in and to the OMLs, and (b) all of the Allied Parties’ retained interest in the PSC, to a Person designated by the CEI Parties; provided, however, that following any such transfer, the requisite participating interest in the OMLs will continue to be held by a Person who, in the reasonable opinion of CEI, qualifies for Indigenous Status. The Allied Parties shall cooperate reasonably to enter into all such agreements and perform all such transactions as may be necessary to effect such transfer, and shall use all reasonable efforts to obtain approval of such transfer by the appropriate Governmental Authorities in the Federal Republic of Nigeria.

Section 8.7            Certain Disclaimers. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ALLIED PARTIES AND THE CEI PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE OTHER PARTIES.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT AS CONTAINED IN ARTICLE IV OR ARTICLE V, THE ALLIED PARTIES AND CEI PARTIES, RESPECTIVELY, EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) IN THE CASE OF THE ALLIED PARTIES, AS TO THE PSC, THE TRANSFERRED INTERESTS OR THE OMLS, AND IN THE CASE OF THE CEI PARTIES, THEIR AND THEIR RESPECTIVE SUBSIDIARIES’ BUSINESS, ASSETS OR LIABILITIES, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA, RECORDS OR INTERPRETATION, RELATING IN THE CASE OF THE ALLIED PARTIES, TO THE PSC, THE TRANSFERRED INTERESTS OR THE OMLS, AND IN THE CASE OF THE CEI PARTIES, TO THEIR AND THEIR RESPECTIVE SUBSIDIARIES’ BUSINESS, ASSETS OR LIABILITIES, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM, IN THE CASE OF THE ALLIED PARTIES, THE PSC, THE TRANSFERRED INTERESTS OR THE OMLS, AND IN THE CASE OF THE CEI PARTIES, THEIR AND THEIR RESPECTIVE SUBSIDIARIES’ ASSETS, (IV) ANY ESTIMATES OF THE VALUE, IN THE CASE OF THE ALLIED PARTIES, THE PSC, THE TRANSFERRED INTERESTS OR THE OMLS, AND IN THE CASE OF THE CEI PARTIES, THEIR AND THEIR RESPECTIVE SUBSIDIARIES’ BUSINESS OR ASSETS, (V) IN THE CASE OF THE ALLIED PARTIES, AS TO THE AMOUNTS OF OR VALUES WITH RESPECT TO ANY HYDROCARBON RESERVES OR RESOURCES ATTRIBUTABLE TO THE PSC OR THE OMLS, AND IN THE CASE OF THE CEI PARTIES, AS TO THE AMOUNTS OR VALUES WITH RESPECT TO ANY HYDROCARBON RESERVES OR RESOURCES ATTRIBUTABLE TO THEIR AND THEIR RESPECTIVE SUBSIDIARIES’ ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS OR FUTURE REVENUES GENERATED THEREFROM, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF, IN THE CASE OF THE ALLIED PARTIES, THE PSC, THE TRANSFERRED INTERESTS OR THE OMLS, AND IN THE CASE OF THE CEI PARTIES, THEIR AND THEIR RESPECTIVE SUBSIDIARIES’ ASSETS OR LIABILITIES, AND (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE OTHER PARTIES OR THEIR AFFILIATES, OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.

IT IS EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT THE CEI PARTIES SHALL BE DEEMED TO BE OBTAINING THE CONTRACT RIGHTS AND THUS AN INTEREST IN THE OMLS IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT THE PARTIES HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AND EVALUATIONS, IN THE CASE OF THE CEI PARTIES, OF THE PSC, THE TRANSFERRED INTERESTS, AND THE OMLS AND IN THE CASE OF THE ALLIED PARTIES, OF THE CEI PARTIES’ AND THEIR SUBSIDIARIES’ BUSINESS, ASSETS AND LIABILITIES, AS SUCH PARTIES DEEM APPROPRIATE.

Section 8.8            Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be commercially reasonable, to the extent permitted by Law, to fulfill its obligations under this Agreement and to effectuate and consummate the Transactions.

Section 8.9             Voting Agreement. CEHL shall cause to be voted all shares of Common Stock beneficially owned by it, including all of its shares referred to in Section 4.20 hereof, in favor of all proposals set forth in the Proxy Statement, including the issuance of the Consideration Shares to Allied, the potential issuance of the Second Shares to Allied pursuant to Section 10.9(c) and the potential issuance of Conversion Shares (as such term is defined in the Convertible Note) to Allied upon any conversion of the Convertible Note, the Share Purchase Agreement, including the issuance of shares of Common Stock to PIC, and the CEI Certificate Amendment.

Section 8.10           Maintain CEI Listing. For a period of forty-two (42) months after the Closing, (a) CEI shall not claim to be, take advantage of or use any status as a “Controlled Company” under Section 801(a) of the NYSE MKT Company Guide or any similar Legal Requirement under any other securities exchange or quotation system and the Allied Parties shall refrain from taking any action that would cause CEI from claiming, taking advantage of or using such status, and (b) the Allied Parties and CEI shall each use its respective reasonable best efforts to maintain the listing of CEI Common Stock on a securities exchange operated by the JSE and one or more of the NYSE MKT, the London Stock Exchange or another securities exchange or quotation system agreed upon by Allied and the Company, unless the prior approval of a majority of the Minority Stockholders, excluding for purposes of this Section 8.10 any holders of shares of Common Stock acquired in the Financing, shall have been obtained; provided, however, that this Section 8.10 shall no longer be applicable following the consummation of a transaction (x) in which the Minority Stockholders have the right to receive per share consideration equivalent to the greatest consideration per share of Common Stock received by the Allied Parties in connection with such transaction or (y) pursuant to a tender offer by the Allied Parties or Affiliates for all of the outstanding shares of Common Stock; provided further, however, that the Minority Stockholders tender, in the aggregate, at least a majority of the shares of Common Stock held by the Minority Stockholders at such time.

Section 8.11           Services Agreement. If requested by CEI between the date hereof and no later than ten (10) Business Days prior to the expected Closing Date, each of CEI and Allied will use their respective reasonable efforts to negotiate in good faith a form of services agreement to be executed at the Closing, on a mutually agreed form and setting forth the services to be provided by Allied and/or its Affiliates to CPL, the duration thereof and compensation therefor, in each case as may be agreed.

Article IX

Conditions to Closing

Section 9.1            Joint Conditions Precedent. The obligations of the Parties to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing of the following conditions by the Parties, none of which may be waived:

(a)           Financing. CEI shall consummate the First Closing of the Financing prior to or concurrently with the Closing.

(b)           Approval by the CEI Stockholders. At the Stockholders’ Meeting, and in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”) and other Legal Requirements, each of (i) this Agreement, including the issuance of the Consideration Shares to Allied, the potential issuance of the Second Shares to Allied pursuant to Section 10.9(c) and the potential issuance of Conversion Shares (as such term is defined in the Convertible Note) to Allied upon any conversion of the Convertible Note, (ii) the Share Purchase Agreement, including the issuance of shares of Common Stock to PIC, and (iii) the CEI Certificate Amendment shall have been approved by both (A) holders of at least a majority of all outstanding shares of Common Stock present in person, or voting by proxy, at the Stockholders’ Meeting and (B) holders of at least a majority of all outstanding shares of Common Stock held by the Minority Stockholders (together, the “Required CEI Stockholder Vote”). The “Minority Stockholders” means all of the holders of outstanding shares of Common Stock excluding CEHL and its Affiliates (which shall include each reporting Person filing the Schedule 13D with respect to CEI filed with the SEC by CEHL on April 19, 2010).

(c)           Certificate Amendment. The Certificate Amendment shall have been properly filed with and accepted by the Secretary of State of the State of Delaware.

(d)           Special Dividend. The Special Dividend shall have been paid and the Dividend Shares issued to the holders of Common Stock as of the record date established therefor.

Section 9.2            Allied Parties Conditions Precedent. The obligations of the Allied Parties to enter into and complete the Closing are subject to the fulfillment by the CEI Parties on or prior to the Closing of the following conditions, any one or more of which may be waived by the Allied Parties in writing.

(a)           Payment of Consideration. CEI shall have paid the Closing Cash Consideration and issued the Consideration Shares.

(b)           Representations and Covenants. The representations and warranties of the CEI Parties contained in this Agreement shall be true on and as of the Closing except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a CEI Material Adverse Effect; and each of the CEI Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing, and the CEI Parties shall have delivered to the Allied Parties a certificate, dated the Closing Date, to the foregoing effect.

(c)           Litigation. There shall be no (i) Judgment in effect or issued by any Governmental Authority prohibiting or making illegal the consummation of the Transactions; (ii) Judgment in effect, or Action pending by any Person, limiting or restricting or seeking to limit or restrict the conduct or operation of the business of the CEI Parties following the Closing; or (iii) Action shall have been threatened in writing or instituted by any Governmental Authority seeking any of the foregoing or damages or a discovery order in connection with the Transactions, which has or would reasonably be expected to have a CEI Material Adverse Effect. For the avoidance of doubt, any Action by a stockholder of CEI attempting to prohibit, make illegal, enjoin or seek additional value with respect to the Transactions will not cause the condition precedent set forth in this Section 9.2(c) to fail to be fulfilled.

(d)           No CEI Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2012 which has or is reasonably likely to cause a CEI Material Adverse Effect.

(e)           NYSE MKT Listing. CEI shall have maintained its status as a company whose Common Stock is listed on the NYSE MKT and no event shall have occurred that would reasonably be expected to cause a delisting from the NYSE MKT immediately following the Closing.

(f)            JSE Listing. CEI shall have filed a Listing Application for, and received approval for, listing of Common Stock on the JSE and no reason shall exist as to why such listing shall not continue immediately following the Closing.

(g)           Secretary’s Certificate. The Allied Parties shall have received a certificate from CEI, signed by its secretary attaching copies of the CEI Constituent Instruments and resolutions of the CEI board of directors approving the Agreement and the Transactions and certifying such copies are true, complete and correct and remain in full force and effect.

(h)           Certificate of Good Standing. Allied shall have received a certificate of good standing or equivalent under the applicable Law of each of the CEI Parties.

(i)            Deliveries. The deliveries required to be made by the CEI Parties in Article III shall have been made by them.

Section 9.3            CEI Conditions Precedent. The obligations of the CEI Parties to enter into and complete the Closing are subject to the fulfillment by each of the Allied Parties on or prior to the Closing of the following conditions, any one or more of which may be waived by the CEI Parties in writing:

(a)           Representations and Covenants. The representations and warranties of the Allied Parties contained in this Agreement shall be true at and as of the Closing except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Allied Material Adverse Effect, and each of the Allied Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing, and the Allied Parties shall have delivered to CEI a certificate, dated the Closing Date, to the foregoing effect.

(b)           Governmental and Third-Party Approvals. Each of the Allied Parties shall have timely obtained from each Governmental Authority or other third Person all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby, including such Consents as may be required from the Federal Republic of Nigeria (and any other Nigerian Governmental Authority), the SEC, and any other foreign or domestic Persons and Governmental Authorities.

(c)           Litigation. There shall be no (i) Judgment in effect or issued by any Governmental Authority prohibiting or making illegal the consummation of the Transactions; (ii) Judgment in effect, or Action pending by any Person, limiting or restricting or seeking to limit or restrict the conduct or operation of the business of the Allied Parties with respect to the Transferred Interests, the OMLs or the PSC following the Closing; or (iii) Action that shall have been threatened in writing or instituted by any Governmental Authority seeking any of the foregoing or damages or a discovery order in connection with the Transactions, which has or would reasonably be expected to have an Allied Material Adverse Effect.

(d)           No Allied Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2012, which has had or is reasonably likely to cause an Allied Material Adverse Effect.

(e)           Officer’s Certificate. CEI shall have received a certificate from each of Allied Parties signed by an authorized officer or representative of such Party, respectively, attaching copies of each such Party’s constituent instruments and resolutions or other authorizing documents approving the Agreement and the Transactions and certifying that such copies are true, complete and correct and remain in full force and effect.

(f)            Certificate of Good Standing. CEI shall have received a certificate of good standing or equivalent under the applicable Law of each of the Allied Parties.

(g)           Deliveries. The deliveries required to be made by the Allied Parties in Article III shall have been made by them.

Article X

Indemnification

Section 10.1           Survival. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months and shall thereafter be of no further force and effect; provided, however, that all of the covenants and obligations of the Parties contained in this Agreement, including the covenants and obligations with respect to the OMLs and the PSC, shall survive the Closing indefinitely unless they expire sooner in accordance with their express terms; provided further, however, that the Allied Parties’ representations in Sections 4.1, 4.2, 4.3, 4.4(f), 4.10, 4.12, 4.13, 4.14, 4.16, 4.17 and 4.18 and the CEI Parties’ representations in Sections 5.1, 5.2, 5.3, 5.4, 5.6, 5.7, 5.10, 5.13, 5.14, 5.15 and 5.21 will survive the Closing indefinitely. The term during which any representation, warranty, or covenant survives hereunder is referred to as the “Survival Period.” Except as expressly provided in this paragraph, no claim for indemnification hereunder may be made after the expiration of the Survival Period. Notwithstanding any other provision herein to the contrary, no claim for indemnification under this Article X may be made after the expiration of applicable statutes of limitations or other prescriptive periods provided for under applicable Law.

Section 10.2           Indemnification by the Allied Parties.

(a)           The Allied Parties shall, subject to the terms hereof, jointly and severally indemnify, defend and hold harmless the CEI Parties (which term, for the purposes of this Article X shall include any of the CEI Parties’ successors) and permitted assigns (the “CEI Indemnified Parties”) from and against any liabilities, losses, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees and court costs) (collectively, “Damages”) arising from: (i) any debts, claims, liabilities, or obligations of the Allied Parties not expressly assumed by the CEI Parties pursuant to this Agreement and due and payable or due to be performed by the Allied Parties on or prior to the Closing Date or related to facts existing or events occurring at or prior to the Closing, including any Action, whether pending or threatened, described in Allied Disclosure Schedule 4.5; (ii) any NAE Claim; (iii) any breach of any representation or warranty made by the Allied Parties in Article IV hereof or in any certificate delivered by the Allied Parties pursuant to this Agreement; or (iv) any breach by any Allied Party of its covenants or obligations in any Transaction Document to be performed or complied with by such Allied Party.

(b)           Pursuant to the provisions of this Article X, if any claim for indemnification is to be brought against the Allied Parties on behalf of or by right of any CEI Party, such claim shall be determined and approved by a committee of the CEI board of directors comprised of Independent Directors (the “Independent Committee”). Any settlement of any claim described in the immediately preceding sentence shall be determined and approved by the Independent Committee. Any determination or approval of the Independent Committee made pursuant to the provisions of this Article X shall be by majority vote of the members of the Independent Committee.

(c)           The amount of any and all indemnifiable Damages suffered by the CEI Indemnified Parties and agreed or otherwise required to be paid by the Allied Parties shall be paid first, in cash, up to a maximum total amount equal to the sum of the Closing Cash Consideration plus the Deferred Cash Consideration, and next, by the return of a specified number of Consideration Shares. If applicable, the number of shares to be returned to the CEI Indemnified Parties shall have a fair market value equal to the aggregate amount of the indemnifiable Damages agreed or otherwise required to be paid by the Allied Parties to the extent not satisfied by payment in cash. The fair market value of such shares shall be determined by calculating the average closing price of CEI’s Common Stock over a period of thirty (30) days, counting back from the first Business Day immediately prior to the final determination of Damages hereunder.

Section 10.3           Indemnification by CEI.

(a)           The CEI Parties shall, subject to the terms hereof, jointly and severally indemnify, defend and hold harmless the Allied Parties and their respective successors and permitted assigns (the “Allied Indemnified Parties”) from and against any Damages arising from: (i) any breach of any representation or warranty made by the CEI Parties in Article V hereof or in any certificate delivered by the CEI Parties pursuant to this Agreement; or (ii) any breach by any CEI Party of its covenants or obligations in any Transaction Document.

(b)           Pursuant to the provisions of this Article X, if any claim for indemnification is to be brought against the CEI Parties on behalf of or by right of any Allied Party, such claim shall be responded to by an Independent Committee. Any settlement of any claim described in the immediately preceding sentence shall be determined and approved by the Independent Committee. Any determination or approval of the Independent Committee made pursuant to the provisions of this Article X shall be by majority vote of the members of the Independent Committee.

(c)           The amount of any and all Damages suffered by the Allied Indemnified Parties and agreed or otherwise required to be paid by the CEI Parties shall be paid in cash, or, at the option of the Allied Parties, may be paid in newly issued shares of Common Stock. If the Allied Parties opt to receive newly issued shares of Common Stock in lieu of receiving cash for any indemnifiable Damages, the number of shares to be issued to the Allied Indemnified Parties shall have a fair market value equal to the aggregate amount of the indemnifiable Damages agreed or otherwise required to be paid by the CEI Parties. The fair market value of such shares shall be determined by calculating the average closing price of CEI’s Common Stock over a period of thirty (30) days on the principal stock exchange on which the shares are traded (based on the aggregate trading volume on such exchange for the relevant thirty (30) day period), counting back from the first Business Day immediately prior to the final determination of Damages hereunder.

Section 10.4           Limitations on Indemnity.

(a)           Notwithstanding any other provision in this Agreement to the contrary, the CEI Indemnified Parties shall not be entitled to indemnification pursuant to Section 10.2(a) unless and until the aggregate amount of Damages to the CEI Indemnified Parties with respect to such matters under Section 10.2(a) exceeds one million dollars ($1,000,000) (the “Deductible”), and then only to the extent such Damages exceed the Deductible; provided, however, the Deductible shall not apply with respect to Damages claimed as a result of any breach of Section 6.1(b) or with respect to the Actions specifically referred to in Section 10.2(a)(i). The aggregate amount of Damages payable by the Allied Parties to the CEI Indemnified Parties with respect to such matters under Section 10.2(a) (excluding the Actions specifically referred to in Section 10.2(a)(i)) shall not exceed two hundred million dollars ($200,000,000) (the “Cap”) unless the Damages arise from or otherwise relate to the breach of any of Sections 4.1, 4.2, 4.3, 4.4(f), 4.10, 4.12, 4.13, 4.14, 4.16, 4.17, 4.18 or 6.1(b) by the Allied Parties in which event the maximum amount for which the Allied Parties are liable shall equal the Purchase Price.

(b)           Notwithstanding any other provision in this Agreement to the contrary, the Allied Parties shall not be liable to, or indemnify the CEI Indemnified Parties for, any Damages claimed under this Agreement that are punitive (except to the extent constituting third-party punitive claims), special, consequential, incidental, exemplary, lost profits or otherwise not actual damages. The CEI Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Damages. If the Closing occurs, this Article X constitutes the CEI Parties’ sole and exclusive remedy for any and all Damages or other claims relating to or arising from this Agreement and the Transactions contemplated hereby.

(c)           Notwithstanding any other provision in this Agreement to the contrary, no Allied Party shall be entitled to indemnification pursuant to Section 10.3 unless and until the aggregate amount of Damages with respect to such matters under Section 10.3 exceeds the Deductible, and then only to the extent such Damages exceed the Deductible; provided, however, that the aggregate amount of Damages payable by any CEI Party to the Allied Parties hereunder shall not exceed the Cap unless the Damages arise from or otherwise relate to the breach of any of Sections 5.1, 5.2, 5.3, 5.4, 5.6, 5.7, 5.10, 5.13, 5.14, 5.15 or 5.21 by the CEI Parties, in which event the maximum amount for which the CEI Parties are liable shall equal the Purchase Price.

(d)           Notwithstanding any other provision in this Agreement to the contrary, CEI shall not be liable to, or be required to indemnify any Allied Indemnified Parties for, any Damages claimed under this Agreement that are punitive (except to the extent constituting third-party punitive claims), special, consequential, incidental, exemplary or otherwise not actual damages or (iii) that are in the nature of lost profits or any diminution in value of property or equity. The Allied Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Damages. If the Closing occurs, this Article X constitutes the Allied Parties’ sole and exclusive remedy for any and all Damages or other claims relating to or arising from this Agreement and the Transactions contemplated hereby.

Section 10.5          Defense of Third-Party Claims. If the Independent Committee determines to make a claim for indemnification on behalf of the CEI Parties under Section 10.2 or any Allied Party makes a claim for indemnification under Section 10.3 (each, as applicable, an “Indemnitee”), the Independent Committee or such Allied Party, as applicable, shall notify the indemnifying Party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any Action against the Indemnitee (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided, however, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the Damages for which the Indemnitor is obligated to be greater than such Damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such Action giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, however, that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided further, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article X. If the Indemnitor shall control the defense of any such Action, the Indemnitor shall be entitled to settle such Action; provided, however, that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of an Action or ceasing to defend such Action if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such Action. If the Indemnitor assumes such defense, the Indemnitor shall not be liable for any amount required to be paid by the Indemnitee that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a third-party Action, the amount for which that third-party Action could have been settled pursuant to that proposed compromise or settlement. In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of Actions, including by making employees, information and documentation reasonably available. If the Indemnitor shall not assume the defense of any such Action, the Indemnitee may defend against such Action as it deems appropriate; provided, however, that the Indemnitee may not settle any such Action without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such Action.

Section 10.6          Determining Damages. The amount of Damages subject to indemnification under Section 10.2 or Section 10.3 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Damages, and (ii) any insurance proceeds or other amounts under indemnification agreements received or receivable by the Indemnitee on account of such Damages. If the Indemnitee receives a Tax Benefit on account of such Damages after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee. For purposes of this Section 10.6, “Tax Benefit” shall mean any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would be paid by the Indemnitee, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit. To the extent Damages are recoverable by insurance, the Indemnitee shall take all commercially reasonable efforts to obtain maximum recovery from such insurance. In the event that an insurance or other recovery is made by any Indemnitee with respect to Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee. The Indemnitor shall be subrogated to all rights of the Indemnitee in respect of Damages indemnified by the Indemnitor. The Indemnitee shall take all commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages. For Tax purposes, the Parties will treat all payments made under this Article X as adjustments to the consideration received for the Consideration Shares.

Section 10.7          Right of Setoff. To the extent that any Party is obligated to indemnify any other Party after Closing under the provisions of this Article X for Damages reduced to a monetary amount, such Party after Closing shall have the right to decrease any amount due and owing or to be due and owing under any Contract with the other Party, whether under this Agreement or any other Contract between such Parties on the one hand, and any of the other Parties or any of their respective Affiliates or Subsidiaries on the other.

Section 10.8           Limitation on Recourse; No Third-Party Beneficiaries.

(a)           No claim shall be brought or maintained by any Party or its respective successors or permitted assigns against any officer, director, partner, member, agent, Representative, Affiliate, equity holder, successor or permitted assign of any Party which is not otherwise expressly identified as a Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(b)           Except as set forth in Section 10.2(a) and 10.3(a), the provisions of this Article X are for the sole benefit of the Parties and nothing in this Article X, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Article X.

Section 10.9           Financing Default.

(a)           If the Second Closing does not occur on or before the last day of the period ending one hundred twenty (120) days following the Closing Date as a result of any default by PIC, at Allied’s request, CEI will transfer and assign to Allied without recourse to CEI, except as expressly provided in this Section 10.9, that portion of CEI’s rights that pertains to the payment of Deferred Cash Consideration, under the Share Purchase Agreement, at law, in equity or otherwise, against PIC pursuant to an instrument of transfer and assignment reasonably acceptable to CEI and Allied.

(b)           If any transfer and assignment as described in Section 10.9(a) occurs, and Allied seeks to enforce specifically PIC’s obligations to purchase the Second Shares, CEI will stand ready to perform its obligations to deliver the Second Shares at the Second Closing against receipt of the consideration required to be paid by PIC pursuant to the terms of the Share Purchase Agreement.

(c)           If any transfer and assignment as described in Section 10.9(a) occurs, and prior to the closing of the sale of the Second Shares, the Share Purchase Agreement is terminated by Allied or by CEI at Allied’s request, then CEI will issue and sell to Allied (or its designee) at no additional cost to the Allied Parties and in full and complete satisfaction of the CEI Parties’ obligations to pay the Deferred Cash Consideration, a number of shares of Common Stock equal to 62.963% of the number of the Second Shares.

(d)           In the event and for so long as any Allied Party or any Affiliate thereof is actively pursuing any Action in connection with any post-Closing default by PIC with respect to the issuance and sale of the Second Shares, the CEI Parties will reasonably cooperate with such Action and will make reasonably available their personnel, records and information applicable to such matter as may be necessary in connection with prudent handling of such Action; provided, however, that the Allied Parties will reimburse the CEI Parties for the fair and reasonable out-of-pocket costs of such cooperation; provided further, however, that the CEI Parties shall have notified the Allied Parties in writing prior to incurring any material amount of costs pursuant to this Section 10.9(d).

(e)           This Section 10.9 sets out the Allied Parties’ sole and exclusive remedies should the CEI Parties default under Section 2.2(b) as a result of any default by PIC to take up, purchase and pay for the Second Shares as prescribed by the Share Purchase Agreement. In the event that CEI is not able to (i) make the assignment pursuant to Section 10.9(a) (or the assignment pursuant to Section 10.9(a) is determined by a Governmental Authority to be unenforceable) or (ii) transfer the requisite number of Second Shares pursuant to Section 10.9(c), then Allied may require (at Allied’s sole cost) CEI to pursue against PIC any and all claims available to CEI at law or in equity, including an award of damages unless and only to the extent that CEI is advised by counsel that the bringing of a legal action could reasonably be expected to result in judicial sanction against CEI or its counsel.

(f)           Notwithstanding any other provision herein, and for the avoidance of doubt, the provisions of this Section 10.9 shall not apply to the Deferred Adjustment Amount portion of the Deferred Cash Consideration.

Article XI

Termination

Section 11.1           Methods of Termination. Unless waived by the Parties hereto in writing, the Transactions may be terminated and/or abandoned at any time but not later than the Closing:

(a)           by mutual written consent of the Parties;

(b)           by any Party, if the Closing has not occurred by the later of (i) March 31, 2014 or (ii) such other date that has been agreed by the Parties;

(c)           by the Allied Parties, if there has been a breach by the CEI Parties of any representation, warranty, covenant or agreement contained in this Agreement that has prevented the satisfaction of any of the conditions to the obligations of the Allied Parties at the Closing under Article IX and such violation or breach has not been waived by the Allied Parties or cured by the CEI Parties within ten (10) Business Days after written notice thereof from the Allied Parties;

(d)           by the CEI Parties, if there has been a breach by the Allied Parties of any representation, warranty, covenant or agreement contained in this Agreement that has prevented the satisfaction of any of the conditions to the obligations of the CEI Parties at the Closing under Article IX and such violation or breach has not been waived by the CEI Parties or cured by the Allied Parties within ten (10) Business Days after written notice thereof from the CEI Parties;

(e)           by either CEI or the Allied Parties, if the CEI board of directors (or any committee thereof) shall have effected an Adverse CEI Recommendation; or

(f)            by either CEI or the Allied Parties, if, at the Stockholders’ Meeting (including any adjournments thereof), the matters submitted to the stockholders of CEI in the Proxy Statement shall fail to be approved by the Required CEI Stockholder Vote; provided, however, that the Allied Parties shall not have the right to terminate this Agreement pursuant to this subsection (f) if CEHL failed to vote or cause to be voted all of the shares of Common Stock beneficially owned by it in accordance with Section 8.9.

Section 11.2          Effect of Termination.

(a)           In the event of termination and abandonment by either CEI or the Allied Parties, or both of them, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other Party (as applicable), and except as set forth in this Section 11.2, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.

(b)           Each Party hereto will destroy all documents, work papers and other material (and all copies thereof) of the other Party relating to the Transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same if the Transactions contemplated by this Agreement are terminated and/or abandoned as provided herein and if Legal Requirements do not require the retention of such information. All confidential information received by either Party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 8.2 hereof, which shall survive such termination or abandonment. The provisions of Article X and Article XI shall survive termination of this Agreement.

(c)           Notwithstanding Section 11.2(a), but subject to Sections 10.4(b) and 10.4(d), if this Agreement is terminated pursuant to Section 11.1(c) by the Allied Parties or Section 11.1(d) by the CEI Parties, the terminating Party will be entitled to recover any Damages it may have incurred as a result of the termination of this Agreement.

(d)           No Party which is itself in breach of any representation, warranty, covenant or agreement contained in this Agreement that has prevented satisfaction of any of the conditions to the obligations of the other Party at the Closing may exercise any right to terminate this Agreement under Section 11.1(c) or Section 11.1(d), as applicable.

Article XII

Miscellaneous

Section 12.1          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature pages hereto (or at such other address for a Party as shall be specified in writing to all other Parties).

Section 12.2          Amendments; Waivers; No Additional Consideration. Except as otherwise provided in this Agreement, no provision of this Agreement may be waived or amended except in a written instrument signed by all of the Parties hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 12.3          Adjustments to Payment of Purchase Price. The Consideration Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (other than the Special Dividend), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Common Stock, occurring on or after the date hereof and prior to the Closing.

Section 12.4           Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “$” or dollar amounts will be to lawful currency of the United States of America.

Section 12.5           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 12.6          Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Contract and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or other electronic (pdf) execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 12.7           Entire Agreement; Third-Party Beneficiaries. This Agreement, taken together with all Exhibits, Annexes and Schedules hereto and the other Transaction Documents (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) is not intended to confer upon any Person other than the Parties any rights or remedies.

Section 12.8          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           ANY ACTION ARISING OUT OF OR BASED UPON SECTION 12.10 OF THIS AGREEMENT MUST BE INSTITUTED IN A FEDERAL OR STATE COURT LOCATED IN THE HOUSTON, TEXAS AND COUNTY OF HARRIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN ANY SUCH ACTION. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION BROUGHT IN ANY SUCH COURT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION IN SUCH COURTS AND IRREVOCABLY WAIVE ANY PLEA OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER SECTION 12.10 OF THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO SECTION 12.10 OF THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8(c).

Section 12.9          Dispute Resolution.

(a)           Except for disputes arising under Section 12.10, all disputes among the Parties arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section 12.9.

(b)           Before any arbitration is commenced pursuant to this Section 12.9, the Parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

(c)           If no mutually acceptable settlement of the dispute is made within sixty (60) days from the commencement of the settlement negotiation or if any Party refuses to engage in any settlement negotiation, any Party may submit the dispute for arbitration.

(d)           Any arbitration commenced pursuant to this Section 12.9 will be conducted in Houston, Texas under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules except as expressly modified herein. The arbitration and appointing authority will be the American Arbitration Association (“AAA”). The arbitration will be conducted by a panel of three arbitrators, one chosen by CEI, one chosen by the Allied Parties and the third chosen by agreement of the two selected arbitrators; failing agreement within thirty (30) days prior to commencement of the arbitration proceeding, the AAA will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the Parties. The arbitral tribunal will determine how the Parties will bear the costs of the arbitration in accordance with Texas law. During the pendency of any arbitration or other proceeding relating to a dispute between the Parties, the Parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

Section 12.10        Specific Performance; Other Remedies. If this Agreement becomes validly terminable by either Party pursuant to Sections 11.1(c) or 11.1(d), then irreparable damage may occur, no adequate remedy at law may exist and Damages may be difficult to determine, and the Party with such right to terminate this Agreement shall be entitled, in lieu of terminating this Agreement and seeking to recover money Damages, to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money Damages as a remedy; provided, however, that the bringing of a legal action to compel specific performance shall not constitute a waiver of any other remedy to which it may be entitled at law or in equity, including seeking an award of Damages.

Section 12.11        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 12.12        Governing Language. This Agreement shall be governed and interpreted in accordance with the English language.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CAMAC ENERGY INC.

By:	/s/ Earl W. McNiel
	Name:	Earl W. McNiel
	Title:	Sr. Vice President

Address for Notice
1330 Post Oak Blvd., Suite 2250
Houston, Texas 77056
Attn:	Nicolas J. Evanoff
Email:	nevanoff@camacenergy.com

CAMAC PETROLEUM LIMITED

By:	/s/ Jeffrey S. Courtright
	Name:	Jeffrey S. Courtright
	Title:	Director

Address for Notice
1330 Post Oak Blvd., Suite 2250
Houston, Texas 77056
Attn:	Nicolas J. Evanoff
Email:	nevanoff@camacenergy.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK—
SIGNATURE PAGES FOR ALLIED PARTIES FOLLOW]

Signature Page to Transfer Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CAMAC ENERGY HOLDINGS LIMITED

By:	/s/Kamoru Lawal
	Name:	Kamoru Lawal
	Title:	Director

Address for Notice

c/o CAMAC International Corporation
1330 Post Oak Blvd.
Suite 2250
Houston, Texas 77056
Attn:	Jean-Michel Malek
Email:	jmm@camac.com

CAMAC INTERNATIONAL (NIGERIA) LIMITED

By:	/s/Mickey Lawal
	Name:	Mickey Lawal
	Title:	Director

Address for Notice

c/o CAMAC International Corporation
1330 Post Oak Blvd.
Suite 2250
Houston, Texas 77056
Attn:	Jean-Michel Malek
Email:	jmm@camac.com

Signature Page to Transfer Agreement

ALLIED ENERGY PLC

By:	/s/Mickey Lawal
	Name:	Mickey Lawal
	Title:	Director

Address for Notice

c/o CAMAC International Corporation
1330 Post Oak Blvd.
Suite 2250
Houston, Texas 77056
Attn:	Jean-Michel Malek
Email:	jmm@camac.com

Signature Page to Transfer Agreement

ANNEX A

DEFINITIONS

“AAA” has the meaning set forth in Section 12.9(d).

“Acquisition Proposal” has the meaning set forth in Section 6.5(a) of the Agreement.

“Action” means any action, suit, inquiry, notice of violation, claim, arbitration, mediation, audit, demand, proceeding or investigation.

“Adjustments” means the Positive Adjustment, the Negative Adjustment and the Interest Adjustment, or any one of them.

“Adverse CEI Recommendation” has the meaning set forth in Section 7.1(a) of the Agreement.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise, and in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a natural Person shall be deemed to control any of his or her immediate family members. An “immediate family member” means a natural Person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

“Agreed Adjustment Amount” means the following calculation using the values contained in the Final Adjustments Statement if, pursuant to Section 2.3(d), no Dispute Notice is received by CEI on or prior to the expiration of the Dispute Period or Allied has delivered written acceptance of the Final Adjustments Statement on or prior to the expiration of the Dispute Period: the (i) Positive Adjustment minus (ii) the Negative Adjustment plus (if positive) or minus (if negative) (iii) the Interest Adjustment.

“Agreed Rate” means two percent (2%) plus the one (1) month interest rate for United States dollars that appears on the screen display designated as “Reuters Screen LIBOR01” on the Reuters services (or such other screen display or service as may replace it for the purpose of displaying the relevant British Bankers’ Association Interest Settlement Rates for deposits in the relevant currency in the London interbank market) at or about 11.00 a.m. London time on the first Business Day or, if such day is not a Business Day, on the next Business Day of the time period to which the Agreed Rate is applied.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Allied” has the meaning set forth in the preamble to the Agreement.

“Allied Capex” has the meaning set forth in paragraph 2(b) of Annex D.

“Allied Constituent Instruments” means the memorandum and articles of association of each of the Allied Parties, together with any of their statutory registers and such constituent instruments of any of them as may exist, each as amended to the date of the Agreement.

“Allied Disclosure Schedule” has the meaning set forth in the preamble to Article IV of the Agreement.

“Allied Indemnified Parties” has the meaning set forth in Section 10.3(a) of the Agreement.

“Allied Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise) of the OMLs, the PSC or the Transferred Interests, or would prevent or materially alter or delay any of the Transactions. Notwithstanding the foregoing, the definition of Allied Material Adverse Effect shall not include events caused by (A) changes in Nigerian economic conditions, except to the extent that the same disproportionately impact any of the OMLs, the PSC or the Transferred Interests as compared to similar assets of other similarly situated companies; (B) changes to the economic conditions (including changes in commodity prices) affecting the industries in which any of the Contract Rights are exercised, the OMLs, the PSC or the Transferred Contracts are performed or in which the OMLs are located, except to the extent that the same disproportionately impact any of the OMLs, the PSC or the Transferred Interests as compared to other similar Contracts of, or similar assets of, other similar situated companies; (C) changes related to or arising from the execution, announcement or performance of, or compliance with, this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, Governmental Authorities, customers, suppliers, distributors or employees; (D) changes in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; (E) the failure to meet any projections or budgets; or (F) matters listed in the Allied Disclosure Schedule.

“Allied Material Permits” has the meaning set forth in Section 4.7 of the Agreement.

“Allied Parties” has the meaning set forth in the preamble to the Agreement.

“Amended and Restated Promissory Note” means the Promissory Note referred to in the Form 8-K filed with the SEC by CEI on September 16, 2013.

“Assignment and Bill of Sale” means the Contract to be entered into at Closing between the Allied Parties, on the one hand, and the CEI Parties, on the other, pertaining to the assignment and transfer of the Other Assets from the Allied Parties to the CEI Parties, in substantially the form of Annex J hereto.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“CAA” means the federal Clean Air Act, as amended.

“Cap” has the meaning set forth in Section 10.4(a) of the Agreement.

“CEHL” has the meaning set forth in the preamble to the Agreement.

“CEI” has the meaning set forth in the preamble to the Agreement.

“CEI Capex” has the meaning set forth in paragraph 1(b) of Annex D.

“CEI Certificate Amendment” means an amendment to Article IV of CEI’s certificate of incorporation increasing the authorized number of shares of Common Stock from 300,000,000 to 2,000,000,000 shares.

“CEI Constituent Instruments” means the certificate of incorporation and bylaws of CEI, together with any memorandum and articles of association, statutory registers and such constituent instruments of any of its Subsidiaries as may exist, each as amended as of the date of the Agreement.

“CEI Disclosure Schedule” has the meaning set forth in the preamble to Article V of the Agreement.

“CEI Financial Statements” has the meaning set forth in Section 5.11(a) of the Agreement.

“CEI Indemnified Parties” has the meaning set forth in Section 10.2(a) of the Agreement.

“CEI Interim Financial Statements” has the meaning set forth in Section 5.11(a) of the Agreement.

“CEI Latest Balance Sheet” has the meaning set forth in Section 5.11(a) of the Agreement.

“CEI Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of CEI and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, the definition of CEI Material Adverse Effect shall not include events caused by changes in economic conditions (including changes in commodity prices), except to the extent that the same disproportionately impact the CEI Parties as compared to other similarly situated companies; changes related to or arising from the execution, announcement or performance of, or compliance with, this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, Governmental Authorities, customers, suppliers, distributors or employees; changes in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; the failure to meet any projections or budgets; or matters listed in the CEI Disclosure Schedule.

“CEI Material Contract” has the meaning set forth in Section 5.5 of the Agreement.

“CEI Parties” has the meaning set forth in the preamble to the Agreement.

“CEI Recommendation” means the recommendation from the board of directors of CEI to the stockholders of CEI that they approve the proposals to be set forth in the Proxy Statement.

“CEI Year-End Financial Statements” has the meaning set forth in Section 5.11(a) of the Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended.

“CINL” has the meaning set forth in the preamble to the Agreement.

“CINL Assignment” has the meaning set forth in the background to the Agreement.

“Closing” has the meaning set forth in Section 3.1 of the Agreement.

“Closing Cash Consideration” has the meaning set forth in Section 2.2(a) of the Agreement.

“Closing Date” has the meaning set forth in Section 3.1 of the Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the background of the Agreement.

“Complete,” “Completion” or “Completed” means (a) for a well capable of producing in paying quantities, that drilling operations have been completed and well production facilities have been installed to enable such well to be placed on production; and (b) for an unsuccessful well (e.g., dry or abandoned and plugged hole or a well incapable of producing in paying quantities), that all operations in respect of the well (including for its plugging and abandonment) have been completed.

“Consent” means any consent, approval, waiver, license, order, registration, declaration, filing or authorization of, or the giving of any prior notice to, any Governmental Authority or other Person, including filings, consents or other forms of approvals required under any Permits or licenses.

“Consideration Shares” has the meaning set forth in Section 2.1 of the Agreement.

“Contract” means any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Contract Rights” has the meaning set forth in the background to the Agreement.

“Convertible Note” means the convertible subordinated promissory note to be issued by CEI in favor of Allied in substantially the form of Annex K hereto in an aggregate original principal amount of fifty million dollars ($50,000,000).

“CPL” has the meaning set forth in the preamble to the Agreement.

“Damages” has the meaning set forth in Section 10.2(a) of the Agreement.

“Deductible” has the meaning set forth in Section 10.4(a) of the Agreement.

“Deferred Adjustment Amount” means the Agreed Adjustment Amount, or in the event that a dispute with respect to the Final Adjustments Statement has not been resolved in accordance with Section 2.3(d) by the Deferred Cash Consideration Payment Date, the Undisputed Adjustment Amount.

“Deferred Cash Consideration” has the meaning set forth in Section 2.2(b) of the Agreement.

“Deferred Cash Consideration Payment Date” means the date of payment of the Deferred Cash Consideration pursuant to Section 2.2(b) of the Agreement.

“Designated Employees” has the meaning set forth in Section 6.10.

“DGCL” has the meaning set forth Section 9.1(b).

“Disclosure Schedules” means the Allied Disclosure Schedule and the CEI Disclosure Schedule.

“Dispute Notice” has the meaning set forth in Section 2.3(b).

“Dispute Period” has the meaning set forth in Section 2.3(b).

“Dividend Shares” means an aggregate of 225,077,157 shares of Common Stock comprising the Special Dividend.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Authorization” means any Permit required under any Environmental Law.

“Environmental Laws” means all Laws of any Governmental Authority currently in effect relating to pollution or protection of human health, safety, resources or the Environment, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials. Environmental Laws include CERCLA, RCRA, SARA, CAA, OSHA, FWPCA, FIFRA, OPA and TSCA.

“Environmental Liabilities” means any and all obligations to pay the amount of any Judgment or settlement, the cost of complying with any settlement or Judgment for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand, directive or request from a Governmental Authority, the cost of performing any investigatory or remedial action required under Environmental Laws in response to a Release of Hazardous Materials (including any work performed under any voluntary cleanup program), the amount of any administrative or civil penalty or criminal fine or supplemental environmental project, and any court costs and reasonable amounts for attorneys’ fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any Action, regardless of whether such Action is threatened, pending or completed, that may be or have been asserted against or imposed upon any owner or operator of the assets or the business of the Party, to the extent any of the foregoing arise out of:

(a)           the failure of a Party or any of its respective Affiliates, any predecessor or the business conducted by the Party to comply at any time before the Closing with all Environmental Laws;

(b)           the presence of any Hazardous Materials on, in, under, at or in any way affecting any property used in the business conducted by the Party at any time before the Closing;

(c)           a Release of Hazardous Materials or threatened Release of Hazardous Materials at any time before the Closing of any Hazardous Materials on, in, at, under or in any way affecting the business conducted by the Party or any property used therein or at, on, in, under or in any way affecting any adjacent site or facility;

(d)           a Release of Hazardous Materials or threatened Release of Hazardous Materials on, in, at, under or from any real property other than those described in paragraph (c) immediately above and to which any Party or any of its respective Affiliates or any predecessor transported or disposed, or arranged for the transportation or disposal of, Hazardous Materials generated at or arising from operation of the business conducted by the Party at any time before the Closing;

(e)           the identification of any Party or any of its respective Affiliates or any predecessor as a potentially responsible party under CERCLA or under any Environmental Law similar to CERCLA;

(f)           the presence at any time before the Closing of any above-ground and/or underground storage tanks, or any asbestos-containing material on, in, at or under any property used in connection with the business conducted by the Party; or

(g)           any and all Actions for injury or damage to Persons or property arising out of exposure to Hazardous Materials originating in connection with the business conducted by the Party or any adjoining property, resulting from operation thereof, or located at the location where such business is conducted, where such exposure allegedly occurred prior to the Closing.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a limited liability company, partnership, association or other business entity (other than a corporation), and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

“Estimated Adjustments Statement” means the draft adjustments statement to be prepared in accordance with Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenditures” has the meaning set forth in subparagraph 1(a) of Annex D.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“FIFRA” means the Federal Insecticide, Fungicide and Rodenticide Act, as amended.

“Final Adjustments Statement” has the meaning set forth in Section 2.3(a).

“Financing” has the meaning set forth in the background to the Agreement.

“First Closing” has the meaning assigned to such term in the Share Purchase Agreement.

“FWPCA” means the Federal Water Pollution Control Act, as amended.

“Governmental Authority” means any national, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial, arbitral or mediatorial body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Materials” means any chemical, product, material, waste or substance that, whether by its nature or its use, is regulated or as to which liability might arise under any Environmental Law, including:

(a)           solid or hazardous wastes, as defined in RCRA or in any other Environmental Law;

(b)           hazardous substances, as defined in CERCLA or in any other Environmental Law;

(c)           toxic substances, as defined in TSCA or in any other Environmental Law;

(d)           pollutants or contaminants, as defined in the CAA or the FWPCA, or in any other Environmental Law;

(e)           insecticides, fungicides or rodenticides, as defined in FIFRA or in any other Environmental Law;

(f)            petroleum hydrocarbons including, natural gas, crude oil or any components, fractions or derivatives thereof; and

(g)           gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos, urea formaldehyde, naturally occurring radioactive materials, other radioactive materials or radon.

“Indemnitee” has the meaning set forth in Section 10.5 of the Agreement.

“Indemnitor” has the meaning set forth in Section 10.5 of the Agreement.

“Indemnification Notice” has the meaning set forth in Section 10.5 of the Agreement.

“Independent Accountants” means the Houston, Texas office of KPMG LLP or in the event that such firm declines to serve in such capacity, the Houston, Texas office of Ernst & Young LLP or in the event that such firm declines to serve in such capacity, a firm agreed upon by CEI and Allied.

“Independent Committee” has the meaning set forth in Section 10.2(b) of the Agreement.

“Independent Director(s)” means any member of the board of directors who is classified as an “independent” director pursuant to the rules of the NYSE MKT.

“Indigenous Status” has the meaning set forth in Section 4.18 of the Agreement.

“Intellectual Property” means all United States and foreign (a) patents, patent applications, utility models or statutory invention registrations (whether or not filed), and invention disclosures; (b) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; and (d) trade secrets, proprietary information, confidential information, know-how, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases.

“Interest Adjustment” has the meaning given in paragraph 3.1 of Annex D (Adjustments).

“Intervening Event” means an event, change, development, effect, occurrence or state of facts unknown to the Special Committee as of the date hereof, which becomes known to it prior to obtaining the Required CEI Stockholder Vote.

“Investment Company Act” has the meaning set forth in Section 5.21 of the Agreement.

“JSE” means the stock exchange operated by JSE Limited (registration number 2005/022939/06), a public company organized under the laws of the Republic of South Africa and licensed to operate an exchange under the Financial Markets Act No. 19 of 2012 of the Republic of South Africa.

“Judgment” means any judgment, order, injunction, writ, or decree, whether preliminary, permanent, temporary or of any other nature.

“Knowledge” (i) with respect to the Allied Parties means the actual knowledge of Kamoru Lawal, Mickey Lawal, Jean-Michel Malek or Daniel Ogbonna, and (ii) with respect to the CEI Parties means the actual knowledge of Segun Omidele, Earl McNeil or Nicolas J. Evanoff.

“Law” means any law, statute, code, ordinance, rule, rule of common law, regulation, Judgment, injunction, franchise, Permit, certificate, license, authorization or other directional requirement or interpretation of any Governmental Authority.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other Law, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authorities (or under the authority of any securities exchange or quotation system upon which the Common Stock is then listed or traded).

“Liens” means any liens, security interests, pledges, equities, and claims of any kind, voting trusts, shareholder agreements and other encumbrances, whether direct or indirect.

“Listing Application” means any application or request to any securities exchange or stock trading system for the listing of the Common Stock for trading or quotation on such exchange or system.

“Minority Stockholders” has the meaning set forth in Section 9.1(b) of the Agreement.

“Money Laundering Laws” has the meaning set forth in Section 4.13 of the Agreement.

“NAE” has the meaning set forth in the background to the Agreement.

“NAE Claims” has the meaning set forth in Section 1.2 of the Agreement.

“Negative Adjustment” has the meaning given in paragraph 2 of Annex D.

“Non-Oyo Purchase Agreement” means that certain Purchase and Continuation Agreement, dated December 10, 2010, by and among the CEI Parties and the Allied Parties.

“Novation Agreement” means the Contract to be executed concurrently with this Agreement but effective as of the Closing between Allied and CINL, on the one hand, and CPL, on the other, in substantially the form of Annex I.

“NYSE MKT” means the NYSE MKT LLC stock market.

“OFAC” has the meaning set forth in Section 4.14 of the Agreement.

“OML Business” means the petroleum operations conducted by the Allied Parties with respect to the OMLs, including the Oyo Field, under the PSC.

“OML Business Audited Financials” has the meaning set forth in Section 6.9(a) of the Agreement.

“OML Business 2013 Interim Financials” has the meaning set forth in Section 6.9(a) of the Agreement.

“OML Business Supplemental Financial Statements” has the meaning set forth in Section 6.9(b) of the Agreement.

“OMLs” has the meaning set forth in the background to the Agreement.

“OPA” means the Oil Pollution Act of 1990, as amended.

“OPL 210” has the meaning set forth in the background to the Agreement.

“OSHA” means the Occupational Safety and Health Act, as amended.

“Other Assets” has the meaning set forth in the background to the Agreement.

“Oyo 7 Well” means the oil and gas well being drilled in Oil Mining Lease 120 offshore Nigeria that commenced on September 9, 2013 as announced in a press release disseminated by CEI on September 12, 2013.

“Oyo Field” has the meaning set forth in the background to the Agreement.

“Party” or “Parties” has the meaning set forth in the preamble to the Agreement.

“Permits” means all franchises, licenses, permits, authorizations, certificates, orders, consents, notices, registrations, exemptions, variances, filings and approvals or forms of permission from any Governmental Authority or required by any Law.

“Permitted Lien” means (a) any restriction on transfer arising under applicable securities Laws; (b) any Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP; (c) any statutory Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due and delinquent and which are not, individually or in the aggregate, significant; (d) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the OMLs or Contract Rights that are not violated by the current use and operation of the Contract Rights; (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the OMLs or Contract Rights that do not materially impair the occupancy or use of the OMLs or Contract Rights for the purposes for which it is currently used or proposed to be used; (f) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) Liens of lessors and licensors arising under lease agreements or license arrangements; and (i) those Liens set forth in the applicable Disclosure Schedule.

“Person” means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a Governmental Authority.

“Personal Property” has the meaning set forth in Section 4.19 of the Agreement.

“PIC” has the meaning set forth in the background to this Agreement.

“Positive Adjustment” has the meaning set forth in paragraph 1 of Annex D (Adjustments).

“Post-Closing Income” has the meaning set forth in subparagraph 2(a) of Annex D.

“Proxy Statement” has the meaning set forth in Section 7.2(c) of the Agreement.

“PSC” has the meaning set forth in the background to the Agreement.

“Purchase Price” means the sum of (i) the value of the Consideration Shares; (ii) the Closing Cash Consideration; and (iii) the Deferred Cash Consideration.

“RCRA” means the Resource Conservation and Recovery Act, as amended.

“Registration Rights Agreement” means the Contract to be entered into at Closing between CEI, on the one hand, and the Allied Parties, on the other, in substantially the form of Annex J hereto.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the Environment.

“Representatives” of either Party means such Party’s employees, agents, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other Person acting on behalf of such Party.

“Required CEI Stockholder Vote” has the meaning set forth in Section 9.1(b) of the Agreement.

“Right of First Refusal and Corporate Opportunities Agreement” means the Contract to be entered into at Closing between the CEI Parties and the Allied Parties substantially in the form of Annex G hereto.

“SARA” means the Superfund Amendments and Reauthorization Act of 1986, as amended.

“Scrip Lending Agreement” means a Contract between one or more of the Allied Parties, on the one hand, and a financial institution to be determined by the JSE, on the other, in a customary form determined by the JSE.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.20 of the Agreement.

“Second Closing” has the meaning assigned to such term in the Share Purchase Agreement.

“Second Closing Date” has the meaning assigned to such term in the Share Purchase Agreement.

“Second Shares” has the meaning assigned to such term in the Share Purchase Agreement.

“Securities Act” means the Securities Act of 1933.

“Share Purchase Agreement” means that Purchase Agreement by and among CEI and PIC with respect to the Financing substantially in the form attached hereto as Annex F.

“Special Committee” means the committee of the following Independent Directors formed to evaluate the Transactions: John Hofmeister, Hazel R. O’Leary and Ira Wayne McConnell.

“Special Dividend” means a dividend payment comprised of the Dividend Shares, which has been approved by the Special Committee and recommended to the board of directors of CEI by such committee, to be paid to the holders of outstanding shares of Common Stock at the record date therefor following the declaration of such dividend and the establishment of a record date to determine holders entitled to receive the dividend by resolution to be adopted by the board of directors of CEI.

“Stockholders’ Meeting” has the meaning set forth in Section 7.2(a) of the Agreement.

“Subsidiary” means, with respect to a Person, any other Person if such first Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in the second Person that is sufficient to enable such first Person to elect at least a majority of the members of the second Person’s board of directors or other governing body, or (b) at least fifty percent (50%) of the outstanding Equity Interests of the second Person.

“Survival Period” has the meaning set forth in Section 10.1 of the Agreement.

“Tax Benefit” has the meaning set forth in Section 10.6 of the Agreement.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means and includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, state, foreign, federal or other Governmental Authority, or in connection with any Contract with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Transactions” has the meaning set forth in the background to the Agreement.

“Transaction Documents” means, collectively:

(a)           this Agreement;

(b)           the Convertible Note;

(c)           the Registration Rights Agreement;

(d)           the Assignment and Bill of Sale;

(e)           the Novation Agreement;

(f)            the Right of First Refusal and Corporate Opportunities Agreement;

(g)           the Share Purchase Agreement; and

(h)           the Stockholder Agreement with PIC contemplated by the Share Purchase Agreement;

(i)            the Registration Rights Agreement with PIC contemplated by the Share Purchase Agreement; and

(j)            if required by the JSE, the Scrip Lending Agreement.

“Transferred Contracts” has the meaning set forth in the background to the Agreement.

“Transferred Interests” has the meaning set forth in the background to the Agreement.

“TSCA” means the Toxic Substances Control Act, as amended.

“Undisputed Adjustment Amount” means the following calculation using the values contained in the Final Adjustments Statement for only those items that are not referred to the Independent Accountants in accordance with Section 2.3(d) for determination pursuant to the procedures in Section 2.3(e): the (i) Positive Adjustment minus (ii) the Negative Adjustment plus (if positive) or minus (if negative) (iii) the Interest Adjustment.

“U.S. GAAP” means generally accepted accounting principles of the United States.

ANNEX B

DESCRIPTION OF THE OMLs

FEDERAL REPUBLIC OF NIGERIA

Oil Mining Lease No. 120

THIS OIL MINING LEASE is granted to

ALLIED ENERGY RESOURCES(NIG) LIMITED
(Name of Company)

PLOT 1649 OLOSA STREET, VICTORIA ISLAND, LAGOS
(Address of Company)

for a term of XX TWENTY XX years commencing on the 27TH day of FEBRUARY XX2001 to search for, win, work, carry away and dispose of all petroleum in under or throughout the lands described in the Schedule hereto and delineated in red in the plan attached.

2. The lease is granted subject to the Petroleum Act 1969 and the regulations thereunder now in force or which may come into force during the continuance of this lease * (and also subject to the special terms and conditions in the Annex attached hereto).

In witness hereof the Minister of Petroleum XXXXXXXX Resources has hereunto set his hand and seal this 4th day of October XX2001 for and on behalf of the Minister of Petroleum Resources

* Delete if inapplicable

CERTIFID TRUE COPY !
Name: E. BALAH (Mrs)
Designation: LEGAL ADVISER DPR
Signature....
Date

OML 120

All that parcel of land contained in the Submarine Area in the Continental Shelf and Territorial Waters of the Federal Republic of Nigeria, edged red on the plan prepared by J. O. Agbelese, Surveyor, attached to this Schedule for OML 120 and containing an approximate area of 912.769 square kilometers, the vertices and boundaries which are described as follows:

VERTICES

Vertex 120-1 (Datum Point) represents the intersection of Latitude 05° 31' 48".162 North and Longitude 04° 25' 00".949 East and it coincides with vertex 209-2 of OPL 209.

Vertex 120-2 is the intersection of Latitude 05° 31' 46".647 North and Longitude 04° 34' 59".984 East and it coincides with vertex 316-49 of OPL 316.

Vertex 120-3 is the intersection of Latitude 05° 30' 00".000 North and Longitude 04° 34' 59".989 East and it coincides with vertex 110-35 of OML 110 (Formerly OPL 453).

Vertex 120-4 is the intersection of Latitude 05° 30' 00".003 North and Longitude 04° 39' 59".987 East and it coincides with vertex 110-34 of OML 110 (Formerly OPL 453).

Vertex 120-5 is the intersection of Latitude 05° 20' 00".000 North and Longitude 04° 40' 00".000 East and it coincides with vertex 108-29 of OML 108 (Formerly OPL 74).

Vertex 120-6 is the intersection of Latitude 05° 20' 00".000 North and Longitude 04° 45' 00".000 East and it coincides with vertex 108-28 of OML 108 (Formerly OPL 74).

Vertex 120-7 is the intersection of Latitude 05° 15' 00".000 North and Longitude 04° 45' 00".000 East and it coincides with vertex 108-27 of OML 108 (Formerly OPL 74).

Vertex 120-8 is the intersection of Latitude 05° 15' 00".000 North and Longitude 04° 24' 57".243 East and it coincides with vertex 121-1 of OML 121 (Part of former OPL 210).

BOUNDARY DESCRIPTIONS

From the Datum point 120-1 whose grid (UTM Zone 31) coordinates are 611386.112meters East and 656958.569 meters North, the boundaries run in straight lines, the bearing and distances of which are as follows:

From Vertex	Bearing 0	Distances (m)	To Vertex
120-1	90, 00, 00	18437.105	120-2
120-2	179, 50, 42	3275.614	120-3
120-3	89, 50, 37	9234.318	120-4
120-4	179, 50, 29	18429.522	120-5
120-5	89, 50, 28	9237.301	120-6
120-6	179, 50, 19	9215.077	120-7
120-7	269, 51, 18	37036.780	120-8
120-8	00, 00, 00	30962.969	120-1 (the starting point)

CERTIFID TRUE COPY
Name: E. B. AKAH (MRS)
Designation: LEGAL ADVISER DPR
Signature: [signature]
Date: 10/9/05

All bearings are referred to the Universal North (within Zone 31 on the UTM Projection System).

AREA OF OML 120

Area of the concession is calculated from these coordinates:

VERTEX	EASTINGS (m)	NORTHINGS (m)
120-1	656958.567	611386.112
120-2	675395.672	611386.109
120-3	675404.527	608110.507
120-4	684638.811	608135.708
120-5	684689.831	589706.257
120-6	693927.097	589731.865
120-7	693953.063	580516.825
120-8	656916.401	580423.172

Signed: [signature]

POINT #	GEOGRAPHIC LATITUDE	GEOGRAPHIC LONGITUDE	U.T.M. NORTHING	U.T.M. EASTING
120-1	5.3148162	4.2500949	611386.112	656958.569
120-2	5.3146647	4.3459984	611386.110	675395.672
120-3	3.0000000	4.3459989	331689.903	675970.724
120-4	5.3000003	4.3959987	608135.708	684638.811
120-5	5.2000000	4.4000000	589706.257	684689.831
120-6	5.2000000	4.4500000	589731.865	693927.097
120-7	5.1500000	4.4500000	580516.825	693953.063
120-8	5.1500000	4.2457243	580423.172	656916.401

BACK AND AREA COMPUTATION

BEARING	DISTANCE	NORTHING	EASTING	PILLAR
		611386.112	656958.569	120-1
90.0000	18437.092			
		611386.110	675395.661	120-2
.79.5042	3275.615			
		608110.507	675404.528	120-3
89.5037	9234.317			
		608135.708	684638.811	120-4
.79.5029	18429.522			
		589706.257	684689.831	120-5
89.5028	9237.301			
		589731.865	693927.097	120-6
.79.5019	9215.077			
		580516.825	693953.063	120-7
:69.5120	37036.780			
		580423.472	656916.401	120-8
0.0441	30962.669			
		611386.112	656958.569	120-1

Area of plot =912763028.957 Sq. M.

CERTIFID TRUE COPY
Name E. B. AKAH (Mrs)
Designation LEGAL ADVISOR DPR
Signature [signature]

A - 10

CERTIFID TRUE COPY
Name: E. B. AKATH.LA
Designation: LEGAL ADVISOR DPR
Signature:

660,000
670,000
680,000
690,000
700,000
610,000
600,000
590,000
580,000
1
2
3
4
5
6
7
8
OML 120
910.05 sq. km.

SPHERIOD = CLARKE 1880(ROS), PROJECTION = UTM ZONE 31; CM = 3°E

Vertex No.	Northings	Eastings	Latitude	Longitude
210A-1	611386.118	656958.583	05° 31' 48.162"	04° 25' 00.949"
210A-2	611386.118	675395.661	05° 31' 46.647"	04° 34' 59.984"
210A-3	608110.519	675404.538	05° 30' 00.000"	04° 34' 59.989"
210A-4	608135.698	684638.801	05° 30' 00.003"	04° 39' 59.987"
210A-5	589706.271	684689.788	05° 20' 00.000"	04° 40' 00.000"
210A-6	589731.867	693927.091	05° 20' 00.000"	04° 45' 00.000"
210A-7	580516.828	693953.068	05° 15' 00.000"	04° 45' 00.000"
210A-8	580516.828	656958.583	05° 15' 00.000"	04° 24' 77.243"

FEDERAL REPUBLIC OF NIGERIA

Oil Mining Lease No. 121

THIS OIL MINING LEASE is granted to

ALLIED ENERGY RESOURCES(NIG) LIMITED
(Name of Company)

PLOT 1649 OLOSA STREET, VICTORIA ISLAND, LAGOS
(Address of Company)

for a term of XXX TWENTY XX years commencing on the 27TH day of FEBRUARY ~~19~~ 2001 to search for, win, work, carry away and dispose of all petroleum in under or throughout the lands described in the Schedule hereto and delineated in red in the plan attached.

2. The lease is granted subject to the Petroleum Act 1969 and the regulations thereunder now in force or which may come into force during the continuance of this lease * (and also subject to the special terms and conditions in the Annex attached hereto).

In witness hereof the Minister of Petroleum ~~and Mineral~~ Resources has hereunto set his hand and seal this 4th day of October ~~19~~ 2001 for and on behalf of the Minister of Petroleum Resour[ces]

* Delete if inapplicable.

CERTIFID TRUE COP[Y]
Name E. B. AKAH (M
Designation LEGAL AD
Signature ...
Date 10/8/05

Witnessed by

Signature and Name E.B. AKAH (MRS) E. B. AKAH (MRS)

Occupation and Address LEGAL ADVISER DEPT. OF PETROLEUM RESOURCES

and the Attorney of the company has on their behalf hereunto set his hand and seal this 14TH day of JUNE, 19 2002

Attorney

Witnessed by

Signature and Name MICKEY A. LAWAL

Occupation and Address MANAGING DIRECTOR ALLIED ENERGY RESOURCES (NIG) LTD. PLOT 1669 OKOSA ST, VI LAGOS

CERTIFID TRUE C
Name E. B. AKAH (MRS)
Designation LEGAL ADVI
Signature DPR
Date 10/8/05

OML 121

All that parcel of land contained in the Submarine Area on the Continental Shelf and Territorial Waters of the Federal Republic of Nigeria, edged red on plan prepared by J. O. Agbelese, Surveyor, attached to this Schedule for OML 121 and containing an approximate area of 883.328 square kilometers, the vertices and boundaries of which are described as follows:

VERTICES

Vertex 121-1 (the Datum Point) is the intersection of Latitude 05° 15' 00".000 North and Longitude 04° 24' 57".243 East and it coincides with vertex 120-8 of OML 120 (part of former OPL 210).

Vertex 121-2 is the intersection of Latitude 05° 15' 00".000 North and Longitude 04° 50' 00".000 East and it coincides with vertex 108-40 of OML 108 (formerly OPL 74).

Vertex 121-3 is the intersection of Latitude 05° 04' 36".361 North and Longitude 04° 49' 58".209East and it coincides with vertex 211-2 of OPL 211.

Vertex 121-4 is the intersection of Latitude 05° 04' 40".138 North and Longitude 04° 24' 57".238 East and it is the intersection of the line joining vertices 211-1 to 211-2 of OPL 211.

BOUNDARY DESCRIPTIONS

From the Datum point 121-1 whose grid (UTM Zone 31) coordinates are 656916.401 meters East and 580423.172 meters North, the boundaries run in straight lines, the bearing and distances of which are as follows:

From Vertex	Bearing 0	Distances (m)	To Vertex
121-1	89, 51, 05	46275.729	121-2
121-2	179, 59, 60	19157.143	121-3
121-3	269, 59, 60	46233.388	121-4
121-4	359, 52, 23	19037.115	121-1 (the starting point)

All bearings are referred to the Universal North (within Zone 31 on the UTM Projection System).

AREA OF OML 121

Area of the concession is calculated from these listed coordinates:

VERTEX	EASTINGS (m)	NORTHINGS (m)
121-1	656916.401	580423.172
121-2	703191.974	580543.269
121-3	703191.986	561386.126
121-4	656958.598	561386.104

Signed:

CERTIFID TRUE COPY
Name E. B. AKAH (Mrs)
Designation LEGAL ADV
Signature ... DP
Date 10/8/05

NT #	GEOGRAPHIC LATITUDE	GEOGRAPHIC LONGITUDE	U.T.M. NORTHING	U.T.M. EASTING
121-1	5.1500000	4.2457243	580423.172	656916.401
121-2	5.1500000	4.5000000	580543.269	703191.974
121-3	5.0436361	4.4958209	561386.126	703191.986
121-4	5.0440138	4.2457238	561386.104	656958.598

BACK AND AREA COMPUTATION

BEARING	DISTANCE	NORTHING	EASTING	PILLAR
		580423.172	656916.401	121-1
89.5105	46275.729			
		580543.269	703191.974	121-2
179.5960	19157.143			
		561386.126	703191.986	121-3
269.5960	46233.388			
		561386.104	656958.598	121-4
359.5223	19037.115			
		580423.172	656916.401	121-1

Area of plot =883327961.482 Sq. M.

CERTIFID TRUE COPY
Name E. B. AKAH (Mrs)
Designation LEGAL ADVISER
Signature [signature] DP
Date 10/8/05

660,000
670,000
680,000
690,000
700,000
580,000
570,000
560,000
1
2
3
4
OML 121
884.95 sq. km.

SPHERIOD = CLARKE 1880 (RGS), PROJECTION = UTM ZONE 31, CM = 3°E

Vertex No.	Northings	Eastings	Latitude	Longitude
210B-1	580516.828	656958.583	05° 15' 00.000"	04° 24' 77.243"
210B-2	580543.268	703191.972	05° 15' 00.000"	04° 50' 00.000"
210B-3	561386.118	703191.972	05° 04' 36.361"	04° 49' 58.209"
210B-4	561386.118	656958.583	05° 04' 40.138"	04° 24' 57.238"

CERTIFID TRUE COPY
Name E. B. AKAH (Mrs)
Designation LEGAL ADVIS
Signature
Date 10/8/05

ANNEX C

TRANSFERRED CONTRACTS OTHER ASSETS

ANNEX C

Contract ID & Description	Contractor / Counterparty	Contract Type	Contract Term	Contract Start Date	Contract End Date
AEP/WELLS/13/004/1 Cementing Products/Services & Case Float Equipment	Halliburton West Africa Limited and Halliburton Energy Services Nigeria Limited	Frame Agreement	One (1) year w/ automatic renewal in one year terms; 30 day termination notice prior to the end of a term	29-Aug-13	28-Aug-14
AEP/WELLS/13/008/1 Electric Wire Line Logging	Halliburton West Africa Limited and Halliburton Energy Services Nigeria Limited	Frame Agreement	Three (3) years	29-Aug-13	28-Aug-2016
AEP/WELLS/13/009/ DD/LWD/MWD Drilling Tools and Remedial & Fishing Services (whipstock, reamers, jars)	Schlumberger Overseas SA and Schlumberger Nigeria Limited	Frame Agreement	One (1) year	1-Jul-13	30-Jun-14
OYO-GE-001 Supply of Flexible Flowlines and Risers	GE Wellstream	Supply Contract	cancellation on written notice and 15% cancellation fee	5-Oct-12	Oct-2015
OYOE1-SPS-CT-01 Supply of subsea production equipment & services Including Xmas Trees, Umbilicals and Running	Aker Solutions	Frame Agreement	Project duration	4-Sept-13	Sept-2015
Tools

Master Services Agreement Engineering Support Services	Oceanic Consultants Nigeria Limited	Frame Agreement	Evergreen	16-Jan-08	90-day cancellation by either Party
Engineering and Support Services	Oceanic Consultants, Inc. (Texas corporation)	Frame Agreement	Evergreen	16-Jan-2008	30-day notice provision
Security Agreement Security offshore advisor	Knight Security Services	Frame Agreement	1 year	2-May-2013	1-May-2014
Master Services Agreement	Allied Energy Corporation	Frame Agreement	Evergreen	1-Jan-2011	30 day notice provision
Allied Energy Corporation (contracts in which Allied Energy Corporation is the counterparty receiving goods/services)
Proposal for Rig Survey	Lloyd’s Register	Services Agreement	N/A
Master Services Agreement	Deep Trend, Inc.	Frame Agreement	Evergreen	1-Oct-2012	30 day notice provision
Master Consulting Agreement for Consultancy Services	Lone Star Deepwater LLC	Frame Agreement	Evergreen	20-Feb-2013	30 day notice provision
Master General Services Agreement	Pegasus International, Inc.	Frame Agreement	Evergreen	27-Mar-2013	30 day notice or cause
Master Services Agreement	EXP Engineering International	Frame Agreement	Evergreen	2-Oct-2013	30 day notice provision
Engineering Consultancy Services Agreement	Xodus Group Limited	Frame Agreement	Pending	Pending	Pending
Master Consulting Services Agreement	2H Offshore, Inc.	Frame Agreement	Evergreen	4-Oct-2013	10 day notice
Services Agreement	Cross Barge Services, Ltd.	Pending	Pending	Pending	Pending
Services Agreement	Proserv Operations, Inc.	Pending	Pending	Pending	Pending

ANNEX D

ADJUSTMENTS

Subject to the provisions of Annex E,

1.     Positive Adjustment

The Positive Adjustment shall be the sum of the following (without duplication):

(a)           all expenditures reasonably and properly paid or incurred by the Allied Parties prior to the Closing Date in respect of the Transferred Interests, but only to the extent applying to or attributable to periods after the Closing as determined under U.S. GAAP (“Expenditures”); and

(b)           all expenditures reasonably and properly paid or incurred by the Allied Parties prior to the Closing Date in respect of the (i) re-entry, completion and/or tie-back of the Oyo 7 Well, or (ii) drilling, completion and/or tie-back of any other well on the OMLs (“CEI Capex”), which expenditures as of the date hereof are set forth on Annex D-1 (to be updated as of the Closing Date).

2.     Negative Adjustment

The Negative Adjustment shall be the sum of the following:

(a)           all income and other receipts received by the Allied Parties in respect of the Transferred Interests that are applicable to period following the Closing as determined under U.S. GAAP (“Post-Closing Income”); and

(b)           all expenditures by the CEI Parties with respect to drilling operations on the Oyo 7 Well (“Allied Capex”) excluding (for clarity) expenditures in respect of the (i) re-entry, completion and/or tie-back of the Oyo 7 Well, or (ii) drilling, completion and/or tie-back of any other well on the OMLs.

3.     Interest Adjustment

3.1.          The Interest Adjustment means the total interest accrued at the Agreed Rate pursuant to paragraph 3.2 below and shall equal the amount of paragraph 3.2(a) below less the amount of paragraph 3.2 (b) below.

3.2.          Interest at the Agreed Rate shall accrue on the amount of the Positive Adjustment and the Negative Adjustment as follows:

(a)           in respect of the Positive Adjustment, on each element comprising the Positive Adjustment, from the date on which such element is paid by the Allied Parties up to but excluding the Closing Date; and

(b)           in respect of the Negative Adjustment, on each element comprising the Negative Adjustment, from the date on which such element is received by or credited to the Allied Parties until the date of payment of the Deferred Cash Consideration or the payment of disputed amounts in accordance with Section 2.3(f), as the case may be,

D-1

which interest shall accrue from day to day and be compounded monthly.

D-2

ANNEX D-1

CEI CAPEX

D-1-1

ANNEX D-1

MATERIAL COST REPORT AS OF NOVEMBER 15, 2013

	Drilling Materials Procured from Deltalift	Unit	Estimated Remaining materials	Cost US$
1	36"CONDUCTOR INTER JOINT 36"X1.500 WALL RL4RS BOX X PIN	Joint	2	78,813	For Oyo 8
2	36" WELLHEAD HOUSING UNIT MS-700 HC-2 CAM STYLE RUNNING TOOL	EACH	1	197,944	For Oyo 8
3	20" csg,166.56#/ft, X-56, 0.812" Wall, RL4S Connetion BOX x PIN	Joint	7	104,221	For Oyo 8
4	18 3/4" WELLHEAD HOUSING ASSY HC-2 MS-700, 18.750, 1500PSI	EACH	1	93,427	For Oyo 8
5	13 3/8 " csg,72 #, N-80, SLX connection	Joint	13	57,525	For Oyo 8
6	9 5/8" casing 53.5# L80 SLX casing	Joint	360	1,149,290	For Oyo 7&8
7	9 5/8" TIEBACK CASING HANGER MS-700 18.750 X 9.525	EACH	2	66,174	For Oyo 7&8
8	MUD MAT -MANUFACTURING KIT . GUIDE BASE TEMP	EACH	1	65,657	For Oyo 8
9	SLOPE INDICATOR BULLEYE	EACH	1	893	For Oyo 8
10	Corrosion cap / Debris cap	EACH	1	893	For Oyo 8
	Total Cost for All Materials			1,814,835

	Completions Materials Procured from NAE	Unit	Estimated Remaining materials	Cost US$
1	Aker Solutions 10K Wellhead system	Joint	2	1,045,371	For Oyo 8
2	Aker Solutions XT, 5" x 2", 10K	EACH	1	2,359,410	For Oyo 8
3	Aker Solutions SCM for X-trees		2	375,648	For Oyo 7 & Spare
4	Aker solutions Tubing Hanger System 18 3/4-10 m	Joint	2	936,014	For Oyo 7 & 8
5	Hydraulic and Electrical Jumpers ( 1 HFL + 2 EFL)	EACH	1	252,970	For Oyo 8
	Total Cost for All Materials			4,969,413

	Flexible line procured from GE (Wellstream)	Unit	Estimated Remaining materials	* Cost US$
1	6" diameter x 8395 m GE static flexible flowlines			16,873,480	For Oyo 8 & 10
2	6" diameter x 221 m GE dynamic flexible flowline riser				For Oyo 8 & 10
	Total Cost for All Materials			16,873,480

*     Amount invoiced and paid to date - $ 9,280,414

D-1-2

ANNEX E

ADJUSTMENT STATEMENTS

PART 1 – POSITIVE ADJUSTMENT

Positive Adjustments	Total value (USD)
Expenditures
CEI Capex
Total positive adjustments

PART 2 – NEGATIVE ADJUSTMENT

Negative Adjustments		Total value (USD)
+	Post-Closing Income
+	Allied Capex
Total negative adjustments

PART 3 – INTEREST ADJUSTMENT

Interest Adjustment		Amount of Interest Adjustment (USD)
+	Interest on each element of the Positive Adjustment
-	Interest on each element of the Negative Adjustment
Total Interest Adjustment

ANNEX F

FORM OF SHARE PURCHASE AGREEMENT

[Annex F]

FORM OF
SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (“Agreement”) is made as of [●], 2013 by and between CAMAC Energy Inc., a Delaware corporation (the “Company”), and the Public Investment Corporation (SOC) Limited (registration number 2005/009094/06), a state-owned company registered and duly incorporated in accordance with the laws of the Republic of South Africa, (acting in its capacity as Agent and Representative of its client, The Government Employees Pension Fund) (the “Investor”).

Recitals

A.           The Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”) and Regulation S (“Regulation S”), both as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, or any successor statute, and the rules and regulations promulgated thereunder (the “Securities Act”);

B.            The Investor is the asset management company for its client, the Government Employees Pension Fund (“GEPF”) and has the general mandate to invest funds on behalf of GEPF and the acquisition of Shares in the Company by The Investor, constitutes an investment by PIC as Agent and Representative of the GEPF;

C.            The Investor wishes to purchase from the Company, and the Company wishes to sell and issue to the Investor, upon the terms and conditions stated in this Agreement (the “Private Placement”), an aggregate of 376,884,422 of the Company’s Common Stock, par value $0.001 per share; and

D.            Contemporaneous with First Closing of the Private Placement, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act and applicable United States state securities laws.

Agreement

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.1           Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble.

“Allied” means Allied Energy PLC, a company incorporated in the Federal Republic of Nigeria.

“Allied Asset Acquisition Closing” means the “Closing” as defined in the Allied Asset Purchase Agreement.

“Allied Asset Consideration Shares” means those shares of Common Stock to be issued to Allied by the Company as part of the consideration for the Allied Assets in accordance with the Allied Asset Purchase Agreement.

“Allied Asset Purchase Agreement” means the Asset Purchase Agreement by and between the Company and Allied with respect to the purchase by the Company of the Allied Assets.

“Allied Assets” means the “Transferred Interests” as defined in the Allied Asset Purchase Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City and the Republic of South Africa are open for the general transaction of business.

“Common Stock” means the common stock, par value $0.001 per share, of the Company, and any securities into which the Common Stock may be reclassified.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Disclosure Schedules” means the schedules delivered herewith in response to the representations and warranties set forth in Section 4.

“Exchange Act” means the United States Securities Exchange Act of 1934, or any successor statute, and the rules and regulations promulgated thereunder.

“FINRA” has the meaning set forth in Section 4.5.

“First Closing” has the meaning set forth in Section 2.1.

“First Closing Date” has the meaning set forth in Section 3.1.

“First Purchase Price” has the meaning set forth in Section 2.1.

“First Shares” has the meaning set forth in Section 2.1.

“GAAP” has the meaning set forth in Section 1.2(j).

“Indemnified Person” has the meaning set forth in Section 8.3.

“Indemnifying Person” has the meaning set forth in Section 8.3.

“Investment Representations” has the meaning set forth in Section 6.3(a).

“Investor” has the meaning set forth in the Preamble.

“JSE” means the JSE Limited (registration number 2005/022939/06), a public company organized under the laws of the Republic of South Africa and licensed to operate an exchange under the Financial Markets Act No. 19 of 2012 of the Republic of South Africa.

“Knowledge” means, with respect to the Company, the actual knowledge of Dr. Kase Lawal, Segun Omidele, Nicolas Evanoff or Earl McNiel.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents. For the purposes of this definition of Material Adverse Effect, none of the following facts, events, changes or effects or occurrences shall be deemed to constitute a Material Adverse Effect:

(a) changes in economic or political conditions of the United States, the Republic of South Africa, Nigeria or elsewhere in the world, or changes in financing, banking, currency or capital markets in general;

(b) changes of laws of general applicability, or interpretations thereof, or changes in GAAP, or the interpretations thereof, after the date hereof;

(c) changes affecting industries, markets or geographical areas in which the business of the Company and its Subsidiaries is conducted, including changes in commodity prices;

(d) the announcement of the execution of this Agreement or the negotiation, execution, or performance of this Agreement or the transactions contemplated hereby or communication by Company, Investor or any of their respective Affiliates of their plans or intentions (including in respect of employees) with respect to the business of the Company and its Subsidiaries, including losses or threatened losses of, or any adverse change in the relationship with, employees, customers, vendors, suppliers, distributors, landlords, financing sources, licensors, licensees, governmental authorities or others having relationships with the Company or any of its Subsidiaries;

(e) the consummation of the transactions contemplated by this Agreement or any actions by Investor or the Company required to be taken pursuant to this Agreement;

(f) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement;

(g) any failure by the Company and its Subsidiaries to meet any published or internally prepared estimates or forecasts of revenues, earnings or other financial projections, hydrocarbon production, hydrocarbon reserves or resources, performance measures or operating statistics; provided, however, that the underlying causes of any such failure, except as may be provided in subsections (a), (b), (c), (d), (e) and (f) of this definition, shall not be excluded by this clause (g) of this definition;

(h) seasonal changes of a cyclical nature in the results of operations of the Company or its Subsidiaries;

(i) a decline in the price, or a change in the trading volume, of the Common Stock on the NYSE MKT stock exchange; or

(j) taking or not taking any action at the request of, or with the consent of, Investor.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Private Placement” has the meaning set forth in Recital B.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prohibited Transaction” has the meaning set forth in Section 5.11.

“Registration Rights Agreement” has the meaning set forth in Recital C.

“Regulation D” has the meaning set forth in Recital A.

“Regulation S” has the meaning set forth in Recital A.

“Required Approvals” has the meaning set forth in Section 4.5.

“SARB” has the meaning set forth in Section 6.1(d).

“SEC” has the meaning set forth in Recital A.

“SEC Filings” has the meaning set forth in Section 4.7.

“Second Closing” has the meaning set forth in Section 2.2.

“Second Closing Date” has the meaning set forth in Section 3.1.

“Second Purchase Price” has the meaning set forth in Section 2.2.

“Second Shares” has the meaning set forth in Section 2.2.

“Securities Act” has the meaning set forth in Recital A.

“Shares” has the meaning set forth in Section 2.2.

“Subsidiaries” has the meaning set forth in Section 4.1.

“Trading Affiliates” has the meaning set forth in Section 5.11.

“Trading Market” means the NYSE MKT stock market and the South African securities exchange operated by the JSE.

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

1.2           Certain Interpretive Matters and Rules of Construction.

(a)           The exhibits and Disclosure Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All underscored article, section, subsection and exhibit references used in this Agreement are to articles, sections, subsections and exhibits to this Agreement unless otherwise specified.

(b)           The headings preceding the text of articles and sections included in this Agreement and the headings to the Disclosure Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(c)           Each of the Disclosure Schedules will apply only to the corresponding Section or subsection of this Agreement, unless and only to the extent that the applicability of a disclosure on a Disclosure Schedule to one or more other Disclosure Schedules is reasonably apparent from the text of such disclosure.

(d)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to mean and to be followed by the words “without limitation.” The rule of contract construction known as “ejusdem generis” shall not apply to this Agreement.

(e)           The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)           All terms defined in this Agreement have the same meanings when used in any certificate or any other document made or delivered pursuant hereto unless otherwise defined therein.

(g)           The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(h)           All references to “$” or dollar amounts will be to lawful currency of the United States of America.

(i)            References to a Person are also to its permitted successors and assigns.

(j)            Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with United States generally accepted accounting principles applied on a consistent basis during the applicable periods (“GAAP”).

(k)           Time is of the essence in this Agreement. To the extent the term “day” or “days” is used, it will mean calendar days unless referred to as a “Business Day”. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(l)            No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

(m)          Each party hereto acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(n)           Any reference herein to any law, statute, rule or regulation shall be construed as referring to such law, statute, rule or regulation as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a law include a reference to the corresponding provisions of any prior or succeeding law.

2.             Purchase and Sale of the Shares.

2.1           Subject to the terms and conditions of this Agreement, on the First Closing Date, the Investor shall purchase, and the Company shall sell and issue to the Investor, 188,442,211 shares of Common Stock (the “First Shares”) in exchange for the First Purchase Price as specified in Section 3 below (the “First Closing”). The aggregate purchase price for the First Shares to be purchased by the Investor at the First Closing shall be $135,000,000.00 (the “First Purchase Price”).

2.2           Subject to the terms and conditions of this Agreement, on the Second Closing Date, the Investor shall purchase, and the Company shall sell and issue to the Investor, 188,442,211 shares of Common Stock (the “Second Shares”, and together with the First Shares, the “Shares”) in exchange for the Second Purchase Price as specified in Section 3 below (the “Second Closing”). The aggregate purchase price for the Second Shares to be purchased by the Investor at the Second Closing shall be $135,000,000.00 (the “Second Purchase Price”).

3.             Closing.

3.1           Closing Date. The First Closing shall occur on the First Closing Date and the Second Closing shall occur on the Second Closing Date. The First Closing and the Second Closing shall occur at the offices of Edward Nathan Sonnenbergs Inc., 150 West Street, Sandton, Johannesburg, South Africa 2196. The date and time of the First Closing (the “First Closing Date”) shall be 9:00 a.m., Johannesburg time, as soon as practicable after the last of the conditions to the First Closing set forth in Sections 6.1 and 6.3 are satisfied or waived, but in no event later than the fifth (5th) Business Day thereafter, unless the parties agree in writing to change the First Closing to another time, date or place. The date and time of the Second Closing (the “Second Closing Date”) shall be 9:00 a.m., Johannesburg time, on the later of (i) 90 days after the First Closing, (ii) October 31, 2013, and (iii) as soon as practicable after the last of the conditions to the Second Closing set forth in Sections 6.2 and 6.4 are satisfied or waived, but in no event later than the fifth (5th) Business Day thereafter, unless the parties agree in writing to change the First Closing to another time, date or place.

3.2           Form of Payment. On the First Closing Date, (i) the Investor shall pay the First Purchase Price to the Company for the First Shares to be issued and sold to the Investor at the First Closing by wire transfer of immediately available funds into a bank account held by the Company and nominated by the Company through notice in writing to the Investor prior to the First Closing Date, and (ii) the Company shall deliver to the Investor one or more stock certificates, free and clear of all restrictive and other legends (except as expressly provided in Section 5.7 hereof), evidencing the number of First Shares, duly executed on behalf of the Company and registered in the name of the Investor. On the Second Closing Date, (i) the Investor shall pay the Second Purchase Price to the Company for the Second Shares to be issued and sold to the Investor at the Second Closing, by wire transfer of immediately available funds into a bank account held by the Company and nominated by the Company through notice in writing to the Investor prior to the Second Closing Date, and (ii) the Company shall deliver to the Investor one or more stock certificates, free and clear of all restrictive and other legends (except as expressly provided in Section 5.7 hereof), evidencing the number of Second Shares, duly executed on behalf of the Company and registered in the name of the Investor.

4.             Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as set forth in the Disclosure Schedules delivered herewith:

4.1           Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Exhibit B to this Agreement (the “Subsidiaries”). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

4.2           Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to result in a Material Adverse Effect, and to the Company’s knowledge no Proceeding has been instituted in any such jurisdiction revoking, limiting, curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

4.3           Authorization. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection therewith, other than the obtaining of the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.4           No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents, the issuance and sale of the Shares and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other contract to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the obtaining of the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including United States federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not reasonably be expected to result in a Material Adverse Effect.

4.5           Filings, Consents and Approvals. The Company is not required to obtain any approval, consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the press releases required pursuant to Section 9.6 of this Agreement, (ii) the filing with the SEC of the Proxy Statement (as defined in the Allied Asset Purchase Agreement), (iii) the Required CEI Stockholder Vote (as defined in the Allied Asset Purchase Agreement), (iv) application(s) to each applicable Trading Market for the listing of the Shares for trading thereon in the time and manner required thereby, (v) as may be required under the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), and (vi) such filings as are required to be made under applicable United States state securities laws (clauses (i) through (vi) of this Section 4.5 are collectively the “Required Approvals”).

4.6           Issuance of the Shares. On or before the First Closing Date, the Shares will be duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and shall be free and clear of all Liens (other than those created by the Investor) except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. Except for the Required Approvals, no further approval or authorization of any stockholder, the Company’s Board of Directors or others is required for the issuance and sale of the Shares. Except for the Registration Rights Agreement, there are no stockholders’ agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company’s stockholders.

4.7           SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Filings”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Filings complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of and for the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

4.8           Disclosure. Except with respect to the material terms, conditions and subject matter of the transactions contemplated by the Transaction Documents and the Allied Asset Purchase Agreement, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, nonpublic information that is not otherwise disclosed in the SEC Filings. The Company understands and confirms that the Investor will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Investor regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is to the Company’s knowledge true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the 12 months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that the Investor neither makes nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 5 hereof.

4.9          Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s-length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Investor or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Investor’s purchase of the Shares. The Company further represents to the Investor that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

4.10         Conduct of the Parties. The Company acknowledges and agrees, that with respect to the transactions contemplated herein, that it and its Affiliates will not have made, offered, or authorized, requested, received, or accepted and will not make, offer or authorize, request, receive or accept with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or indirectly through any other Person or entity, to or for the use or benefit of any public official, including any Person holding a legislative, administrative or judicial office, or any Person employed by or acting on behalf of any governmental authority or agency, public agency, public enterprise or public international organization, or any political party or political party official or candidate for office, or any other Person, where such payment, gift, promise or advantage would violate or result in a violation of (i) the applicable anti-corruption or anti-bribery laws of the Republic of South Africa, (ii) the applicable principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999 or (iii) the United States Foreign Corrupt Practices Act of 1977, as amended.

5.             Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

5.1          Organization and Existence. The Investor is a validly existing state owned company registered and duly incorporated in accordance with the laws of the Republic of South Africa and has all requisite corporate power and corporate authority to purchase and hold the Shares in its capacity as Agent and Representative of the GEPF and for the account and benefit of the GEPF, pursuant to this Agreement. Investor has not been formed for the specific purpose of acquiring the Shares.

5.2          Authorization; Non-contravention. The execution and delivery by the Investor of this Agreement and the other Transaction Documents and the performance of all of its obligations hereunder and thereunder does not and shall not: (i) contravene any law or regulation to which the Investor is subject; or (ii) contravene any provisions of the Investor’s constitutional documentation or (iii) contravene or conflict with any contract to which the Investor is a party. This Agreement and the other Transaction Documents have been duly authorized by all necessary actions of the Investor’s directors or investment committee, as the case may be, and the Investor has taken all necessary corporate actions required to empower and authorize it to enter into this Agreement and each of the other Transaction Documents. This Agreement and the other Transaction Documents constitute the valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3          Purchase Entirely for Own Account. The Shares to be received by the Investor hereunder will be acquired pursuant to the Investor’s general mandate as investment manager for the GEPF’s account, and however not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. The Investor does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the Shares. The Investor is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered.

5.4           Investment Experience. The Investor acknowledges that it can bear the economic risk, including the risk of complete loss, of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. The Investor understands that the purchase of the Shares involves substantial risk.

5.5          Disclosure of Information. The Investor has had an opportunity to receive all additional information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the terms and conditions of the issuance and sale of the Shares and the business, properties, prospects and financial condition of the Company and to obtain any additional information requested and has received and considered all information the Investor deems relevant to make an informed decision to purchase the Shares. The Investor acknowledges that it has access to the SEC Filings through the SEC’s EDGAR website. Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor is not actually aware of any fact, circumstance or condition which it believes constitutes a material breach of any representation or warranty by the Company contained in this Agreement.

5.6          Restricted Securities. The Investor understands that the Shares are characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction exempt from registration and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

5.7     Legends. It is understood that certificates evidencing the Shares will bear the following or substantially similar legends:

(a)           THESE SECURITIES WERE ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) PROVIDED BY RULE 506 OF REGULATION D PROMULGATED THEREUNDER OR SECTION 4(a)(2) OF SUCH ACT AND IN AN OFFSHORE TRANSACTION TO A PERSON WHO WAS NOT A U.S. PERSON PURSUANT TO REGULATION S UNDER SUCH ACT (“REGULATION S”). ACCORDINGLY, NONE OF THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO ANY “U.S. PERSON” (AS DEFINED IN REGULATION S) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE SECURITIES ACT.

(b)           If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

5.8           Investor Status. The Investor is an “accredited investor” as defined in Rule 501 of Regulation D and is not a “U.S. Person” as defined in Rule 903 of Regulation S.

5.9          No General Solicitation. The Investor did not learn of the investment in the Shares by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Investor was invited by any of the foregoing means of communications.

5.10        Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

5.11        Prohibited Transactions. Since the time the Investor learned of the Private Placement, neither the Investor nor any Affiliate of such Investor that (i) has or had knowledge of the transactions contemplated hereby, (ii) has or shares discretion relating to the Investor’s investments, trading or information concerning the Investor’s investments, including in respect of the Shares, or (iii) is subject to the Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”), directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Shares (each, a “Prohibited Transaction”). The Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction during the period from the date hereof until such time as (i) the Second Closing is first publicly announced or (ii) this Agreement is terminated pursuant to Section 6.5 hereof. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect short sales or similar transactions in the future.

5.12         Availability of Funds. The Investor currently has sufficient immediately available funds in cash to pay the First Purchase Price at the First Closing and will have sufficient immediately available funds in cash to pay the Second Purchase Price at the Second Closing, all without any consent or approval required by any Person.

5.13         Conduct of the Parties. The Investor acknowledges and agrees, that with respect to the transactions contemplated herein, that it and its Affiliates will not have made, offered, or authorized, requested, received, or accepted and will not make, offer or authorize, request, receive or accept with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or indirectly through any other Person or entity, to or for the use or benefit of any public official, including any Person holding a legislative, administrative or judicial office, or any Person employed by or acting on behalf of any governmental authority or agency, public agency, public enterprise or public international organization, or any political party or political party official or candidate for office, or any other Person, where such payment, gift, promise or advantage would violate or result in a violation of (i) the applicable anti-corruption or anti-bribery laws of the Republic of South Africa, (ii) the applicable principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999 or (iii) the United States Foreign Corrupt Practices Act of 1977, as amended.

6.             Conditions to the First Closing and the Second Closing.

6.1           Conditions to the Investor’s Obligations as to the First Closing. The obligation of the Investor to purchase the First Shares at the First Closing is subject to the fulfillment to the Investor’s satisfaction on or prior to the First Closing Date of the following conditions, of which (a), (g), and (h) may each be waived by the Investor and (b), (c), (d), (e) and (f) may each be waived by the Investor and the Company jointly but not individually:

(a)           The representations and warranties made by the Company in Section 4 hereof qualified as to materiality or Material Adverse Effect shall be true and correct when made, and shall be true and correct on the First Closing Date with the same force and effect as if they had been made on and as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and the representations and warranties made by the Company in Section 4 hereof not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects when made, and shall be true and correct on the First Closing Date with the same force as effect as if they had been made on and as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the First Closing Date.

(b)           The Company shall have obtained the Required Approvals and any and all other consents, permits, approvals, registrations and waivers necessary for consummation of the issuance and sale of the First Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c)           The JSE shall have unconditionally approved, in writing, the listing of the Shares on the securities exchange operated by the JSE.

(d)           The Financial Surveillance Department of the South African Reserve Bank (“SARB”) or any commercial bank in South Africa authorized by SARB to deal in foreign exchange shall have approved the inward listing of the Shares on the securities exchange operated by the JSE.

(e)           The Company shall have executed and delivered the Registration Rights Agreement.

(f)            No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, or any order of or by any governmental authority, shall have been issued by, and no Proceeding shall have been instituted by, any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(g)           The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the First Closing Date certifying to the fulfillment of the conditions specified in subsections (a) and (b) of Section 6.1.

(h)           The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the First Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, certifying the current versions of the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

6.2          Conditions to the Investor’s Obligations as to the Second Closing. The obligation of the Investor to purchase the Second Shares at the Second Closing is subject to the fulfillment to the Investor’s satisfaction on or prior to the Second Closing Date of the following conditions, of which (a) and (f) may each be waived by the Investor and (b), (c), (d) and (e) may each be waived by the Investor and the Company jointly but not individually:

(a)           The representations and warranties made by the Company in Section 4.7 hereof as qualified as to materiality or Material Adverse Effect shall be true and correct when made, and shall be true and correct on the Second Closing Date with the same force and effect as if they had been made on and as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and the representations and warranties made by the Company in Section 4.7 hereof not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects when made, and shall be true and correct on the Second Closing Date with the same force and effect as if they had been made on and as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the Second Closing Date.

(b)           The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the issuance and sale of the Second Shares and the consummation of the other transactions at the Second Closing contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c)           The First Closing and completion of the first drilling phase of the Oyo-7 Well shall have occurred.

(d)           The Company shall have executed and delivered a stockholder’s agreement providing the Investor with the right to designate for nomination to the stockholders one member to the Company’s board of directors for so long as the Investor holds 20% of the outstanding Common Stock.

(e)           No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, or any order of or by any governmental authority, shall have been issued by, and no Proceeding shall have been instituted by, any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(f)            The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Second Closing Date, certifying to the fulfillment of the conditions specified in subsections (a) and (b) of Section 6.2.

6.3           Conditions to Obligations of the Company as to the First Closing. The Company’s obligation to sell and issue the First Shares at the First Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the First Closing Date of the following conditions, of which (a), (b), (g) and (h) may each be waived by the Company and (c), (d), (e) and (f) may each be waived by the Investor and the Company collectively but not individually:

(a)           The representations and warranties made by the Investor in Section 5 hereof, other than the representations and warranties contained in Sections 5.3 5.4, 5.5, 5.6, 5.7, 5.8, 5.9 and 5.12 (the “Investment Representations”), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the First Closing Date with the same force and effect as if they had been made on and as of such date. The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the First Closing Date with the same force and effect as if they had been made on and as of such date. The Investor shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the First Closing Date.

(b)           The Investor shall have delivered the First Purchase Price to the Company.

(c)           The Company and Allied shall have executed the Allied Asset Purchase Agreement and all conditions thereunder required to complete the Company’s acquisition of the Allied Assets and the other transactions contemplated by the Allied Asset Purchase Agreement, other than the payment and delivery by the Company to Allied of the consideration required to be paid and delivered by the Company to Allied in exchange for the sale and delivery of the Allied Assets shall have been fulfilled or waived.

(d)           The JSE shall have unconditionally approved, in writing, the listing of the Shares on the securities exchange operated by the JSE.

(e)           SARB or any commercial bank in South Africa authorized by SARB to deal in foreign exchange shall have approved the inward listing of the Shares on the securities exchange operated by the JSE.

(f)            No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, or any order of or by any governmental authority, shall have been issued by, and no Proceeding shall have been instituted by, any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(g)           The Investor shall have delivered a certificate, executed on behalf of the Investor by an authorized officer, dated as of the First Closing Date, certifying to the fulfillment of the conditions specified in subsection (a) of this Section 6.3.

(h)           The Investor shall have delivered a certificate, executed on behalf of the Investor by its secretary, dated as of the First Closing Date, certifying the resolutions adopted by the board of directors of the Investor approving the transactions contemplated by this Agreement and the other Transaction Documents and the payment of the First Purchase Price and the Second Purchase Price in exchange for the issuance of the Shares, certifying the current versions of the certificate of incorporation or other formation document and the bylaws or other governing document of the Investor and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Investor.

6.4           Conditions to Obligations of the Company as to the Second Closing. The Company’s obligation to sell and issue the Second Shares at the Second Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Second Closing Date of the following conditions, of which (a), (c), (d), and (e) may each be waived by the Company and (b), (f) and (g) may each be waived by the Investor and the Company collectively but not individually:

(a)           The representations and warranties made by the Investor in Section 5 hereof, other than the Investment Representations, shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Second Closing Date with the same force and effect as if they had been made on and as of such date. The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the Second Closing Date with the same force and effect as if they had been made on and as of such date. The Investor shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the Second Closing Date.

(b)           The Investor shall have executed and delivered the Registration Rights Agreement.

(c)           The First Closing and the Allied Asset Acquisition Closing shall have occurred.

(d)           The Investor shall have delivered the Second Purchase Price to the Company.

(e)           The Investor shall have delivered a certificate, executed on behalf of the Investor by an authorized officer, dated as of the Second Closing Date, certifying to the fulfillment of the conditions specified in subsection (a) of Section 6.4.

(f)            No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, or any order of or by any governmental authority, shall have been issued by, and no Proceeding shall have been instituted by, any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(g)           No statute, rule, regulation, executive order, decree, ruling, injunction, or interpretation shall have been enacted, entered, promulgated, endorsed or adopted by any court or governmental authority of competent jurisdiction or any self-regulatory organization or trading market or the staff of any of the foregoing, having authority over the matters contemplated hereby that prohibits the consummation of any of the transactions contemplated by this Agreement.

6.5           Termination of Obligations to Effect the First Closing or the Second Closing; Effects.

(a)           The obligations of the Company, on the one hand, and the Investor, on the other hand, to effect the First Closing or the Second Closing, as the case may be, shall terminate as follows:

(i)            Upon the mutual written consent of the Company and the Investor;

(ii)           By election of the Company if any of the conditions set forth in Section 6.3 with respect to the First Closing or in Section 6.4 with respect to the Second Closing shall have become incapable of fulfillment, and shall not have been waived by the Company or the Company and the Investor, as the case may be;

(iii)         By election of the Investor if any of the conditions set forth in Section 6.1 with respect to the First Closing or in Section 6.2 with respect to the Second Closing shall have become incapable of fulfillment, and shall not have been waived by the Investor or the Company and the Investor, as the case may be; or

(iv)          By election of either the Company or the Investor (with respect to itself only) if either the First Closing or the Second Closing has not occurred on or prior to March 31, 2014;

provided, however, that, except in the case of clause (i) above, the party hereto seeking to terminate its obligation to effect either the First Closing or the Second Closing, as the case may be, may not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the First Closing or the Second Closing, as the case may be.

(b)           Nothing in this Section 6.5 shall be deemed to release any party hereto from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7.             Covenants and Agreements of the Company.

7.1           Reports. The Company will furnish to the Investor such information relating to the Company and its Subsidiaries as from time to time may reasonably be requested by the Investor; provided, however, that the Company shall not disclose material nonpublic information to the Investor, or to advisors to or representatives of the Investor, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and the Investor enters into an appropriate confidentiality agreement with the Company with respect thereto.

7.2           No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investor under the Transaction Documents.

7.3           Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities, except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect.

7.4           Listing of Shares and Related Matters. The Company shall use its reasonable commercial efforts to cause the Required Approvals and the approvals described in Sections 6.1(c) and (d) and 6.3(d) and (e) to be obtained.

7.5           Termination of Covenants. The provisions of Section 7.1 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.

7.6           Removal of Legends. Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement and receipt by the Company of the Investor’s written confirmation that such Shares will not be disposed of except in compliance with the prospectus delivery requirements of the Securities Act, (ii) the date the Shares may be sold pursuant to Rule 144 promulgated under the Securities Act without any volume restriction and (iii) delivery to the Company of an opinion of counsel reasonably satisfactory to the Company, in a generally acceptable form, to the effect that a sale, assignment or transfer of the Shares may be made without registration under the applicable requirements of the Securities Act and that such legend is no longer required, the Company shall, upon the Investor’s written request, promptly cause certificates evidencing the Investor’s Shares to be replaced with certificates which do not bear such restrictive legends.

8.             Survival and Indemnification.

8.1           Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Second Closing of the transactions contemplated by this Agreement for a period of one (1) year after the Second Closing Date.

8.2           Indemnification.

(a)           The Company agrees to indemnify and hold harmless the Investor and its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other reasonable expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened, and the costs of enforcement hereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents.

(b)           The Investor agrees to indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, employees and agents from and against any and all Losses to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Investor under the Transaction Documents.

8.3           Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, Proceeding or investigation in respect of which indemnity may be sought pursuant to Section 8.2, such Indemnified Person shall promptly notify the party from whom indemnification is sought (the “Indemnifying Person”) in writing and the Indemnifying Person shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Indemnifying Person shall not relieve the Indemnifying Person of its obligations hereunder, except to the extent that the Indemnifying Person is materially prejudiced by such failure to notify. In any such Proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of counsel to the Indemnified Person, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Person shall not be liable for any settlement of any Proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Person shall indemnify and hold harmless the Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Indemnifying Person shall not effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such Proceeding.

8.4           Limitations on Indemnification.

(a)           No party hereto will have any liability for indemnification under this Section 8 in excess of the total combined value of the First Purchase Price and the Second Purchase Price.

(b)           NO INDEMNIFYING PERSON SHALL BE LIABLE FOR PUNITIVE, EXEMPLARY, SPECIAL, INCIDENTAL, CONSEQUENTIAL, LOST PROFITS OR DAMAGES OTHER THAN ACTUAL DAMAGES SUFFERED BY ANY INDEMNIFIED PERSON WITH RESPECT TO ANY TERM OR THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PERSON’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS WAIVER WILL NOT LIMIT ANY LIABILITY OF AN INDEMNIFYING PERSON TO INDEMNIFY ANY INDEMNIFIED PERSON FOR ANY LOSS ARISING FROM DAMAGES OF ANY KIND THAT THE INDEMNIFIED PERSON IS REQUIRED TO PAY TO ANY THIRD PARTY, INCLUDING ANY GOVERNMENTAL AUTHORITY.

9.             Miscellaneous.

9.1           Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable; provided, however, that the Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate without the prior written consent of the Company; provided further, however, that such transferee agrees in writing to be bound by the terms, provisions and conditions of this Agreement, specifically including in such writing, affirmation of the Investment Representations, as applicable to it, and that such transfer is in compliance with all of the terms and provisions of this Agreement and permitted by United States federal and state securities laws; and provided further, however, that no such assignment or obligation shall diminish, release or otherwise affect the obligations of the Investor hereunder. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in Section 8.2 of this Agreement. Notwithstanding the foregoing, if any of the conditions set forth in Section 6.4 with respect to the Second Closing shall have become incapable of fulfillment due to any action or inaction of the Investor, the Company may assign its rights to receive payment of the Second Purchase Price in whole or in part to an Affiliate and such Affiliate shall be an express beneficiary of this Agreement.

9.2           Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party hereto, it being understood that both parties hereto need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by email delivery of a portable document format, or “.pdf” data file, such signature shall create a valid and binding obligation of the party hereto executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

9.3          Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telecopier or electronic mail, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, and (iii) if given by an internationally recognized overnight air courier, then such notice shall be deemed given three (3) Business Days after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party:

If to the Company:

CAMAC Energy Inc.

1330 Post Oak Boulevard

Suite 2250

Fax: 713.797.2940

Email: nevanoff@camacenergy.com

Attention: Nicolas J. Evanoff, Senior Vice President, General Counsel and Secretary

with a copy to:

Edward Nathan Sonnenbergs Inc.

150 West Street

Sandton

Johannesburg

South Africa 2146

Fax: +27.11.269.7899

Email: tlee@ens.co.za

Attention: Tony Lee

and to:

Sidley Austin LLP

1000 Louisiana

Suite 6000

Houston, TX 77002

Fax: 713.495.7799

Email: jrice@sidley.com

Attention: James L. Rice III

If to the Investor by personal delivery:

Public Investment Corporation SOC Limited

Block C, Riverwalk Office Park

41 Matroosberg Road (corner of Garsfontein and Matroosberg Roads)

Ashlea Gardens Extension 6

Menlo Park, Pretoria

South Africa

If to the Investor by mail, telefax or electronic mail:

Public Investment Corporation

Private Bag X 187

Pretoria

South Africa

0001

Fax: +27 12 346 3276

Email: Daniel.matjila@pic.gov.za

Attention: Chief Investment Officer

9.4           Expenses. Each of the parties hereto shall pay its own costs and expenses in connection herewith.

9.5          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company.

9.6          Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investor, except such release or announcement as the Company reasonably determines may be required by law or the applicable rules or regulations of any the Trading Market or any other securities exchange or securities market. By 8:30 a.m. (New York City time) on the trading day immediately following each of the First Closing Date and the Second Closing Date, the Company shall issue a press release disclosing the consummation of the transactions contemplated by this Agreement. In addition, the Company will make such other filings, notices or announcements in the manner and time required by the SEC, the NYSE MKT and the JSE. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor, or include the name of the Investor in any filing with the SEC (other than a registration statement and any exhibits to filings made in respect of this transaction or in accordance with periodic filing requirements under the Exchange Act), the NYSE MKT, the JSE or any regulatory agency, without the prior written consent of the Investor, which may not unreasonably be withheld, conditioned or delayed, except to the extent that the Company reasonably determines that such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Investor with prior notice of such disclosure.

9.7           Replacement of Share Certificates. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Shares.

9.8           Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9           Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, representations and warranties, both oral and written, between or made by the parties with respect to the subject matter hereof and thereof.

9.10         Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any Proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such Proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such Proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such Proceeding brought in such courts and irrevocably waives any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

THE COMPANY

CAMAC Energy Inc.

By:
Dr. Kase Lawal
Chairman and Chief Executive Officer

THE INVESTOR

Public Investment Corporation (SOC) Limited

By:
Daniel Matjila
Chief Investment Officer

Exhibit A

Form of Registration Rights Agreement

Exhibit B

Subsidiaries

1.	CAMAC Petroleum Limited
2.	CAMAC Energy Ltd.
3.	CAMAC Energy Kenya Limited
4.	CAMAC Energy Gambia A5 Ltd.
5.	CAMAC Energy Gambia A2 Ltd.
6.	CAMAC Sierra Leone Limited
7.	CAMAC Energy International Ltd.
8.	CAMAC Energy Ghana Limited

ANNEX G

FORM OF RIGHT OF FIRST REFUSAL AND CORPORATE OPPORTUNITIES AGREEMENT

[Annex G]

FORM OF
RIGHT OF FIRST REFUSAL AND CORPORATE OPPORTUNITIES AGREEMENT

This Right of First Refusal and Corporate Opportunities Agreement (this “Agreement”) dated as of ______________, 2013 (the “Effective Date”) amends and restates in its entirety the Right of First Refusal Agreement dated as of April 7, 2010 (the “Right of First Refusal Agreement”) by and among CAMAC ENERGY INC. (formerly known as PACIFIC ASIA PETROLEUM, INC.), a Delaware corporation (“CEI”), CAMAC ENERGY HOLDINGS LIMITED, a Cayman Islands company (“CEHL”), CAMAC INTERNATIONAL (NIGERIA) LIMITED, a company incorporated in the Federal Republic of Nigeria (“CINL”) and a wholly-owned subsidiary of CEHL, ALLIED ENERGY PLC (formerly, Allied Energy Resources Nigeria Limited), a company incorporated in the Federal Republic of Nigeria and a wholly-owned subsidiary of CEHL (“Allied,” and together with CEHL and CINL, the “Allied Parties”). CEI and the Allied Parties may be referred to herein individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, pursuant to the Right of First Refusal Agreement, the Allied Parties agreed to grant to CEI a right of first refusal with respect to any and all licenses, leases and other contract rights for the exploration and/or production of oil and/or natural gas, held as of the date of execution of the Right of First Refusal Agreement or thereafter acquired by or arising and inuring to any of the Allied Parties that any of the Allied Parties offered for sale, transfer, license or other disposition, other than such sales that occurred in the ordinary course of business;

WHEREAS, pursuant to a Transfer Agreement dated as of November 19, 2013 by and among the Allied Parties, CEI and CAMAC Petroleum Limited, a company incorporated in the Federal Republic of Nigeria and a wholly owned subsidiary of CEI (the “Transfer Agreement”), the Allied Parties agreed to amend the Right of First Refusal Agreement to grant to CEI the exclusive and first right to pursue any opportunities to acquire oil and gas exploration and production assets in Africa (onshore or offshore) that have become available to the Allied Parties; and

WHEREAS, this Agreement contains the terms, conditions, rights and obligations of the Parties with respect to the right of first refusal and right to pursue the opportunities granted to CEI referred to in the Recital immediately above.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

1.1           The following capitalized terms shall have the following meanings when used herein:

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with another Person. The terms “controls” and “controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through ownership of stock, as a general partner or trustee, by contract, credit arrangement or otherwise.

“Affiliate Restricted Sale” has the meaning set forth in Section 2.5.

“African Oil and Gas Business” shall mean the business of the exploration for and production of oil, gas and hydrocarbon resources in Africa (onshore or offshore), including such business conducted by or through purchase of assets or Persons, through a partnership or joint venture, the entry into participation or farm-in/farm-out agreements, exploration and similar agreements or the execution of a license, production sharing agreement or other agreement with a governmental authority or state-owned oil company.

“Agreement” has the meaning set forth in the introductory paragraph hereof and includes any supplements, amendments and resolutions.

“Allied Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“CEI” has the meaning set forth in the introductory paragraph of this Agreement.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Final PSA” has the meaning set forth in Section 2.2.

“Party” has the meaning set forth in the introductory paragraph of this Agreement.

“Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government (or agency or political subdivision thereof).

“Prospective Buyer” has the meaning set forth in Section 2.2.

“Purchase Notice” has the meaning set forth in Section 2.2.

“Restricted Opportunity” has the meaning set forth in Section 3.1.

“Restricted Sale” has the meaning set forth in Section 2.1.

“Right of First Refusal” has the meaning set forth in Section 2.1.

“Subject Asset” has the meaning set forth in Section 2.1.

“Transfer Agreement” has the meaning set forth in the Recitals to this Agreement.

1.2           Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement. Any capitalized terms not defined in this Agreement shall have the meaning given in the Transfer Agreement.

1.3           Other Definitional Provisions and Interpretation.

(a)           The words “hereof’, “herein”, and “hereunder” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)           References to Sections shall, unless indicated otherwise, refer to Sections in this Agreement.

(d)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II.
RIGHT OF FIRST REFUSAL

2.1          Right of First Refusal. Each of the Allied Parties hereby grants to CEI and CEI’s permitted successors and assigns a right of first refusal (the “Right of First Refusal”) with respect to any and all licenses, leases and other contract rights for the exploration and/or production of oil and/or natural gas currently held by or hereafter acquired by or arising and inuring to any of the Allied Parties or any of their Affiliates (each, a “Subject Asset”) that any of the Allied Parties offers for sale, transfer, license or other disposition (including, without limitation, by (i) execution of a partnership agreement or any other joint venture documentation unless the Subject Asset was acquired by the Allied Party for the purpose of transferring it into the partnership or joint venture; or (ii) execution of a production sharing contract, a farm-in or farm-out agreement, an exploration agreement, a participation agreement, or an exchange agreement), other than such sales that occur in the ordinary course of business (a “Restricted Sale”), on the following terms and conditions:

2.2           Purchase Notice. If, at any time during the period beginning on the Effective Date and continuing until seven years and six months from the date thereof, any of the Allied Parties desires to consummate a Restricted Sale, it shall negotiate with the prospective buyer (“Prospective Buyer”) a bona fide definitive purchase and sale agreement or other appropriate agreement for the transfer, license or other disposition (a “Final PSA”) to purchase the Subject Asset, or any part thereof. Within fourteen (14) days after the commencement of such negotiations, the applicable Allied Party shall notify CEI that such negotiations are taking place. Upon negotiating the Final PSA, the applicable Allied Party shall not execute such Final PSA without first extending an offer to purchase such Subject Asset to CEI on substantially the same terms as the Prospective Buyer, by sending to CEI a notice indicating its intention to sell the Subject Asset, which notice shall include an accurate and complete copy of such Final PSA, including the proposed purchase price of the Subject Asset, and the Prospective Buyer’s name and address (the “Purchase Notice”). The applicable Allied Party shall also provide CEI with access to the Subject Asset and any information reasonably requested by CEI regarding the Subject Asset. Within thirty (30) days after its receipt of the Purchase Notice, CEI shall advise the applicable Allied Party in writing as to whether CEI desires to purchase the Subject Asset on the terms set forth in the Final PSA. If CEI elects not to purchase the Subject Asset on the terms set forth in the Final PSA or fails to respond to the Purchase Notice within such thirty (30) day period, the applicable Allied Party shall be free to proceed to execute such Final PSA with the Prospective Buyer in accordance with Section 2.3. If CEI elects to purchase the Subject Asset on the terms set forth in the Final PSA, CEI shall deliver to the applicable Allied Party a written notice indicating its desire to purchase the Subject Asset, and the applicable Allied Party and CEI shall sign a final purchase and sale agreement reflecting the terms of the Final PSA.

2.3           Sale to Other Parties. If (i) CEI fails to respond to the Purchase Notice within the thirty (30) day period described in Section 2.2, or (ii) CEI elects not to purchase the Subject Asset on the terms set forth in the Final PSA, the applicable Allied Party shall be free to execute the Final PSA and sell the Subject Asset to the Prospective Buyer pursuant thereto (and not on any other terms); provided that the Subject Asset must be purchased within six (6) months after the date on which the event in clause (i) or (ii) above occurred. For the avoidance of doubt, in the event the material terms of the Restricted Sale are other than the terms of the Final PSA, including, without limitation, any decrease in the price of the Subject Asset, the Restricted Sale may not proceed, and the applicable Allied Party shall notify CEI in writing and the Parties shall proceed in accordance with Section 2.2 and Section 2.3 as if CEI were provided a new Purchase Notice.

2.4           Time Limit for Sale. In the event the Subject Asset is not sold to the Prospective Buyer within six (6) months after the date on which the event in Section 2.3(i) or 2.3(ii) occurred, then any subsequent Restricted Sale with the Prospective Buyer (or any other Person) must once again be submitted to CEI in accordance with the provisions of Section 2.2 and Section 2.3. The Right of First Refusal is a continuing right, and it applies to all sales of Subject Assets.

2.5          Affiliate Purchases or Sales. In the event that any Affiliate of an Allied Party desires to consummate a sale that would otherwise constitute a Restricted Sale (an “Affiliate Restricted Sale”), the Allied Party whose Affiliate is engaging in the Affiliate Restricted Sale shall cause such Affiliate to conduct such Affiliate Restricted Sale in accordance with the provisions of this Agreement. In the event that an Affiliate Restricted Sale is proposed to be made by an Affiliate in which an Allied Party owns less than 100% of the proposing Affiliate, or by an Affiliate in which a wholly owned Affiliate of an Allied Party owns less than 100% of the proposing Affiliate, the applicable Allied Party, or the applicable wholly owned Affiliate, as the case may be, shall use it reasonable best efforts to obtain the consent of the other holders of equity interests in the proposing Affiliate to give CEI a Right of First Refusal over the Affiliate Restricted Sale; provided, however, that no Allied Party and none of its Affiliates shall be required to pay consideration in exchange for any such consent. In the event such consent is not obtained, then the sale shall not be construed as an Affiliate Restricted Sale hereunder.

2.6           Prohibition Under Applicable Law. The parties understand and agree that, notwithstanding any other provision herein, there shall be no Right of First Refusal, and such sale, transfer, license or disposition shall not be a Restricted Sale hereunder to the extent that such sale, transfer, license or disposition to CEI would: (i) result in the breach or violation of the license, lease or contract right being sold, transferred, licensed or otherwise disposed; (ii) be illegal under the law applicable to the transaction; or (iii) be prohibited by any governmental authority having jurisdiction over the transaction.

ARTICLE III.
CORPORATE OPPORTUNITIES

3.1          Corporate Opportunities. During the period beginning on the Effective Date and continuing until seven years and six months from the date thereof, each of the Allied Parties hereby agrees that with respect to any opportunities to acquire interests in any and all licenses, leases and other contract rights for the exploration and/or production of oil and/or natural gas in Africa that may become available to any of the Allied Parties or any of their Affiliates, whether by (i) investing in or acquiring a Person whose business is or includes, directly or indirectly, an African Oil & Gas Business, in whole or in part, (ii) acquiring assets of an African Oil & Gas Business or (iii) undertaking the development of a project that would constitute an African Oil & Gas Business (a “Restricted Opportunity”), the Allied Parties will promptly provide notice thereof to CEI in accordance with Section 3.2 below.

3.2          Notice. If, at any time any of the Allied Parties becomes aware of or proposes to pursue a Restricted Opportunity not otherwise generally a matter of public knowledge, the applicable Allied Party shall notify CEI of the opportunity in writing within 15 days of learning of such opportunity, or within such shorter reasonable time as may be required by the terms of the Restricted Opportunity,. The notification shall contain a summary of the Restricted Opportunity, including at a minimum the name of any potential counterparty; an overview of the investment, business, asset or project; the relevant locations; all deadlines and other relevant timelines; and the estimated consideration or investment. The Allied Parties shall only be required to provide the information listed in the preceding sentence to the extent such information is available to the applicable Allied Party and to the extent such information is not subject to confidentiality obligations entered into by the applicable Allied Party to obtain such information or access to the Restricted Opportunity; provided, however, the applicable Allied Party shall use its reasonable best efforts to obtain such further information as CEI may reasonably request or to obtain sufficient exceptions to any such confidentiality obligations to allow CEI to receive such information. CEI shall notify the informing Allied Party in writing within 30 days after receipt of such notice, or such shorter reasonable time period as may be required by the terms of the Restricted Opportunity, of its intention whether or not to pursue such opportunity. If CEI elects not to pursue such Restricted Opportunity, the Allied Parties shall have the right to pursue such opportunity for their own account, including through a joint venture with one or more third parties. In the event CEI later determines to abandon such Restricted Opportunity, it shall promptly notify Allied, which shall then have the right to pursue such opportunity for its, or its Affiliates’ own account, including through a joint venture with one or more third parties.

3.3          Affiliate Opportunities.

(a)           In the event that a Restricted Opportunity is proposed to be invested in, acquired or undertaken by an Affiliate in which an Allied Party owns less than 100% of the proposing Affiliate, or by an Affiliate in which a wholly owned Affiliate of an Allied Party owns less than 100% of the proposing Affiliate, the applicable Allied Party, or the applicable wholly owned Affiliate, as the case may be, shall use its reasonable best efforts to obtain the consent of the other holders of equity interests in the proposing Affiliate to give CEI the right to pursue such Restricted Opportunity in accordance with this Agreement; provided, however, that no Allied Party and none of its Affiliates shall be required to pay consideration in exchange for any such consent. In the event such consent is not obtained, then the proposed investment, acquisition or undertaking shall not be construed as a Restricted Opportunity hereunder.

(b)           Allied represents and warrants that its 60% interest in Alliance Oil Producing Company Nigeria Limited is the only Affiliate or other entity engaged in African Oil & Gas Business activities in which it holds less than 100% of the equity interests and agrees that from and after the Effective Date, it will not form any Affiliate, joint venture, partnership or other entity for the purpose of investing in, acquiring or undertaking, directly or indirectly, a Restricted Opportunity; provided, however, that Allied shall be permitted to form a joint venture for the purpose of pursuing a Restricted Opportunity that has been rejected by CEI in accordance with Section 3.2 above. Notwithstanding any other provision herein, the opportunity that the Allied Parties and CEI are jointly pursuing in the Republic of Ghana as of the date hereof shall not be construed as a Restricted Opportunity hereunder.

3.4           Prohibition Under Applicable Law. The parties understand and agree that, notwithstanding any other provision herein, an opportunity shall not be a Restricted Opportunity hereunder to the extent CEI’s participation in such opportunity would: (i) result in the breach or violation of the license, lease or contract right being sold, transferred, licensed or otherwise disposed; (ii) be illegal under the law applicable to the transaction; or (iii) be prohibited by any governmental authority having jurisdiction over the transaction.

ARTICLE IV.
MISCELLANEOUS

4.1          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature pages hereto (or at such other address for a Party as shall be specified in writing to all other Parties).

4.2          Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by all of the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

4.3          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

4.4          Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or other electronic (pdf) execution and delivery of this Agreement is legal, valid and binding for all purposes.

4.5           Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the transactions contemplated by this Agreement and (b) is not intended to confer upon any Person other than the Parties any rights or remedies.

4.6           Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

4.7           Dispute Resolution. All disputes among the Parties arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with Section 12.9 of the Transfer Agreement.

4.8           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

4.9           Publicity. The terms of this Agreement shall be considered confidential information of the Parties. Each Party agrees that the specific provisions hereof shall not be revealed or disclosed by it without the prior written consent of all the Parties hereto, except to the extent such disclosure is required by applicable Law.

4.10         Governing Language. This Agreement shall be governed and interpreted in accordance with the English language.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CAMAC ENERGY INC.

By:
Name:
Title:

Address for Notice
1330 Post Oak Blvd., Suite 2250
Houston, Texas 77056

CAMAC ENERGY HOLDINGS LIMITED

By:
Kamoru Lawal
Director

Address for Notice
c/o CAMAC International Corporation
1330 Post Oak Blvd., Suite 2250
Houston, Texas 77056

CAMAC INTERNATIONAL (NIGERIA) LIMITED

By:
Kamoru Lawal
Director

Address for Notice
c/o CAMAC International Corporation
1330 Post Oak Blvd., Suite 2250
Houston, Texas 77056

ALLIED ENERGY PLC

By:
Kamoru Lawal
Director

Address for Notice
c/o CAMAC International Corporation
1330 Post Oak Blvd., Suite 2250
Houston, Texas 77056

Signature Page to

Right of First Refusal and Corporate Opportunities Agreement

ANNEX H

FORM OF ASSIGNMENT AND BILL OF SALE

 [Annex H]

FORM OF
ASSIGNMENT AND BILL OF SALE

This ASSIGNMENT AND BILL OF SALE is made this ____ day of _________ , 2013, by and between ALLIED ENERGY PLC (formerly, Allied Energy Resources Nigeria Limited), a company incorporated in the Federal Republic of Nigeria (“Allied”), and CAMAC PETROLEUM LIMITED, a company incorporated in the Federal Republic of Nigeria (“CPL”). Each of the Allied and CPL are hereinafter also referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)

On June 3, 1992, Allied was awarded Oil Prospecting License 210 (“OPL 210”) by the Federal Republic of Nigeria, 2.5% of the interest in which Allied subsequently assigned to CAMAC INTERNATIONAL (NIGERIA) LIMITED, a company incorporated in the Federal Republic of Nigeria (“CINL”), on September 30, 1992, pursuant to an assignment agreement by and between Allied and CINL.

(B)

On August 28, 2002, Allied and CINL were granted Oil Mining Lease 120 and Oil Mining Lease 121 (the “OMLs”) by the Federal Republic of Nigeria, with respect to OPL 210, for a term of 20 years commencing on February 27, 2001.

(C)

On July 22, 2005, Allied, CINL and the Nigerian AGIP Exploration Limited (“NAE”), entered into a Production Sharing Contract (the “PSC”) setting out the terms of agreement in relation to petroleum operations in the area covered by the OMLs.

(D)

On April 7, 2010, Allied and CINL novated to CPL the beneficial ownership of their respective interests in and all of their rights and obligations then existing under the PSC in relation to that certain oilfield asset known as the Oyo Field in the OMLs (the “Oyo Field”).

(E)

On February 15, 2011, Allied and CINL novated to CPL the beneficial ownership of their respective interests in and all of their rights and obligations then existing under the PSC in relation to the remainder of the OMLs.

(F)	On June 29, 2012, Allied acquired from NAE all of NAE’s beneficial ownership and interest in and all of NAE’s rights and obligations then existing under the PSC.

(G)	On November 19, 2013, the CEI Parties and Allied Parties entered into a Transfer Agreement (the “Transfer Agreement”).

(H)

Pursuant to the Transfer Agreement, Allied has agreed to assign and sell and CEI has agreed to assume and purchase all of Allied’s right, title and interest in, to and under certain contracts (the “Contracts”) and tangible assets (the “Assets”), as applicable, relating to the OMLs as set forth in greater detail on Exhibit A attached hereto.

NOW, THEREFORE, THIS DEED OF ASSIGNMENT WITNESSETH AS FOLLOWS:

(1)

For good and valuable consideration, and subject to Section 1.1 of the Transfer Agreement, Allied hereby SELLS, ASSIGNS, CONVEYS, AND TRANSFERS to CPL all of Allied’s right, title and interest in and to (a) the Contracts and the Assets and (b) any tangible assets located or affixed to the seabed within the boundaries of the OMLs that are capable of being legally and physically removed (the “Assignment and Sale”).

(2)

CPL hereby accepts the Assignment and Sale and assumes and agrees to be bound by and perform the obligations, burdens, duties, responsibilities and liabilities pertaining to the Contracts and Assets and all laws, regulations and contracts related thereto in the place of Allied to the extent accruing from and after the Closing Date, as such term is defined in the Transfer Agreement.

(3)

Each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be commercially reasonable, to the extent permitted by law, to fulfill its obligations under this Assignment and Bill of Sale.

(4)

This Assignment and Bill of Sale may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or other electronic (pdf) execution and delivery of this Assignment and Bill of Sale is legal, valid and binding for all purposes.

(5)

This Assignment and Bill of Sale and any question or dispute arising out of or relating to its implementation, existence, validity or termination shall be subject to, governed by and construed in accordance with the laws of the State of Texas, excluding any conflict of laws or rules that would require application of the laws of another jurisdiction.

(6)

This Assignment and Bill of Sale is executed and delivered pursuant to the Transfer Agreement. In the event of any conflict or inconsistency between any term of this Assignment and Bill of Sale and the Transfer Agreement, the latter will control.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Assignment and Bill of Sale to be duly executed on the date and year first above written.

ALLIED ENERGY PLC

Name:
Title:

CAMAC PETROLEUM LIMITED

Name:
Title:

Signature Page to Assignment and Bill of Sale

Exhibit A
Contracts and Assets

[See attached]

Exhibit A to Assignment and Bill of Sale

ANNEX A
CONTRACTS

Contract ID & Description	Contractor / Counterparty	Contract Type	Contract Term	Contract Start Date	Contract End Date
AEP/WELLS/13/004/1 Cementing Products/Services & Case Float Equipment	Halliburton West Africa Limited and Halliburton Energy Services Nigeria Limited	Frame Agreement	One (1) year w/ automatic renewal in one year terms; 30 day termination notice prior to the end of a term	29-Aug-13	28-Aug-14
AEP/WELLS/13/008/1 Electric Wire Line Logging	Halliburton West Africa Limited and Halliburton Energy Services Nigeria Limited	Frame Agreement	Three (3) years	29-Aug-13	28-Aug-2016
AEP/WELLS/13/009/1 DD/LWD/MWD Drilling Tools and Remedial & Fishing Services (whipstock, reamers, jars)	Schlumberger Overseas SA and Schlumberger Nigeria Limited	Frame Agreement	One (1) year	1-Jul-13	30-Jun-14
OYO-GE-001 Supply of Flexible Flowlines and Risers	GE Wellstream Supply Contract cancellation on written notice and 15% Supply of subsea production equipment & services Including Xmas Trees, Umbilicals and Running Tools	Aker Solutions

Frame Agreement	Project duration	4-Sept-13	Sept-2015
Master Services Agreement Engineering Support Services	Oceanic Consultants Nigeria Limited	Frame Agreement	Evergreen	16-Jan-08	90-day cancellation by either Party
Engineering and Support Services	Oceanic Consultants, Inc. (Texas corporation)	Frame Agreement	Evergreen	16-Jan-2008	30-day notice provision
Security Agreement Security offshore advisor	Knight Security Services	Frame Agreement	1 year	2-May-2013	1-May-2014
Master Services Agreement	Allied Energy Corporation	Frame Agreement	Evergreen	1-Jan-2011	30 day notice provision
AEP/WELLS/13/004/1 Cementing Products/Services & Case Float Equipment	Halliburton West Africa Limited and Halliburton Energy Services Nigeria Limited	Frame Agreement	One (1) year w/ automatic renewal in one year terms; 30 day termination notice prior to the end of a term	29-Aug-13	28-Aug-14
Allied Energy Corporation (contracts in which Allied Energy Corporation is the counterparty receiving goods/services)
Proposal for Rig Survey	Lloyd’s Register	Services Agreement	N/A
Master Services Agreement	Deep Trend, Inc.	Frame Agreement	Evergreen	1-Oct-2012	30 day notice provision
Master Consulting Agreement for Consultancy Services	Lone Star Deepwater LLC	Frame Agreement	Evergreen	20-Feb-2013	30 day notice provision
Master General Services Agreement	Pegasus International, Inc.	Frame Agreement	Evergreen	27-Mar-2013	30 day notice or cause

Master Services Agreement	EXP Engineering International	Frame Agreement	Evergreen	2-Oct-2013	30 day notice provision
Engineering Consultancy Services Agreement	Xodus Group Limited	Frame Agreement	Pending	Pending	Pending
Master Consulting Services Agreement	2H Offshore, Inc.	Frame Agreement	Evergreen	4-Oct-2013	10 day notice
Services Agreement	Cross Barge Services, Ltd.	Pending	Pending	Pending	Pending
Services Agreement	Proserv Operations, Inc.	Pending	Pending	Pending	Pending

ASSETS

MATERIAL COST REPORT AS OF NOVEMBER 15, 2013

	Drilling Materials Procured from Deltalift	Unit	Estimated Remaining materials	Cost US$
1	36"CONDUCTOR INTER JOINT 36"X1.500 WALL RL4RS BOX X PIN	Joint	2	78,813	For Oyo 8
2	36" WELLHEAD HOUSING UNIT MS-700 HC-2 CAM STYLE RUNNING TOOL	EACH	1	197,944	For Oyo 8
3	20" csg,166.56#/ft, X-56, 0.812" Wall, RL4S Connetion BOX x PIN	Joint	7	104,221	For Oyo 8
4	18 3/4" WELLHEAD HOUSING ASSY HC-2 MS-700, 18.750, 1500PSI	EACH	1	93,427	For Oyo 8
5	13 3/8" csg,72 #, N-80, SLX connection	Joint	13	57,525	For Oyo 8
6	9 5/8" casing 53.5# L80 SLX casing	Joint	360	1,149,290	For Oyo 7&8
7	9 5/8" TIEBACK CASING HANGER MS-700 18.750 X 9.525	EACH	2	66,174	For Oyo 7&8
8	MUD MAT - MANUFACTURING KIT . GUIDE BASE TEMP	EACH	1	65,657	For Oyo 8
9	SLOPE INDICATOR BULLEYE	EACH	1	893	For Oyo 8
10	Corrosion cap / Debris cap	EACH	1	893	For Oyo 8
	Total Cost for All Materials			1,814,835

	Completions Materials Procured from NAE	Unit	Estimated Remaining materials	Cost US$
1	Aker Solutions 10K Wellhead system	Joint	2	1,045,371	For Oyo 8
2	Aker Solutions XT, 5" x 2", 10K	EACH	1	2,359,410	For Oyo 8
3	Aker Solutions SCM for X-trees		2	375,648	For Oyo 7 & Spare
4	Aker solutions Tubing Hanger System 18 3/4-10 m	Joint	2	936,014	For Oyo 7 & 8
5	Hydraulic and Electrical Jumpers (1 HFL + 2 EFL)	EACH	1	252,970	For Oyo 8
	Total Cost for All Materials			4,969,413

	Flexible line procured from GE (Wellstream)	Unit	Estimated Remaining materials	*Cost US$
1	6" diameter x 8395 m GE static flexible flowlines			16,873,480	For Oyo 8 & 10
2	6" diameter x 221 m GE dynamic flexible flowline riser				For Oyo 8 & 10
	Total Cost for All Materials			16,873,480

* Amount invoiced and paid to date - $ 9,280,414

ANNEX I

FORM OF NOVATION AGREEMENT

 [Annex I]

FORM OF

ALLIED ENERGY PLC

And

CAMAC INTERNATIONAL (NIGERIA) LIMITED

And

CAMAC PETROLEUM LIMITED

THIRD AGREEMENT NOVATING
PRODUCTION SHARING CONTRACT

THIS THIRD AGREEMENT NOVATING PRODUCTION SHARING CONTRACT (“Agreement”) is entered into this 19th day of November, 2013 BY AND AMONG:

1)

ALLIED ENERGY PLC (formerly, Allied Energy Resources Nigeria Limited), a company incorporated under the laws of the Federal Republic of Nigeria and having its registered office at Plot 1649 Olosa Street, Camac House, Victoria Island, Lagos (hereinafter referred to as “Allied”, which expression shall where the context so admits include its successors and assigns);

2)

CAMAC INTERNATIONAL (NIGERIA) LIMITED, a company incorporated under the laws of the Federal Republic of Nigeria and having its registered office at Plot 1649 Olosa Street, Camac House, Victoria Island, Lagos (hereinafter referred to as “CINL”, which expression shall where the context so admits include its successors and assigns); and

3)

CAMAC PETROLEUM LIMITED, a company incorporated under the laws of the Federal Republic of Nigeria and having its registered office Plot 1649 Olosa Street, Camac House, Victoria Island, Lagos (hereinafter referred to as “CPL”, which expression shall where the context so admits include its successors and assigns ).

Allied, CINL, and CPL are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)

On June 3, 1992, Allied was awarded an Oil Prospecting Licence with respect to Block 210 (“OPL 210”), of which an interest of two and one-half percent (2.5%) was subsequently assigned by Allied to Camac International (Nigeria) Limited on September 30, 1992;

(B)

On August 28, 2002, Allied and Camac International (Nigeria) Limited were granted Oil Mining Leases 120 and 121 (hereinafter referred to as “OMLs” or “Leases”) with respect to the OPL 210 for a term of twenty (20) years, each commencing from February 27, 2001;

(C)

On July 22, 2005, Allied, CINL and Nigerian Agip Exploration Limited (“NAE”) entered into a Production Sharing Contract (“PSC”) covering Petroleum Operations in the OMLs which sets out the terms and conditions governing conduct of petroleum operations in respect of the OMLs and under which NAE was appointed Operating Contractor;

(D)

By an Agreement Novating Production Sharing Contract dated April 7, 2010, entered into by and among Allied, CINL, CPL and NAE, Allied and CINL novated to CPL the beneficial ownership of their respective interests in and certain rights and obligations under the PSC in relation to the Oyo field (the “First Novation”), subject to the terms and conditions contained therein;

(E)

By a Second Agreement Novating Production Sharing Contract dated February 15, 2011, entered into by and among Allied, CINL, CPL and NAE, Allied and CINL novated to CPL the beneficial ownership of their respective interests in and certain rights and obligations under the PSC in relation to the OMLs under the PSC that were not novated pursuant to the First Novation (the “Second Novation”), subject to the terms and conditions contained therein;

(F)

By a Deed of Novation dated June 29, 2012, entered into by and among Allied, CINL, CPL and NAE, NAE novated to Allied all of its interests in, and all of its rights and obligations under, the PSC (the “NAE Novation”), subject to the terms and conditions contained therein;

(G)

Pursuant to a Transfer Agreement, dated November 19, 2013, by and among Allied, CINL, CAMAC Energy Holdings Limited, CPL, and CAMAC Energy Inc. (the “Transfer Agreement”), Allied agreed to sell and CPL agreed to purchase the remainder of Allied’s interest under the PSC, such interest being the interest acquired by Allied pursuant to the NAE Novation, giving CPL the remaining rights and obligations under the PSC, subject to the terms and conditions contained herein;

(H)

Allied wishes to novate to CPL all of its interests in and all rights and obligations in under the PSC that were not heretofore novated pursuant to the First Novation and Second Novation, subject to the terms and conditions hereinafter set forth (the “Third Novated Interest”); and

(I)	Allied wishes to be released from, and CPL wishes to assume all the liabilities and perform the obligations of Allied under the PSC on the terms set out herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Unless the context otherwise requires, words and expressions defined in the Transfer Agreement shall have the same meaning when used in this Agreement.

2.

The Parties severally agree that with effect from the Closing, as such term is defined under the Transfer Agreement (the “Effective Date”), and except as otherwise provided in clause 4 of this Deed of Novation and in the Transfer Agreement and subject to the representations, warranties, covenants, and agreements in the Transfer Agreement.

2.1	Allied assigns to CPL all of Allied’s rights, liabilities, duties, covenants, undertakings, and other obligations contained in the PSC.

2.2

CPL undertakes and covenants, as a separate obligation with Allied and CINL, to assume, observe, perform, discharge and be bound by all liabilities and obligations arising under the PSC in the place of Allied and be entitled to all the rights and benefits therein in the place of Allied.

2.3

CINL and CPL shall each release and discharge Allied from the observance, performance and discharge of the liabilities and obligations of Allied assumed by CPL in pursuant to sub-clause 2.2 of this Agreement and shall accept the like observance, performance and discharge of those liabilities and obligations of CPL in the place of Allied.

2.4

CPL undertakes, in respect of the Third Novated Interest to indemnify fully and hold harmless Allied and CINL in respect of any claims, proceedings, injury, costs (including legal costs), loss, damage or expense arising from CPL’s obligations under the PSC from and after the Effective Date for which Allied would have been liable but for the release and discharge referred to in sub-clause 2.3 of this Agreement. For the avoidance of doubt, CPL shall also be liable to Allied and CINL for such obligations related to the Third Novated Interest to the extent provided for in the Transfer Agreement.

2.5

CPL is hereby designated and agrees to act as the Contracting Operator (as defined in the PSC) in the place of Allied under the PSC. Accordingly, all references to the Contracting Operator in the PSC shall be read as references to CPL. CPL undertakes and covenants to assume, observe, perform, discharge and be bound by all liabilities, responsibilities and obligations in respect of the Contracting Operator arising under the PSC in the place of Allied. CINL and CPL shall each release and discharge Allied from the observance, performance and discharge of the liabilities, responsibilities and obligations of Allied assumed by CPL as the Contracting Operator pursuant to this sub-clause 2.5 of this Agreement and accept the like observance, performance and discharge of those liabilities, responsibilities and obligations of Allied by CPL in the place thereof.

2.6

Allied shall be free and clear from all liabilities, responsibilities and obligations in respect of the Third Novated Interest and therefore each of CINL and CPL agrees that the provisions of Article 17.2 of the PSC shall not apply to Allied and to the Transactions.

2.7

Allied and CINL shall indemnify and hold CPL harmless against all losses, damages, injuries, expenses, and actions of whatever kind and nature (“Damages”) suffered by it where such Damages are as the result of the failure of Allied and/or CINL to notify the Department of Petroleum Resources (“DPR”) of the Transactions. CPL shall indemnify and hold Allied and CINL harmless against all Damages suffered by it where such Damages are as the result of the failure of CPL to notify the Department of Petroleum Resources (“DPR”) of the Transactions.

2.8

Notwithstanding any other provision in this Agreement to the contrary, no Party to this Agreement shall be liable to, or indemnify any other Party for, any Damages claimed under this Agreement or the PSC that are punitive, special, consequential, incidental, exemplary, lost profits, lost production or otherwise not actual damages.

3.

Nothing contained herein shall prejudice the rights, obligations and liabilities of CINL, CPL and Allied, or any other party, under the Transfer Agreement or under any other agreement between them in respect of the Third Novated Interest. For the avoidance of doubt, the foregoing sentence shall not negate the provisions of sub-clause 2.6 above. Notwithstanding any other provision of this Agreement, to the extent that anything stated in this Agreement is contrary to or inconsistent with the terms of the Transfer Agreement, the terms of the Transfer Agreement shall prevail.

4.	The Parties hereby agree and confirm that, notwithstanding any other provision in this Agreement or the PSC, except as otherwise modified below:

4.1

The terms and conditions of Articles 7.2, 7.3(b), 8.1(a), 8.1(c), 8.3, 11 and 14.3 of the PSC shall remain unaffected by this Agreement and Allied and CINL shall retain their rights and obligations under those Articles. For the avoidance of doubt, in each of the Articles identified in this sub-clause 4.1:

(a)           each reference to the “Contractor” or “Operating Contractor” shall be read as being a reference to CPL;

(b)           each reference to the “First Party” shall be read as being a reference to Allied and CINL in proportion to their respective holding interests in the OMLs; and

(c)           each reference to “Allied” shall be read as being a reference to Allied.

4.2	Article 8.1(e) of the PSC is deleted in its entirety;

4.3	The Parties shall enter into a new Escrow Account as defined in, and pursuant to, Article 8.3.1 of the PSC, and Article 8.3 shall be amended as appropriate to reflect such new Escrow Account;

4.4

Nothing contained in Article 11 shall be construed to pass title to the “First Party” following cost recovery for any equipment or movable property purchased by the Contractor or to extinguish Contractor’s title to or right to use any such equipment or property, in each case to the extent such equipment or property is capable legally and physically of being removed from the seabed or otherwise from within the Lease area.

4.5	Article 27.1 of the PSC shall include the following address for notices:

CAMAC Petroleum Limited

Plot 1649 Olosa Street

Camac House

Victoria Island, Lagos, Nigeria

Fax: +234 1 2704271

5.

Except as expressly provided in this Agreement all provisions of the PSC and all agreements deriving therefrom shall continue to be in full force and effect and binding on Allied, CINL and CPL, insofar as those agreements were in full force and effect and binding on the Parties immediately prior to the date hereof. With effect from the Closing, this Agreement, the First Novation, the Second Novation, the NAE Novation, and the PSC shall be read and construed as one document.

6.

This Agreement shall be treated as constituting all actions, confirmations, consents and undertakings required of each NAE, Allied, CINL and CPL under the PSC or any agreement deriving therefrom, for the purposes of giving effect to the transfer to CPL of the Transferred Interest.

7.

Allied shall be solely responsible for the payment in a timely fashion of, and undertakes to pay, all and any applicable Taxes and stamp duty (including any interest, penalties and/or fines) payable on or in connection with the execution or enforcement of this Agreement and all documents executed pursuant to this Agreement and the assignment of the Transferred Interest and shall fully indemnify each of the other Parties in respect of any costs (including legal costs), expenses, loss or damage occasioned by its failure to pay (or any delay in paying) any such applicable Taxes and/or stamp duty.

8.

Each reference in this Agreement to the PSC and/or any agreement deriving therefrom shall be construed and shall have effect as a reference to the same as it may have been supplemental and/or amended and/or novated prior to the date hereof.

9.

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which will be deemed an original but which together shall constitute one agreement, with the same effect as if the signatures on the counterparts were upon a single engrossment of this Agreement. No counterpart shall be effective until each Party has executed at least one counterpart.

10.

This Agreement shall be governed by and construed in accordance with Nigerian Law. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination which cannot be amicably resolved between the Parties, shall be settled by arbitration under the provisions of Article 23 of the PSC. A dispute shall be deemed to have arisen when a Party notifies the other Party in writing to that effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

Signed for and on behalf of

ALLIED ENERGY PLC

Signature:

Name:

Designation:

Signed for and on behalf of

CAMAC INTERNATIONAL

(NIGERIA) LIMITED

Signature:

Name:

Designation:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK—
SIGNATURE PAGE FOR CAMAC PETROLEUM LIMITED FOLLOWS]

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

Signed for and on behalf of

CAMAC PETROLEUM LIMITED

Signature:

Name:

Designation:

ANNEX J

FORM OF REGISTRATION RIGHTS AGREEMENT

 [Annex J]

FORM OF

REGISTRATION RIGHTS AGREEMENT

BY AND BETWEEN

CAMAC ENERGY INC.

AND

ALLIED ENERGY PLC

Table of Contents

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●], 2013 by and between CAMAC Energy Inc., a Delaware corporation (“CEI”), and Allied Energy PLC, a company incorporated in the Federal Republic of Nigeria (“Allied”).

WHEREAS, this Agreement is made pursuant to that certain Transfer Agreement, dated as of November 19, 2013, by and among the Company, Allied, CAMAC International (Nigeria) Limited, a company incorporated in the Federal Republic of Nigeria, CAMAC Petroleum Limited, a company incorporated in the Federal Republic of Nigeria, and CAMAC Energy Holdings Limited, a Cayman Islands company (the “Transfer Agreement”);

WHEREAS, CEI has agreed to provide the registration and other rights set forth in this Agreement for the benefit of Allied pursuant to the Transfer Agreement; and

WHEREAS, it is a condition to the obligations of Allied under the Transfer Agreement that this Agreement be executed and delivered.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01  Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Transfer Agreement. The terms set forth below are used herein as so defined:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 (as defined below).

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Allied” has the meaning specified therefor in the introductory paragraph of this Agreement.

“CEI” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, $0.001 par value per share.

“Consideration Shares” means the shares of Common Stock issued or issuable to Allied pursuant to the Transfer Agreement including Section 10.9(c) thereof.

“Effectiveness Period” has the meaning specified therefor in Section 2.01(a)(i) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Holder Underwriter Registration Statement” has the meaning specified therefor in Section 2.04(o) of this Agreement.

“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Liquidated Damages” has the meaning specified therefor in Section 2.01(a)(ii) of this Agreement.

“Liquidated Damages Date” has the meaning specified therefor in Section 2.01(a)(ii) of this Agreement.

“Liquidated Damages Multiplier” means the product of $0.7164 times the number of Consideration Shares outstanding on the date that Liquidated Damages first begin to accrue.

“Losses” has the meaning specified therefor in Section 2.08(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.

“Opt Out Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“PIC Registration Rights Agreement” means that certain Registration Rights Agreement executed by and between CEI and PIC in form substantially the same as this Agreement, mutatis mutandis.

“Registrable Securities” means the Consideration Shares, any shares of Common Stock issued pursuant to the Convertible Note, any shares of Common Stock issued as Liquidated Damages pursuant to this Agreement and any securities issued or issuable thereon upon any stock split, dividend or other distribution, recapitalization or similar event, or any exercise price adjustment with respect to any of the securities referenced herein.

“Registration Default” has the meaning specified therefor in Section 2.01(a)(ii) of this Agreement.

“Registration Statement” has the meaning specified therefor in Section 2.01(a)(i) of this Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 158” means Rule 158 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933.

“Selling Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Transfer Agreement” has the meaning specified therefor in the Recitals of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Stock is sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Section 1.02  Registrable Securities. Any Registrable Security will cease to be a Registrable Security when: (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force) under the Securities Act; (c) such Registrable Security can be disposed of without restriction (including, but not limited to, volume limitations) pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act; or (d) such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities.

ARTICLE II
REGISTRATION RIGHTS

Section 2.01 Registration.

(a)           (i) Deadline to Go Effective. As soon as practicable following the Second Closing, but in any event within 60 days of the Second Closing Date, CEI shall prepare and file a registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time, including as permitted by Rule 415 with respect to all of the Registrable Securities (the “Registration Statement”). CEI shall use its commercially reasonable efforts to cause the Registration Statement to become effective no later than 135 days following the Second Closing Date. A Registration Statement filed pursuant to this Section 2.01 shall be on Form S-3 (except if CEI is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith). CEI will use its commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 2.01 to be continuously effective under the Securities Act until the earlier of (i) the date as of which all such Registrable Securities are sold by Allied or (ii) the date when such Registrable Securities become eligible for resale without restriction (including, but not limited to, volume limitations) under Rule 144(k) (or any similar provision then in force) under the Securities Act (the “Effectiveness Period”). The Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As provided in Section 2.01(d) of this Agreement, CEI shall be required to file and maintain the effectiveness of as many registration statements as are necessary to register all of the Registrable Securities.

(ii)     Liquidated Damages. If any Consideration Shares are not covered by the Registration Statement contemplated by Section 2.01(a) of this Agreement (a “Registration Default”) within two years of the Second Closing Date (the “Liquidated Damages Date”), then Allied shall be entitled to a payment with respect to the Consideration Shares that are not covered by such Registration Statement, as liquidated damages and not as a penalty, of 0.25% of the Liquidated Damages Multiplier for each period of 30 consecutive days following the Liquidated Damages Date during which a Registration Default continues (the “Liquidated Damages”); provided, however, that the aggregate amount of Liquidated Damages payable by CEI to Allied under this Agreement shall in no event exceed $10,000,000. The Liquidated Damages payable pursuant to this Section 2.1(a)(ii) shall be payable within ten (10) Business Days of the end of each such 30-day period. Any Liquidated Damages shall be paid at Allied’s election: (i) in cash; or (ii) in shares of additional Common Stock. Upon any issuance of Common Stock as Liquidated Damages, CEI shall promptly prepare and file an amendment to the Registration Statement prior to its effectiveness adding the shares of such Common Stock to the Registration Statement as additional Registrable Securities. The determination of the number of shares of Common Stock to be issued as Liquidated Damages shall be based on a valuation price of $0.7164 per share of Common Stock. As soon as practicable following the date that the Registration Statement becomes effective, but in any event within two Business Days of such date, CEI shall provide the Holders with written notice of the effectiveness of the Registration Statement.

(b)           Delay Rights. Notwithstanding anything to the contrary contained herein, CEI may, upon written notice to any Selling Holder whose Registrable Securities are included in the Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Registration Statement, but such Selling Holder may settle any such sales of Registrable Securities) if (i) CEI is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and CEI determines in good faith that CEI’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Registration Statement or (ii) CEI has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of CEI, would materially adversely affect CEI; provided, however, in no event shall a Holder be suspended for a period that exceeds an aggregate of 30 days in any 90- day period or 90 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, CEI shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Registration Statement, shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

(c)           Additional Rights to Liquidated Damages. If (i) the Holders are prohibited from selling their Registrable Securities under the Registration Statement as a result of a suspension pursuant to Section 2.01(b) of this Agreement in excess of the periods permitted therein or (ii) the Registration Statement is filed and declared effective but, during the Effectiveness Period, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded by a post-effective amendment to the Registration Statement, a supplement to the prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, then, until the suspension is lifted or a post-effective amendment, supplement or report is filed with the Commission, but not including any day on which a suspension is lifted or such amendment, supplement or report is filed and declared effective, if applicable, CEI shall owe the Holders an amount equal to the Liquidated Damages for each period of 30 consecutive days during which the suspension continues beyond the (x) period permitted under Section 2.01(b) of this Agreement or (y) day after the Registration Statement ceased to be effective or failed to be useable for its intended purposes, as liquidated damages and not as a penalty; provided, however, and subject to Section 2.01(a)(ii) of this Agreement, CEI shall not be required to pay Liquidated Damages under this Section 2.01(c) with respect to Consideration Shares not covered by a Registration Statement at the date a suspension commences. For the purposes of this Section 2.01(c), a suspension shall be deemed lifted on the date that notice that the suspension has been lifted is delivered to the Holders pursuant to Section 3.01 of this Agreement.

(d)           Claw-Back of Registrable Securities. CEI may exclude Registrable Securities from the Registration Statement if required by the Commission in order for the Commission to declare the Registration Statement effective; provided, however, that CEI will use its commercially reasonable efforts to file a subsequent Registration Statement that includes the Registrable Securities excluded from the initial Registration Statement at such time as it may do so in accordance with the Securities Act as interpreted by the Commission, but in any event within six months of the effective date of the preceding Registration Statement, and CEI will use its commercially reasonable efforts to have such Registration Statement declared effective within a reasonable period of time after such filing. CEI shall not be required to pay any Liquidated Damages in accordance with Section 2.01(a)(ii) of this Agreement for any Registrable Securities that are not registered pursuant to this Section 2.02(d). The formula described in Section 2.02(b) shall determine the number of Registrable Securities that are excluded under this Section 2.01(c) vis-à-vis the number of shares of Common Stock of PIC that are excluded under any registration statement, except that the maximum number of shares of Common Stock to be registered under any registration statement shall be determined by the Commission’s requirements instead of the determination by a Managing Underwriter or Underwriters.

(e)           No Obligation For Primary Offering By Holders. If the Commission deems the registration of any Registrable Securities to be a primary offering by CEI or the Holders, and the Commission prohibits the use of Rule 415 to sell Registrable Securities on a delayed or continuous basis, then Allied shall not be obligated to commit to any such primary offering to allow the Registration Statement to be declared effective by the Commission.

Section 2.02  Piggyback Rights.

(a)           Participation. If at any time CEI proposes to file (i) a prospectus supplement to an effective shelf registration statement, other than the Registration Statement contemplated by Section 2.01 of this Agreement, or (ii) a registration statement, other than a shelf registration statement, in either case, for the sale of Common Stock in an Underwritten Offering for its own account, then as soon as practicable but not less than three Business Days prior to the filing of (x) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (y) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (z) such registration statement, as the case may be, then CEI shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if CEI has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have a material adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then the amount of Registrable Securities to be offered for the account of Holders shall be determined based on the provisions of Section 2.02(b) of this Agreement. The notice required to be provided in this Section 2.02(a) to Holders shall be provided on a Business Day pursuant to Section 3.01 hereof and receipt of such notice shall be confirmed by such Holder. Each such Holder shall then have three Business Days after receiving such notice to request inclusion of Registrable Securities in the Underwritten Offering, except that such Holder shall have one Business Day after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Underwritten Offering in the case of a “bought deal”, “registered direct offering” or “overnight transaction” where no preliminary prospectus is used. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, CEI shall determine for any reason not to undertake or to delay such Underwritten Offering, CEI may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to CEI of such withdrawal up to and including the time of pricing of such offering. No Holder shall be entitiled to participate in any such Underwritten Offering under this Section 2.02(a) unless such Holder (together with any Affiliate of such Holder) participating therein held at least $10,000,000 of Common Stock as of the Closing Date, based on a valuation price of $0.7164 per share of Common Stock. Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt Out Notice”) to CEI requesting that such Holder not receive notice from CEI of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such notice.

(b)           Priority of Rights. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Stock included in an Underwritten Offering involving Included Registrable Securities advises CEI, or CEI reasonably determines, that the total amount of Common Stock that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a material adverse effect on the price, timing or distribution of the Common Stock offered or the market for the Common Stock, then the Common Stock to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises CEI, or CEI reasonably determines, can be sold without having such adverse effect, with such number to be allocated (i) first, to CEI and (ii) second, to the Selling Holders and other Persons who have requested participation in such Underwritten Offering. The pro rata allocations for each such Selling Holder or other Person shall be the product of (a) (i) the maximum number of shares of Common Stock that the Managing Underwriter or Underwriters have determined can be sold in such Underwritten Offering under clause (ii) of the preceding sentence multiplied by (b) the fraction derived by dividing (x) the number of shares of Common Stock owned by such Selling Holder following the Second Closing by (y) the aggregate number of shares of Common Stock owned following the Second Closing Date by all Selling Holders and other Persons participating in the Underwritten Offering. All participating Selling Holders shall have the opportunity to share pro rata that portion of such priority allocable to any Selling Holder(s) not so participating.

Section 2.03 Underwritten Offering.

(a)           Request for Underwritten Offering. Any one or more Holders that collectively hold greater than $20,000,000 of Registrable Securities, based on a valuation price of $0.7164 per share of Common Stock, may deliver written notice to CEI that such Holders wish to dispose of an aggregate of at least $20,000,000 of Registrable Securities, based on a valuation price of $0.7164 per share of Common Stock, in an Underwritten Offering. Upon receipt of any such written request, CEI shall retain underwriters reasonably acceptable to the Holders, effect such sale through an Underwritten Offering, including entering into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and take all reasonable actions as are requested by the Managing Underwriter or Underwriters to expedite or facilitate the disposition of such Registrable Securities, including management’s participation in any roadshow or similar marketing effort on behalf of any such Holder. Holders requesting an Underwritten Offering shall be responsible for all Selling Expenses. The parties acknowledge that CEI shall not be required to prepay any Selling Expenses on behalf of the requesting Holders and may discontinue any actions required to be taken hereby and shall not incur any penalty hereunder for such discontinuation if such Selling Expenses are not promptly paid when due by the requesting Holders. The parties further agree that CEI shall be entitled to obtain written agreement from the requesting Holders to pay any and all such Selling Expenses from the proceeds of the sales of such securities (i.e., from the flow of funds at the closing of such offering) prior to initiating any such Underwritten Offering.

(b)           General Procedures. In connection with any Underwritten Offering under this Agreement or the PIC Registration Rights Agreement, CEI shall be entitled to select the Managing Underwriter or Underwriters with the consent of the Person or Persons holding a majority of the shares of Common Stock of all Holders, which such consent shall not be unreasonably withheld, and if PIC is also registering shares of Common Stock in such Underwritten Offering, with the consent of PIC, which shall not be unreasonably withheld. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, CEI shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, CEI to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with CEI or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf, its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to CEI and the Managing Underwriter; provided, however, that such withdrawal must be made up to and including the time of pricing of such Underwritten Offering.

Section 2.04 Sale Procedures. In connection with its obligations under this Article II, CEI will, as expeditiously as possible:

(a)           prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement;

(b)           if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Registration Statement and the Managing Underwriter at any time shall notify CEI in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, use its commercially reasonable efforts to include such information in such prospectus supplement;

(c)           furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(d)           if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that CEI will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e)           promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f)            immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by CEI of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, CEI agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)           upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h)           in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for CEI dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “cold comfort” letter, dated the date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified CEI’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten offerings of securities and such other matters as such underwriters or Selling Holders may reasonably request;

(i)            otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158;

(j)            make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and CEI personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that CEI need not disclose any such information to any such representative unless and until such representative has entered into or is otherwise subject to a confidentiality agreement with CEI satisfactory to CEI;

(k)           cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by CEI are then listed;

(l)            use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of CEI to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)          provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(n)           enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities; and

(o)           if any Holder could reasonably be deemed to be an “underwriter”, as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of CEI’s securities of any Holder pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “Holder Underwriter Registration Statement”), cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to CEI and satisfy its obligations in respect thereof. In addition, at any Holder’s request, CEI will furnish to such Holder, on the date of the effectiveness of any Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request, (i) a letter, dated such date, from CEI’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Holder, and (ii) an opinion, dated as of such date, of counsel representing CEI for purposes of such Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” statement of negative assurance for such offering, addressed to such Holder. CEI will also permit legal counsel to such Holder to review and comment upon any such Holder Underwriter Registration Statement at least five Business Days prior to its filing with the Commission and all amendments and supplements to any such Holder Underwriter Registration Statement within a reasonable number of days prior to their filing with the Commission and not file any Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Holder’s legal counsel reasonably objects.

Each Selling Holder, upon receipt of notice from CEI of the happening of any event of the kind described in Section 2.04(f) of this Agreement, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(f) of this Agreement or until it is advised in writing by CEI that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by CEI, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to CEI (at CEI’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

If requested by Allied, CEI shall: (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement.

Section 2.05 Cooperation by Holders. CEI shall have no obligation to include in the Registration Statement Common Stock of a Holder, or in an Underwritten Offering pursuant to Section 2.02 of this Agreement, Common Stock of a Selling Holder, who has failed to timely furnish such information that, in the opinion of counsel to CEI, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities. For a period of 365 days from the Second Closing Date, each Holder of Registrable Securities who is included in the Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities during the 30-day period following completion of an Underwritten Offering of equity securities by CEI, whether for its own account or for the account of PIC (except as provided in this Section 2.06); provided, however, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers or directors or any other stockholder of CEI on whom a restriction is imposed in connection with such public offering. In addition, except in the case of primary Underwritten Offerings of equity offerings by CEI, the provisions of this Section 2.06 shall not apply with respect to a Holder that (a) owns less than $10,000,000 of Common Stock, based on a valuation price of $0.7164 per share of Common Stock, (b) has delivered an Opt Out Notice to CEI pursuant to Section 2.02 hereof or (c) has submitted a notice requesting the inclusion of Registrable Securities in an Underwritten Offering pursuant to Section 2.02 or Section 2.03(a) hereof but is unable to do so as a result of the priority provisions contained in Section 2.02(b) hereof.

Section 2.07 Expenses.

(a)           Certain Definitions. “Registration Expenses” means all expenses incident to CEI’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Registration Statement pursuant to Section 2.01 hereof or an Underwritten Offering covered under this Agreement, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and NYSE MKT fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority (FINRA), transfer taxes and fees of transfer agents and registrars and all word processing fees, and the fees and disbursements of counsel and independent public accountants for CEI in connection with CEI’s obligations under Section 2.01 of this Agreement. “Selling Expenses” means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities, and, in the case of an Underwritten Offering, duplicating and printing expenses and the fees and disbursements of counsel and independent public accountants for CEI, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance with Sections 2.03 and 2.04 of this Agreement.

(b)           Expenses. CEI will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to such Underwritten Offering. In addition, except as otherwise provided in Section 2.08 hereof, CEI shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.08 Indemnification.

(a)           By CEI. In the event of an offering of any Registrable Securities under the Securities Act pursuant to this Agreement, CEI will indemnify and hold harmless each Selling Holder thereunder, its directors and officers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, and its directors and officers, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder, director, officer, underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that CEI will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder, its directors or officers or any underwriter or controlling Person in writing specifically for use in the Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such Selling Holder, its directors or officers or any underwriter or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

(b)           By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless CEI, its directors and officers, and each Person, if any, who controls CEI within the meaning of the Securities Act or of the Exchange Act, and its directors and officers, to the same extent as the foregoing indemnity from CEI to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Registration Statement or any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)           Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.08. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against an indemnified party with respect to which it is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

(d)           Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)           Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.09 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, CEI agrees to use its commercially reasonable efforts to:

(a)           make and keep public information regarding CEI available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b)           file with the Commission in a timely manner all reports and other documents required of CEI under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)           so long as a Holder owns any Registrable Securities, furnish, unless otherwise not available at no charge by access electronically to the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of CEI, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause CEI to register Registrable Securities granted to Allied by CEI under this Article II may be transferred or assigned by Allied to one or more transferee(s) or assignee(s) of such Registrable Securities; provided, however, that, (a) unless such transferee is an Affiliate of Allied, each such transferee or assignee holds as a result of and at the date of transfer or assignment Registrable Securities representing at least $10,000,000 of the Registrable Securities, based on a valuation price of $0.7164 per share of Common Stock, (b) CEI is given written notice prior to any such transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee assumes in writing responsibility for its portion of the obligations of Allied under this Agreement.

Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, CEI shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, (a) enter into any agreement with any current or future holder of any securities of CEI that would allow such current or future holder to require CEI to include securities in any registration statement filed by CEI on a basis that is superior in any way to the piggyback rights granted to Allied hereunder or (b) grant registration rights to any other Person that would be superior to Allied’s registration rights hereunder. For the avoidance of doubt, nothing in this Section 2.11 or elsewhere herein will in any way be construed to prohibit CEI from entering into and performing the PIC Registration Rights Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:

(a)           if to Allied, to the address set forth in Section 12.1 of the Transfer Agreement in accordance with the provisions of this Section 3.01;

(b)           if to a transferee of Allied, to such Holder at the address provided pursuant to Section 2.10 hereof; and

(c)           if to CEI, at 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056 (facsimile: (713)797-2940), notice of which is given in accordance with the provisions of this Section 3.01.

All such notices and communications shall be deemed to have been received: at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or electronic mail; and when actually received, if sent by courier service or any other means.

Section 3.02 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03 Aggregation of Purchased Common Stock. All Common Stock held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.04 Recapitalization, Exchanges, Etc. Affecting the Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of Common Stock or other capital stock of CEI or any successor or assign of CEI (whether by merger, consolidation, sale or acquisition of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, stock splits, recapitalizations and the like occurring after the date of this Agreement.

Section 3.05 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any party from pursuing any other rights and remedies at law or in equity which such party may have.

Section 3.06 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Facsimile or other electronic (pdf) exemption and delivery of this Agreement is legal, valid and binding for all purposes.

Section 3.07 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.08 Governing Law. The Laws of the State of New York shall govern this Agreement without regard to principles of conflict of Laws.

Section 3.09 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.10 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by CEI set forth herein. This Agreement and the Transfer Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11 Amendment. No provision of this Agreement may be waived or amended except in a written instrument signed by CEI and Holders holding a majority in interest of the Registrable Securities. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 3.12 No Presumption. If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.13 Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than Allied and CEI shall have any obligation hereunder and that no recourse under this Agreement or the Transfer Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of Allied under this Agreement or the Transfer Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 3.14 Interpretation. Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to”. Whenever any determination, consent or approval is to be made or given by Allied under this Agreement, such action shall be in such Allied’s sole discretion unless otherwise specified.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CAMAC ENERGY INC.

By:
Name:
Title:

 Signature Page to Registration Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ALLIED ENERGY PLC

By:
Kamoru Lawal
Director

 Signature Page to Registration Rights Agreement

ANNEX B

CAMAC ENERGY INC.

Selling Stockholder Notice and Questionnaire

The undersigned beneficial owner of common stock (the “Common Stock”), of CAMAC Energy Inc., a Delaware corporation (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a Registration Statement for the registration and resale of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement, dated as of [__________], 2013 (the “Registration Rights Agreement”), among the Company and Allied. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name.
	(a)	Full Legal Name of Selling Stockholder

	(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities Listed in Item 3 below are held:

	(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by the questionnaire):

2.	Address for Notices to Selling Stockholder:

Telephone:
Fax:
Contact Person:

3.	Beneficial Ownership of Registrable Securities:
Type and Number of Registrable Securities beneficially owned:

4.	Broker-Dealer Status:
(a) Are you a broker-dealer?
Yes ☐ No ☐
Note:If yes, the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.
(b) Are you an affiliate of a broker-dealer?
Yes ☐ No ☐
(c)

If you are an affiliate of a broker-dealer, do you certify that you bought the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes ☐ No ☐
Note:If no, the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

5.	Beneficial Ownership of Other Securities of the Company Owned by the Selling Stockholder.
Except as set forth below in this Item 5, the undersigned is not the beneficial or registered owner of any securities of the Company other than the Registrable Securities listed above in Item 3.
Type and Amount of Other Securities beneficially owned by the Selling Stockholder:

6.	Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

7.

The Company has advised each Selling Stockholder that it may not use shares registered on the Registration Statement to cover short sales of Common Stock made prior to the date on which the Registration Statement is declared effective by the Commission, in accordance with 1997 Securities and Exchange Commission Manual of Publicly Available Telephone Interpretations Section A.65. If a Selling Stockholder uses the prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under the Registration Statement.

The undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof and prior to the Effective Date for the Registration Statement.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 6 and the inclusion of such information in the Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated:	Beneficial Owner:

By:
Name:
Title:

PLEASE FAX A COPY OF THE COMPLETED AND EXECUTED NOTICE AND
QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

CAMAC Energy Inc.
1330 Post Oak Boulevard, Suite 2250
Houston, Texas 77056
Facsimile: (713) 797-2940
Attention: Nicolas Evanoff

ANNEX K

FORM OF CONVERTIBLE NOTE

 [Annex K]

FORM OF
CONVERTIBLE SUBORDINATED NOTE DUE JANUARY 15, 2019

US $50,000,000.00	Houston, Texas
[●], 201[●]

I.             The Note.

1.1          Principal and Interest Payments. For value received, CAMAC Energy Inc., a Delaware corporation with a business address at 1330 Post Oak Blvd., Suite 2250, Houston, Texas 77056 (the “Company”), hereby promises to pay to the order of Allied Energy PLC (formerly, Allied Energy Resources Nigeria Limited), a company incorporated in the Federal Republic of Nigeria with a business address at Plot 1649 Olosa Street, Camac House, Victoria Island, Lagos, Nigeria, or its registered assigns (the “Holder”), the principal sum of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00), or such lesser principal amount as may be deemed advanced pursuant to Section 1.2 below, with interest on the unpaid principal balance at the rate per annum equal to the sum of (i) five percent (5.0%) plus (ii) the LIBOR Rate from this date until paid (the “Applicable Rate”), with such interest being payable in lawful money of the United States of America on each January 15, April 15, July 15 and October 15 (the “Interest Payment Date”) commencing April 15, 2014 until January 15, 2019 or such earlier date as may be provided under this Note, at which time all unpaid principal and all accrued and unpaid interest thereon will be due and payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay interest on this Note (except defaulted interest) to the Holder at the close of business on the Interest Payment Date; provided, however, that if the Interest Payment Date is not a Business Day, then the Company shall make such interest payment on the first Business Day preceding the Interest Payment Date. Certain capitalized terms used herein are defined in Section 24 below.

1.2          Deemed Advances of Principal. The principal of this Note shall be deemed advanced in two tranches: (i) the first tranche, of $25 million in principal amount, shall be deemed advanced upon and subject to the consummation of the First Closing (as such term is defined in the Transfer Agreement) and (ii) the second tranche of $25 million in principal amount, shall be deemed advanced upon and subject to the consummation of the Second Closing (as such term is defined in the Transfer Agreement).

2.            Subordination.

2.1          Note Subordinated to Senior Indebtedness. The Company for itself and its successors, and the Holder by its acceptance of this Note, agree that the payment of this Note by the Company is subordinated, to the extent and in the manner provided in this Section 2, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of this Note or thereafter incurred. This Section 2 will constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Indebtedness, and such holders are made obligees under this Section 2 and they and each of them may enforce its provisions. The Holder agrees to execute and deliver, at the request of the Company, separate subordination agreements with holders of Senior Indebtedness, or their respective agents, trustees or other representatives, as may reasonably be requested by any such Person to provide additional terms of subordination that are reasonable and customary features of instruments evidencing or creating funded indebtedness intended to be fully and completely subordinated in right of payment to referenced senior indebtedness; provided, however, that in no event would the Holder be required to agree to (x) subordinate its right to receive regularly scheduled payments of interest accruing under this Note except as provided for in Sections 2.2 and 2.3, (y) subordinate its right to receive payments pursuant to Section 4.2 except as provided for in Sections 2.2 and 2.3, or (z) any amendment of, or waiver or other similar action with respect to, Section 3 or Section 4.2 of this Note.

2.2          No Payment on Notes in Certain Circumstances.

(a)           No payment or distribution of cash or property (other than Capital Stock of the Company or other securities of the Company that are subordinated to Senior Indebtedness to at least the same extent as this Note) of the Company will be made on account of principal of, or interest on, this Note, or to defease or acquire this Note (i) upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, unless and until all Senior Indebtedness shall first be paid in full in cash, or such payment duly made in a manner satisfactory to the holders of such Senior Indebtedness (or a trustee or authorized agent on behalf thereof), (ii) in the event that the Company defaults in the payment of any principal of, premium, if any, or interest on or any other amounts payable on or due in connection with any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, unless and until such default has been cured or waived in writing or has ceased to exist, (iii) in the event any judicial proceeding shall be pending with respect to any of the events described in clauses (i), (ii) or (iv) of this Section 2.2(a) or (iv) any other default shall have occurred and be continuing that would permit the holders (or a trustee or authorized agent on behalf thereof) of the Senior Indebtedness to accelerate the maturity of Senior Indebtedness, upon written notice (a “Payment Blockage Notice”) of the default given to the Company and the Holder by the holders of, or an agent, trustee or other representative for, such Senior Indebtedness. In any such event described in the preceding sentence, unless and until such default has been cured or waived in writing, no payment or distribution of cash or property (other than Capital Stock of the Company or other securities of the Company that are subordinated to Senior Indebtedness to at least the same extent as this Note) may be made by the Company with respect to the principal of, or interest on, this Note or to acquire or repurchase this Note for cash or property other than Capital Stock of the Company or such subordinated securities. With respect to clause (iv) above, if such Senior Indebtedness is not declared due and payable within 150 days after the Payment Blockage Notice is given, promptly after the end of the 150-day period, the Company will pay all sums due in respect of this Note and not paid during the 150-day period. Payments on this Note may and shall be resumed in the case of a payment default upon the date on which such default is cured or waived. During any 540-day consecutive period, only one such period during which payment with respect to this Note may not be made pursuant to clause (iv) above may commence and the duration of such period may not exceed 150 days. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Holder shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not fewer than 90 days.

(b)           If any payment or distribution of assets of the Company is received by the Holder in respect of this Note at a time when that payment or distribution should not have been made because of Section 2,2(a), such payment or distribution will be received and held in trust for and will be forthwith paid over to the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment, distribution or provision therefor to the holders of such Senior Indebtedness.

2.3         Note Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property or upon an assignment for the benefit of creditors or any marshalling of the Company’s assets or liabilities or otherwise):

(a)           the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due on or in respect of Senior Indebtedness (including interest accruing after the commencement of a bankruptcy or insolvency at the rate specified in the applicable Senior Indebtedness and including, without limitation, in respect of premiums, indemnities or otherwise) in cash before the Holder is entitled to receive any payment, distribution or provision therefor on account of the principal of, or interest on, this Note;

(b)           any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (except that the Holder may receive securities that are subordinated at least to the same extent as this Note is subordinated to Senior Indebtedness as provided in this Section 2 and any securities issued in exchange for Senior Indebtedness), to which the Holder would be entitled except for the provisions of this Section 2.3, will be paid by the liquidating trustee or agent or other Persons making such a payment or distribution directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives to the extent necessary to make or provide for payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness or provision for that payment or distribution before the Holder is entitled to receive any payment, distribution or provisions therefor on account of the principal of, or interest on, this Note; and

(c)           if, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (except that the Holder may receive securities that are subordinated at least to the same extent as this Note is subordinated to Senior Indebtedness as provided in this Section 2 and any securities issued in exchange for Senior Indebtedness) is received by the Holder on account of the principal of, or interest on, this Note (notwithstanding the provisions of this Section 2.3) before all Senior Indebtedness is paid in full, such payment or distribution will be received and held in trust for and will be forthwith paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representatives for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment of such Senior Indebtedness until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment, distribution or provision therefor to the holders of such Senior Indebtedness.

The Company will give prompt written notice to the Holder of any dissolution, winding up, liquidation or reorganization of it or any assignment for the benefit of its creditors.

2.4          Holder To Be Subrogated to Rights of Holders of Senior Indebtedness. Subject to the prior and indefeasible payment in full of all Senior Indebtedness, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until all amounts owing on this Note shall be paid in full, and, for the purposes of such subrogation:

(a)           no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holder would be entitled except for the provisions of this Section 2 and no payment over by the Holder pursuant to the provisions of this Section 2 to the holders of Senior Indebtedness shall, as between the Company, its creditors (other than holders of Senior Indebtedness) and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness; and

(b)           no payment or distribution of cash, property or securities to or for the benefit of the Holder pursuant to the subrogation provisions of this Section 2, which has been paid to the holders of Senior Indebtedness, shall be deemed to be a payment by the Company to or for the account of this Note.

It is understood that the provisions of this Section 2 are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of Senior Indebtedness, on the other hand.

2.5          Obligations of the Company Unconditional. Nothing contained in this Section 2 or elsewhere in this Note is intended to or will impair, as between the Company and the Holder, the obligations of the Company, which are absolute and unconditional, to pay to the Holder the principal of and interest on this Note as and when they become due and payable in accordance with the terms hereof, or is intended to or will affect the relative rights of the Holder and creditors of the Company other than the holders of Senior Indebtedness, nor will anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 2 of the holders of Senior Indebtedness to receive the cash, property or securities of the Company receivable upon the exercise of any such remedy.

2.6          Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder, or by any noncompliance by the Company with the terms of this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. Without in any way limiting the generality of the foregoing, the holders of Senior Indebtedness may extend, renew, modify or amend the terms of Senior Indebtedness or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company, all without affecting the liabilities and obligations of the Company or the Holder.

2.7          This Section Not To Prevent Events of Default. The failure to make a payment on account of the principal of, or interest on, this Note, by reason of any provision of this Section 2 will not be construed as preventing the occurrence of an Event of Default.

2.8          Representative of Senior Indebtedness. Any notices to be given or payments to be made to any holders of Senior Indebtedness pursuant to this Note may be made or given to their authorized representative.

3.            Conversion.

3.1          Conversion. From time to time, at the sole option of the Holder, all or any portion of the principal amount of and/or any accrued and unpaid interest on this Note then outstanding (such amount being converted, the “Convertible Amount”) may be converted in accordance with the terms of this Note into a number of Conversion Shares equal to the quotient of (X) the Convertible Amount divided by (Y) the Conversion Price, rounded down to the nearest whole share. No fractional shares shall be issued upon conversion of the Convertible Amount. In lieu of fractional shares, the Holder shall be entitled to receive cash equal to an amount derived by multiplying (X) the value per share of Common Stock equal to the average of the closing sale prices on the NYSE MKT for a share of Common Stock for the five complete trading days immediately preceding the Conversion Date (as defined below) by (Y) the fraction of a share of Common Stock that the Holder would, but for the preceding sentence, otherwise be entitled to receive.

3.2          Mechanics and Effects of Conversion. The Holder may exercise its conversion right hereunder by written notice to the Company, which written notice must specify (i) the Convertible Amount and (ii) the date of conversion, which shall be not fewer than 10 Business Days following the date of such notice (the “Conversion Date”). On the Conversion Date, the Company will issue to the Holder the number of Conversion Shares issuable upon such conversion. Upon conversion of this Note in full or in part pursuant to this Section 3, the Holder of this Note shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent for the Company. The Holder must also execute and deliver any investment letters or ancillary agreements as are reasonably required by the Company at such time required to effect the conversion of this Note in accordance with its terms and all applicable laws. Upon conversion of this Note in part, the Company will issue to the Holder a replacement Note for the outstanding principal amount as of the Conversion Date minus the portion of the Convertible Amount representing principal and otherwise having the same terms and conditions as this Note. Upon conversion of this Note in full, the Company will be forever released from all of its obligations and liabilities under this Note, except for any obligations or liabilities that pursuant to the terms of this Note survive the termination hereof.

3.3         Adjustment for Stock Splits. If the Company shall at any time while this Note is outstanding effect a split of its Common Stock, then the Conversion Price in effect immediately before such a split shall be proportionately decreased. If the Company shall at any time while this Note is outstanding effect a reverse split of its Common Stock, then the Conversion Price in effect immediately before the reverse split shall be proportionately increased. Any adjustment under this Section 3.3 shall become effective at the close of business on the date the split or reverse split becomes effective. Any change to the Conversion Price pursuant to this Section 3.3 shall be determined in good faith by the board of directors (the “Board”) of the Company.

3.4          Adjustment for Certain Dividends. In the event that at any time while this Note is outstanding the Company shall make or issue a dividend payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance by multiplying the Conversion Price then in effect by a fraction:

(a)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance; and

(b)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend;

provided, however, that no such adjustment shall be made if the Holder simultaneously with the payment of such dividend receives a distribution of shares of Common Stock in an amount equal to the number of Conversion Shares it would have received had all of the outstanding principal of, and then accrued and unpaid interest on, this Note been converted into Conversion Shares immediately prior to the date of such event.

3.5          Adjustment for Merger or Reorganization. If there shall occur any reorganization, recapitalization, consolidation, amalgamation or merger involving the Company in which the shares of Common Stock are converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 3.4), then, following any such reorganization, recapitalization, consolidation, amalgamation or merger, this Note shall be, at the option of the Holder, convertible into the kind and amount of securities, cash or other property which the Holder would have received if all of this Note had been converted into Conversion Shares immediately prior to the date of such event; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Note set forth with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Note (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Convertible Amount.

3.6          Anti-Dilution Adjustment. If, while this Note remains outstanding, the Company issues shares of Common Stock, any security convertible into shares of Common Stock or any warrant or option exercisable for additional shares of Common Stock to any Person (other than to an officer, director, employee or consultant of the Company pursuant to any stock option or other equity incentive compensation plan) for aggregate cash consideration paid per share of Common Stock which is less than the Conversion Price, then the Conversion Price shall be adjusted proportionately such that the Convertible Amount, when converted, would be convertible into the same percentage of all outstanding shares of Common Stock as such Convertible Amount could have been converted into immediately prior to such event; provided, however, that no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided further, however, that any adjustments which by reason of this proviso are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

3.7          No Impairment. The Company will not, by amendment of its Certificate of Incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, amalgamation, merger, dissolution, issuance or sale of securities or any other voluntary action, directly or indirectly avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will (i) take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue Common Stock upon exercise of the Holder’s rights under this Section 3 and (ii) use its reasonable effort to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Note.

3.8          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Company, at its expense, will promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the calculations upon which such adjustment or readjustment is based. The Holder may provide the Company with written notice of any manifest error in such certificate (or the calculations therein) within five Business Days following receipt thereof and any such error shall be promptly corrected, the adjustment or readjustment recalculated and a new certificate of adjustment or readjustment, showing in detail the relevant calculations, shall be provided to the Holder. The Company shall, upon the written request at any time of the Holder, furnish or cause to be furnished to the Holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of Conversion Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of this Note (including accrued and unpaid interest thereon).

3.9          Reservation of Conversion Shares. The Company will at all times reserve and keep available out of its authorized Capital Stock, solely for the purposes of issuance upon the conversion of this Note as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all of the principal amount and accrued and unpaid interest on this Note. The Company covenants that all Conversion Shares which shall be so issued shall be duly and validly issued and fully paid and nonasessable and free from all taxes, liens and charges with respect to the issuance thereof. The Company will take all such action as may be necessary to assure that all Conversion Shares may be so issued without violation of any applicable law or regulation, subject to and assuming the truth and accuracy of the representations and warranties of the Holder referred to in Section 20 hereof.

3.10        Rights Prior to Conversion. Prior to the conversion, as set forth in this Section 3, and the issuance and delivery of a certificate or certificates (if any) evidencing the shares of Common Stock or shares of other Capital Stock acquired pursuant to the conversion, the Holder shall have no interest in, or any voting, dividend, liquidation or dissolution rights with respect to, any shares of Common Stock or shares of other Capital Stock of the Company solely by reason of this Note.

3.11        Notice of Corporate Action. If at any time, (i) the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling such holders to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its Indebtedness, any shares of Capital Stock of any class or any other securities or property, or to receive any other right or (ii) there is any reorganization, recapitalization, consolidation, amalgamation or merger of the Company, then, in each case, the Company shall give to the Holder, as applicable, (A) at least 15 Business Days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right and (B) if any such reorganization, recapitalization, consolidation, amalgamation or merger, at least 15 Business Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause shall also specify, as applicable, (C) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of shares of Common Stock shall be entitled to any such dividend, distribution or right and the amount and character thereof and (D) the date on which any such reorganization, recapitalization, consolidation, amalgamation or merger is to take place and the time, if any such time is to be fixed, as of which holders of Capital Stock of the Company shall be entitled to exchange their Capital Stock for securities or other property deliverable upon such reorganization, recapitalization, consolidation, amalgamation or merger.

4.            Prepayment.

4.1          Optional Prepayments. The Company may, upon at least three Business Days’ prior written notice to the Holder stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of this Note, in whole or in part, without premium or penalty, together with accrued interest through the date of such prepayment on the principal amount prepaid. Upon the giving of such notice of prepayment, the principal amount of this Note specified to be prepaid, together with the accrued and unpaid interest through the date of such payment, shall become due and payable on the date specified for such prepayment.

4.2          Mandatory Prepayments.

(a)           Unless the Holder shall otherwise agree, (i) if any Indebtedness shall be incurred by the Company or its Subsidiaries (excluding any Indebtedness incurred in connection with the Senior Notes) or if any Capital Stock shall be issued by the Company or its Subsidiaries to any Person (other than to an officer, director, employee or consultant of the Company pursuant to any stock option or other equity incentive compensation plan); and (ii) unless the Net Cash Proceeds of such incurrence of Indebtedness or issuance of Capital Stock are applied in full to the repayment of Senior Indebtedness, then on the date of such incurrence or issuance, this Note will be prepaid, by an amount equal to the amount of the Net Cash Proceeds of such incurrence or issuance not so applied to repayment of Senior Indebtedness to the extent required to prepay the outstanding principal amount of this Note together with accrued interest through the date of prepayment.

(b)           In respect of Indebtedness incurred by the Company or its Subsidiaries pursuant to the sale and issuance of the Senior Notes, then notwithstanding the foregoing Section 4.2(a), if and to the extent the Company (or one of its Subsidiaries) receives gross proceeds in excess of $250 million, this Note will be prepaid (to the extent required to prepay the outstanding principal amount together with accrued interest through the date of prepayment) by an amount equal to (i) the Net Cash Proceeds so received multiplied by (ii) a fraction, the numerator of which is the amount of gross proceeds so received minus $250,000,000, and the denominator of which is the amount of gross proceeds so received.

5.            Representations, Warranties and Covenants. The Company represents and warrants to the Holder, and as applicable, covenants for the benefit of the Holder that:

5.1         Organizational Matters. The Company has the full and requisite power and authority to enter into and perform its obligations under this Note. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its properties and carry on its business and (iii) is qualified to do business and in good standing in all jurisdictions where it conducts operations.

5.2          Authorization, Execution and Delivery. This Note has been duly authorized, executed and delivered by the Company and constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.3          Non-Contravention. The execution, delivery and performance by the Company of this Note will not (i) violate or contravene its organizational documents, any law, rule or regulation or any order, writ, injunction or decree of any court, governmental authority or arbitrator, (ii) conflict with or result in a breach of any agreement, contractual obligation or undertaking to which the Company or any of its Subsidiaries is a party or by which it is bound, or (iii) result in the creation or imposition of or obligation to grant any lien upon any properties of the Company or any of its Subsidiaries.

5.4          Required Approvals and Consents. No authorization, approval or consent of, and no filing or registration with, any court or governmental authority is or will be necessary for the execution, delivery or performance by the Company of this Note or for the validity or enforceability hereof or thereof.

5.5          Senior Indebtedness. Except as set forth in the Existing Promissory Note and as permitted by Section 2 hereof, the terms of the Senior Indebtedness of the Company and its Subsidiaries do not limit or restrict the ability of the Company to perform its obligations under this Note including without limitation the payment of the obligations hereunder (whether interest or principal and whether in the form of scheduled payments, optional prepayments or mandatory prepayments). The Company agrees that, except for the Existing Promissory Note and as contemplated by Section 2 hereof, it will not, and it will not permit its Subsidiaries to, incur any Senior Indebtedness that would expressly limit or restrict the ability of the Company to perform its obligations under this Note including without limitation the payment of the Company’s obligations hereunder (whether interest or principal and whether in the form of scheduled payments or mandatory prepayments).

6.            Events of Default.

6.1          Events of Default. Each of the following constitutes an “Event of Default”:

(a)           default for 30 days in the payment when due of interest on this Note (whether or not prohibited by Section 2 of this Note);

(b)           default in payment when due of principal on this Note, either at maturity, by acceleration or otherwise (whether or not prohibited by Section 2 of this Note);

(c)           any representation or warranty made by the Company herein in connection with this Note shall prove to have been inaccurate in any material respect on or as of the date made;

(d)           the failure by the Company to perform or observe, in any material respect, any covenant, term or agreement set forth in this Note (other than those expressly set forth in another clause of this Section 6.1) and such failure shall continue unremedied for a period of 10 Business Days following the earlier of (i) notice of such failure by the Holder or (ii) actual knowledge of such failure by the Company;

(e)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee exists as of the date of this Note, or is created after the date of this Note, after which default the holders of such Indebtedness accelerate the maturity of such Indebtedness having an outstanding principal amount of at least $25 million, if such acceleration is not cured and the acceleration rescinded within 30 days after such acceleration or failure to pay;

(f)           failure by the Company or any of its Subsidiaries to pay final non-appealable judgments (to the extent not covered by insurance, or for insured loss as to which the insurer has not denied coverage in writing) aggregating in excess of $25 million that are not stayed within 60 days after their entry;

(g)           a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company or any of its Significant Subsidiaries under any bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company or any of its Significant Subsidiaries, or of the property of any such Person, or for the winding up or liquidation of the affairs of any such Person, shall have been entered, and such decree, judgment, or order shall have remained in force, undischarged and unstayed for a period of 60 days;

(h)           the Company or any of its Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall be generally unable to pay its debts as they become due.

The subordination provisions set forth in Section 2 prohibiting the Company from making a payment or distribution of cash or property on account of principal of, or interest on, this Note, or to defease or acquire this Note, shall not prevent the occurrence of an Event of Default.

6.2          Acceleration. If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (e) or (f) of Section 6.1 relating to the Company), unless the principal of this Note shall have already become due and payable, the Holder, by notice in writing to the Company (an “Acceleration Notice”), may declare all principal and accrued interest on this Note to be due and payable (a) immediately if no Senior Indebtedness is outstanding or (b) if Senior Indebtedness is outstanding, upon the earlier of (i) ten days after such Acceleration Notice is received by the Company or (ii) the acceleration of any Senior Indebtedness; provided, however, that (x) prior to the expiration of such period, such acceleration shall be automatically rescinded and annulled without further action required on the part of the Holder in the event that any default specified in the Acceleration Notice shall have been cured, waived or otherwise remedied and (y) at any time before the entry of a judgment or decree for the payment of money due under this Note, the Holder may waive all defaults and annul the consequences thereof if certain conditions are satisfied, including that all Events of Default (other than the non-payment of the principal of this Note which became due by acceleration) shall have been cured, waived or otherwise remedied. If an Event of Default specified in clause (e) or (f) of Section 6.1 above relating to the Company occurs, all principal and accrued interest shall be immediately due and payable on this Note without any declaration or other act on the part of the Holder. Prior to the declaration of acceleration of the maturity of this Note, the Holder may waive any default, except where such waiver would conflict with any judgment or decree of a court of competent jurisdiction.

6.3          Waiver of Past Defaults. The Holder may waive in writing an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of this Note. Upon any such waiver in writing, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

6.4         Rights of Holders to Receive Payment. Notwithstanding any other provision of this Note, the right of the Holder to receive payment of principal and interest on this Note, on or after the respective due dates expressed in this Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

7.            Taxes. Any and all payments by or on account of any obligation of the Company hereunder or under any document executed in connection herewith shall be made free and clear of and without deduction for any taxes; provided, however, that if the Company shall be required to deduct any taxes from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 7) the Holder receives an amount equal to the sum it would have received had no such deductions been made, (b) the Company shall make such deductions and (c) the Company shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law and, thereafter, promptly provide the Holder with a copy of any receipt received from the relevant governmental authority or other proof of payment with respect to such taxes paid.

8.            Default Interest. Upon the delivery of an Acceleration Notice, the entire principal balance of this Note, together with all interest theretofore accrued thereon, shall thereafter bear interest at a per annum rate equal to the Applicable Rate plus two percent (2.0%). No delay or omission on the part of the Holder hereof in exercising any right under this Note shall operate as a waiver of such right. For the avoidance of doubt, the adjustment of the interest rate pursuant to this Section 8 shall occur immediately upon delivery of an Acceleration Notice to the Company, and not, for the avoidance of doubt, upon the effectiveness thereof pursuant to Section 6.2.

9.            Replacement Notes. If any mutilated Note is surrendered to the Company or the Company receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and authenticate a replacement Note. If reasonably required by the Company, the Holder shall enter into an indemnity agreement that is in the reasonable judgment of the Company sufficient to protect the Company from any loss which it may suffer if a Note is replaced. Every replacement Note issued pursuant to this Section 9 in lieu of any destroyed, lost or stolen Note shall constitute an additional obligation of the Company.

10.          Notices. Any notices or certificate required in this Note or permitted to be given shall be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, at the following addresses (or to the attention of such other Person or such other address as the Holder or the Company may provide to the other by notice in accordance with this Section 10) and any such notice shall be deemed to have been given and received on the day it is personally delivered or delivered by courier or overnight delivery service or sent by facsimile or, if mailed, when actually received:

If to the Company, to:      CAMAC Energy Inc.

1330 Post Oak Blvd., Suite 2250

Houston, Texas 77056

Attention: Chief Financial Officer
Facsimile: (713) 797-2990

If to the Holder, to:          Allied Energy PLC

c/o CAMAC International Corporation

1330 Post Oak Blvd., Suite 2200

Houston, Texas 77056

Attention: Kamoru Lawal

Facsimile: (713) 965-0008

11.          Amendment; Waivers; No Additional Consideration. Except as otherwise provided in this Note, no provision of this Note may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any Default or Event of Default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent Default or Event of Default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

12.          Interpretation. When a reference is made in this Note to a Section, such reference shall be to a Section of this Note unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Note, they shall be deemed to be followed by the words “without limitation.”

13.          Severability. Every provision of this Note is intended to be severable. In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and in full force and effect.

14.          Waiver. The Company hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note and expressly agrees, without in any way affecting the liability of the Company hereunder, that the Holder may extend any maturity date or the time for payment of any amount due hereunder.

15.          Attorneys’ Fees; Costs of Collection. If this Note is not paid when due or if any Event of Default occurs, the Company promises to pay all documented costs of enforcement and collection, including but not limited to the Holder’s documented attorneys’ fees, whether or not legal proceedings were commenced.

16.          Interest Rate Limitation. It is the intent of the Company and the Holder in the execution of this Note and in all transactions related hereto to comply with the Usury Laws. In the event that, for any reason, it should be determined that the Usury Laws apply to this Note, the Holder and the Company stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract for use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the Usury Laws. In such event, if the Holder shall collect money or other property which is deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the Usury Laws, all such sums or property deemed to constitute interest in excess of such maximum rate shall, at the option of the Holder, be refunded to the Company or credited to the payment of the principal sum due hereunder.

17.          No Recourse Against Others. A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under this Note or for any claim based on, in respect of or by reason of such obligations or their creation. The Holder by accepting this Note waives and releases all such liability. This waiver and release are part of the consideration for the issuance of this Note.

18.          Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Texas regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

19.          Dispute Resolution.

19.1        Mandatory Arbitration. All disputes among the parties arising out of or relating to this Note will be resolved by mandatory, binding arbitration in accordance with this Section 19.

19.2.       Friendly Negotiations. Before any arbitration is commenced pursuant to this Section 19, the parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

19.3       Submission of Matters to Arbitration. If no mutually acceptable settlement of the dispute is made within 60 days from the commencement of the settlement negotiation or if the party refuses to engage in any settlement negotiation, any party may submit the dispute for arbitration.

19.4        Rules for Arbitration. Any arbitration commenced pursuant to this Section 19 will be conducted in Houston, Texas under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules except as expressly modified herein. The arbitration and appointing authority will be the American Arbitration Association (“AAA”). The arbitration will be conducted by a panel of three arbitrators, one chosen by the Company, one chosen by the Holder and the third chosen by agreement of the two selected arbitrators; failing agreement within 30 days prior to commencement of the arbitration proceeding, the AAA will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration in accordance with Texas law. During the pendency of any arbitration or other proceeding relating to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Note, except with regard to the matters under dispute (other than any provision of Section 2).

19.5        Interim Relief. Nothing in this Section 19 shall prevent either party from applying to a court of competent jurisdiction for interim measures or other similar relief. The parties agree that seeking and obtaining such interim measures or similar relief shall not waive the right to arbitration, including the right to apply to the arbitrators for such interim measures or similar relief. To the maximum extent permitted by applicable laws, the parties hereby authorize and empower the arbitrator to grant interim measures, including injunctions, attachments and conservation orders, and all other remedies permitted by this Note (which, for the avoidance of doubt, may be part of the final arbitral decision or award), in appropriate circumstances; these interim measures and other remedies may be immediately enforced by court order.

20.          Securities Laws Matters. The Holder incorporates, makes, adopts, ratifies and confirms all of the representations and warranties of Allied Energy PLC set forth in Section 4.17 of the Transfer Agreement as to (a) this Note; (b) the Conversion Shares; and (c) any other shares of Capital Stock or other securities of the Company that may be received by the Holder hereunder; in each case, as if such representations and warranties were set forth herein in their entirety, mutatis mutandis.

21.          Successors and Assigns; Assignments.

21.1        Successors. This Note shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Holder.

21.2        Assignment and Acceptance. The Holder (as “Assignor”) may, in accordance with applicable law and upon written notice to the Company, at any time and from time to time assign to any Person (an “Assignee”) all or any part of its rights and obligations under this Note pursuant to an assignment and acceptance agreement in a form reasonably satisfactory to the Company (an “Assignment and Acceptance”), duly executed by the Assignor and such Assignee and delivered to the Company for its acceptance and recording in the Register (as defined below). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (a) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Holder hereunder, and (b) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Note. In the event that, as a result of a partial assignment of this Note, more than one Person is a Holder of this Note, then any reference to the term “Holder” in this Note with respect to any waiver, consent, amendment or other matter requiring the approval of the Holder shall mean one or more Persons holding in the aggregate a Note or Notes representing greater than 50% of the total principal amount outstanding at such time.

21.3        Register. The Company shall, on behalf of the Holder, maintain at its principal office a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the prompt recordation of the name and address of any Holder and the principal amount owing to such Holder from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company and the Holder shall treat each Person whose name is recorded in the Register as the owner of a Note. Any assignment of all or any part of a Holder’s rights and obligations under this Note, whether or not evidenced by a new Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each additional Note, if any, shall expressly so provide). Any assignment or transfer of all or any part of a Holder’s rights and obligations under this Note shall be registered in the Register only upon surrender for registration of assignment of this Note, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Note shall be returned to the Company marked “canceled.” No service charge shall be made to the Holder for any registration of an assignment (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith. The Register shall be available for inspection by the Company or the Holder at any reasonable time and from time to time upon reasonable prior notice.

22.          Headings. The headings of the Sections of this Note are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Note.

23.          Governing Language. This Note shall be governed and interpreted in accordance with the English language.

24.          Certain Definitions.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded semiannually) of the obligation of the lessee of the property subject to such sale-leaseback transaction for rental payments during the remaining term of the lease included in such transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the discounted present value of the rental obligations of any Person under any lease of any property that would at such time be so required to be capitalized on the balance sheet of such Person in accordance with U.S. GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company dated May 3, 2007, in effect and as amended from time to time.

“Common Stock” means the Common Stock of the Company, as described in the Company’s Certificate of Incorporation.

“Conversion Price” means $0.7164 per Conversion Share, subject to adjustment as provided for herein.

“Conversion Share” means a share of Common Stock issuable upon conversion of this Note.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Existing Promissory Note” means that certain Promissory Note dated June 6, 2011 (as amended on September 10, 2013 and as the same may be amended, restated or amended and restated hereafter from time to time) by the Company and CAMAC Petroleum Limited, a wholly owned subsidiary of the Company, in favor of Allied Energy PLC, and any Indebtedness incurred in the refinancing thereof.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements, interest rate floor agreements, and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (ii) any agreement or arrangement, or any combination thereof, relating to oil and gas or other hydrocarbon prices, transportation or basis costs or differentials or other similar financial factors, that is customary in the oil and gas business and is entered into by such Person in the ordinary course of its business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred price of property or services required to be accrued on the balance sheet of such Person, (iv) all Capital Lease Obligations of such Person, (v) all Indebtedness of others secured by a lien or other encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vi) all Indebtedness of others guaranteed by such Person, (vii) all obligations of such Person to reimburse the issuer of any letter of credit, (viii) Attributable Debt of such Person, and (ix) Hedging Obligations.

“LIBOR Rate” means, for any date, a rate per annum equal to the one month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent as in effect on such date (or if such date is not a Business Day, as in effect on the immediately preceding Business Day) appearing on the display designated as Reuters Screen LIBOR01 Page, or such other page as may replace LIBOR01 on that service (or such other service as may be nominated as the information vendor by the British Bankers’ Association for the purpose of displaying British Bankers’ Association interest settlement rates for U.S. dollar deposits as the composite offered rate for London interbank deposits). If the aforementioned sources of the LIBOR Rate are no longer available, then the term “LIBOR Rate” shall mean the one month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredths (1/100th) of one percent as shown on the appropriate Bloomberg Financial Markets Services Screen or any successor index on such service under the heading “USD.”

“Net Cash Proceeds” means in connection with any issuance or sale of Capital Stock or debt securities or instruments or the incurrence of Indebtedness, the cash proceeds received from such issuance, sale or incurrence net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Note” means this Convertible Subordinated Note dated [●], by the Company in favor of the Holder.

“Person” means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental authority.

“Senior Indebtedness” means all Indebtedness of the Company or any of its Subsidiaries that is not expressly made subordinated to this Note, including, for clarity, Indebtedness under any Senior Notes and the Existing Promissory Note.

“Senior Notes” means any senior notes issued by the Company or any of its Subsidiaries through underwriters, placement agents, initial purchasers or other Persons acting in a similar capacity.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation S-X is in effect on the date hereof.

“Subsidiary” means, with respect to a Person, any other Person if such first Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in the second Person that is sufficient to enable such first Person to elect at least a majority of the members of the second Person’s board of directors or other governing body or (b) at least 50% of the outstanding equity interests of the second Person.

“Transfer Agreement” means the Transfer Agreement dated November 19, 2013, by and among the Company, CAMAC Petroleum Limited, CAMAC Energy Holdings Limited, CAMAC International (Nigeria) Limited and Allied Energy PLC.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Usury Laws” means, collectively, the usury laws of the State of Texas (or the usury laws of any other state that might be determined by a court of competent jurisdiction to be applicable notwithstanding such choice of law).

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the year and date first above written.

CAMAC ENERGY INC.

By
Name:
Title: